   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996

                                                      REGISTRATION NO. 333-2424
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 4 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              POLYMER GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                      2297131                57-1003983
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL
    INCORPORATION OR          CLASSIFICATION CODE      IDENTIFICATION NUMBER)
      ORGANIZATION)                 NUMBER)
                              4838 JENKINS AVENUE
                    NORTH CHARLESTON, SOUTH CAROLINA 29405

                        TELEPHONE: (803) 566-7293
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 JAMES G. BOYD
                              4838 JENKINS AVENUE
                    NORTH CHARLESTON, SOUTH CAROLINA 29405

                        TELEPHONE: (803) 566-7293
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
          H. KURT VON MOLTKE                   ROBERT E. BUCKHOLZ, JR.
           KIRKLAND & ELLIS                      SULLIVAN & CROMWELL
        200 EAST RANDOLPH DRIVE                   125 BROAD STREET
        CHICAGO, ILLINOIS 60601               NEW YORK, NEW YORK 10004

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-2424.
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              POLYMER GROUP, INC.

    CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1.

      REGISTRATION STATEMENT
     ITEM NUMBER AND CAPTION             CAPTION OR LOCATION IN PROSPECTUS
     -----------------------             ---------------------------------
 1. Forepart of the Registration    Outside Front Cover Page of Registration
    Statement and Outside Front     Statement; Outside Front Cover Page of
    Cover Page of Prospectus        Prospectus
 2. Inside Front and Outside Back   Inside Front Cover Page; Outside Back Cover
    Cover Pages of Prospectus       Page
 3. Summary Information and Risk    Prospectus Summary; Risk Factors
    Factors
 4. Use of Proceeds                 Use of Proceeds
 5. Determination of Offering       Underwriting
    Price
 6. Dilution                        Dilution
 7. Selling Security Holders        Principal and Selling Stockholders
 8. Plan of Distribution            Outside Front Cover Page; Underwriting
 9. Description of Securities to    Description of Capital Stock
    be Registered
10. Interests of Named Experts and  Validity of Common Stock; Experts
    Counsel
11. Information with Respect to     Outside Front Cover Page; Prospectus
    the Registrant                  Summary; Risk Factors; Use of Proceeds;
                                    Dividend Policy; Dilution; Capitalization;
                                    Unaudited Pro Forma Financial Information;
                                    Selected Consolidated Financial Data;
                                    Management's Discussion and Analysis of
                                    Financial Condition and Results of
                                    Operations; Business; Management; Principal
                                    and Selling Stockholders; Certain
                                    Relationships and Related Transactions;
                                    Description of Certain Indebtedness;
                                    Description of Capital Stock; Shares
                                    Eligible for Future Sale
12. Disclosure of Commission        Inapplicable
    Position on Indemnification
    for Securities Act Liabilities

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 7, 1996

                               14,242,424 SHARES

                              POLYMER GROUP, INC.

                                  COMMON STOCK
LOGO                      (PAR VALUE $0.01 PER SHARE)

                                  -----------

  Of the 14,242,424 shares of Common Stock offered, 11,393,939 shares are being offered hereby in the United States and 2,848,485 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

  Of the 14,242,424 shares of Common Stock offered, 11,500,000 shares are being sold by the Company and 2,742,424 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $15.00 and $18.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock has been approved for listing on the New York Stock Exchange, upon notice of issuance, under the symbol "PGH."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                    INITIAL PUBLIC UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                    OFFERING PRICE DISCOUNT (1) COMPANY (2)  STOCKHOLDERS (2)
                    -------------- ------------ ----------- -------------------
Per Share..........   $              $            $           $
Total (3).......... $              $            $           $

- -----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $      payable by the Company.
(3) The Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,709,092 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 427,273 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be
    $        , $        and $       , respectively. See "Underwriting."

                                  -----------

  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about         , 1996, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.
           DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION
                      SALOMON BROTHERS INC
                                CHASE SECURITIES INC.
                                  -----------
                The date of this Prospectus is           , 1996.

The Company produces nonwovens which are sold to its customers and used in a wide array of products, including those shown below.



         [PHOTO APPEARS HERE]                    [PHOTO APPEARS HERE]







       Industrial and Specialty                    Wiping Products
         Products (nonwoven)



         [PHOTO APPEARS HERE]                    [PHOTO APPEARS HERE]







           Medical Products                        Hygiene Products



                                --------------

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, and the related notes thereto, included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" includes the Company and all of its subsidiaries and its and their respective predecessors and subsidiaries. Unless otherwise indicated, all financial statements used in this Prospectus have been prepared in accordance with United States generally accepted accounting principles and all dollar references are to U.S. dollars. Except as otherwise indicated, (i) all information in this Prospectus (a) assumes no exercise of the Underwriters' over-allotment options and (b) has been adjusted to give effect to a reclassification and an approximate 19.97 to 1 stock split of the Common Stock, (ii) the income statement information presented herein on a pro forma basis for the year ended December 30, 1995 gives effect to the Chicopee Acquisition (as defined) and the Recapitalization (as defined) as if each had occurred on January 1, 1995, and
(iii) the income statement information presented herein on a pro forma basis for the quarter ended March 30, 1996 gives effect to the Recapitalization as if it had occurred on December 31, 1995.

                                  THE COMPANY

  Polymer Group, Inc. (the "Company") is a leading worldwide manufacturer and marketer of a broad range of nonwoven and woven polyolefin products. The Company's principal lines of business include industrial and specialty products and disposable wiping, medical and hygiene products. The Company believes that it is the third largest producer of nonwovens in the world and that it employs the most extensive range of nonwoven technologies of any nonwovens producer, which allows it to supply products tailored to customers' needs at a competitive cost. Nonwovens are flat, flexible porous sheets produced by interlocking fibers or filaments or by perforating films. Nonwovens provide certain qualities similar to those of textiles at a significantly lower cost. The Company also believes that it is the largest producer of woven polyethylene fabrics in North America. Woven polyethylene fabrics are flat, flexible structures produced by weaving narrow tapes of slit film and are characterized by high strength-to-weight ratios.

  The Company is a leading nonwovens supplier to a number of the largest consumer products manufacturers in the world and specifically targets market niches with high value-added products for these customers. The Company has a global presence with an established customer base in the three major developed markets of North America, Europe and Japan, as well as developing markets such as Latin America. The Company's products are sold principally to converters that manufacture a wide range of end-use products, such as hospital surgical gowns and drapes, wound care sponges, multi-use wiping cloths and towels, flexible industrial packaging, filtration media, battery separators, diapers, feminine hygiene products and automotive insulation products. The Company supplies nonwovens to customers such as Johnson & Johnson and its affiliates (collectively, "Johnson & Johnson") for healthcare products, including operating room gowns, The Procter & Gamble Company ("Procter & Gamble") for Pampers(R) and Luvs(R) diapers and Paragon Trade Brands Inc. for private label diapers.

  The Company is a leader in nonwoven process technology. The Company operates twelve manufacturing facilities located in five countries and is currently the only nonwovens producer that utilizes all of the established nonwoven process technologies. The Company recently successfully introduced the new, proprietary Apex technology, which is a surface-forming technology capable of producing low-cost textile replacement fabrics with intricate, three-dimensional patterns. The Company believes that the quality of its manufacturing operations and the breadth of its nonwovens process technologies give it a competitive advantage in meeting the current and future needs of its customers and in leading the development of an expanded range of applications for nonwovens. The Company continues to make significant investments in advanced technology in order to increase capacity, improve quality and develop new low-cost, high-value structures. For example, the Company recently invested in a spunbond/meltblown/spunbond ("SMS") line that the Company believes is one of the most advanced in the world, which allows the Company to produce highly uniform structures at less than half of the unit weight produced by other SMS lines. The Company believes that its broad technological base gives it the capability to design and manufacture products with optimal cost and functionality. Working as a developmental partner with its major customers, the Company utilizes its technologies to develop and manufacture new products to meet their needs.

  Management has built the Company through a series of strategic business acquisitions that have broadened the Company's technology base and increased its product lines. The Company's strategic acquisitions have helped it to establish strong positions in both the nonwoven and woven polyolefin fabric markets. Synergies realized through these acquisitions have enabled the Company to better meet the needs of existing customers, to reach emerging geographic markets and to exploit niche market opportunities through customer-interactive specialty product development. For example, technology improvements developed at the Company's Landisville, New Jersey facility, such as improvements in the meltblown process, continuous spreading and comprehensive process automation, have been integral to capacity increases and the implementation of new production lines in Europe and Mexico.

  The Company's objectives are to continue to expand its core business while building new capabilities to capitalize on both a broad range of new, high value-added niche product opportunities and expanded geographic markets. In addition to growth in its core businesses, the Company expects growth to come from the application of several new technologies, including (i) the Apex nonwoven process technology, (ii) a new line of specialty sorbents, marketed under the Micro-Set(TM) brand, providing EPA-approved disposability at a competitive cost and (iii) a newly developed polymer technology designed to recover heavy metals, which can then be recycled and sold, from contaminated solutions such as hazardous waste sites. The Company expects to accomplish these objectives by relying on its principal strengths, which include technological leadership, state-of-the-art manufacturing capabilities, significant market share in its primary markets and an experienced and successful management team. The Company seeks to utilize these strengths by following a strategy based on (i) continuous improvement aimed at increasing product value and reducing costs, (ii) development of high value-added niche products, (iii) entrance into new markets with existing products, (iv) expansion of capacity through capital improvements and (v) strategic acquisitions.

  The principal executive offices of the Company are located at 4838 Jenkins Avenue, North Charleston, South Carolina 29405, and the Company's telephone number is (803) 566-7293.

                                 THE OFFERINGS

  The offering of 11,393,939 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 2,848,485 shares of Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to herein as the "Offerings."

Common Stock offered by the Company.  11,500,000 shares
  U.S. Offering...................    9,200,000 shares
  International Offering..........    2,300,000 shares
Common Stock offered by the Selling
 Stockholders.......................  2,742,424 shares
  U.S. Offering...................    2,193,939 shares
  International Offering..........    548,485 shares
Common Stock outstanding after the
 Offerings..........................  32,000,000 shares
Use of Proceeds.....................  The net proceeds to be received by the Company from the Offerings will be utilized by the Company
                                      principally to repay outstanding borrowings under
                                      the New Credit Facility (as defined), to redeem a
                                      portion of the Notes (as defined) and to redeem the
                                      Redeemable Preferred Stock (as defined). The Company
                                      will not receive any of the proceeds from the sale
                                      of shares by the Selling Stockholders (as defined).
                                      See "Use of Proceeds" and "Certain Relationships and
                                      Related Transactions."
New York Stock Exchange Symbol......  PGH

                                  RISK FACTORS

  Prospective purchasers should consider carefully the matters set forth under the caption "Risk Factors," as well as the other information set forth in this Prospectus. These factors include: the Company's significant leverage, fluctuations in raw material prices, reliance on major customers, competition in the Company's markets, importance of continued innovation, dependence on key suppliers, acquisitions and the integration of acquired businesses, significant operations in foreign countries, dependence on key personnel, increased costs for environmental compliance, consumer environmental awareness, other business interests of management, certain charter, by-laws and statutory provisions, eligibility of shares for futures sale, registration rights of certain stockholders, absence of prior public market for the Common Stock, possible volatility of the price of the Common Stock and non-recurring charges in connection with the Offerings.

                     SUMMARY FINANCIAL DATA FOR THE COMPANY

  The Company was organized on June 16, 1994 and, effective June 24, 1994, acquired PGI Polymer, Inc. ("PGI") in a transaction considered to be between entities under common control and accounted for at historical cost in a manner similar to a pooling of interests. The following table sets forth certain historical financial information of the Company and PGI. The statement of operations data for each of the years in the period ended December 30, 1995 and the balance sheet data as of January 1, 1994, December 31, 1994 and December 30, 1995 have been derived from audited financial statements. The Company's statement of operations data for the year ended December 30, 1995 include the results of Chicopee (as defined) for the period March 16, 1995 to December 30, 1995. The data as of and for the three months ended April 1, 1995 and March 30, 1996 are derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such periods. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company and related notes thereto, the unaudited pro forma financial information for the Company and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                             THREE MONTHS ENDED
                                                                             --------------------
                           YEAR ENDED       YEAR ENDED        YEAR ENDED     APRIL 1,   MARCH 30,
                         JANUARY 1, 1994 DECEMBER 31, 1994 DECEMBER 30, 1995   1995       1996
                         --------------- ----------------- ----------------- ---------  ---------
                                        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $121,473         $165,333          $437,638      $  66,012  $122,715
Cost of goods sold......      97,291          129,071           333,606         50,013    93,320
                            --------         --------          --------      ---------  --------
 Gross profit...........      24,182           36,262           104,032         15,999    29,395
Selling, general and
 administrative
 expenses...............      13,022           20,699            61,744          8,242    18,111
                            --------         --------          --------      ---------  --------
 Operating income.......      11,160           15,563            42,288          7,757    11,284
Interest expense........       4,387           13,216            37,868          6,530    10,579
Foreign currency
 transaction losses,
 net....................       1,310           17,055            22,811         10,815     1,332
Other expenses, net.....          53              277                --
Income taxes (benefit)..       1,970            3,353             5,216          1,716      (144)
                            --------         --------          --------      ---------  --------
 Income (loss) before
  extraordinary item....       3,440         (18,338)           (23,607)       (11,304)     (483)
Extraordinary item,
 (loss) from
 extinguishment of debt
 net of income taxes of
 $1,846.................          --           (4,372)               --             --        --
                            --------         --------          --------      ---------  --------
 Net income (loss)......       3,440          (22,710)          (23,607)       (11,304)     (483)
Redeemable preferred
 stock dividends and
 accretion..............      (2,480)          (1,209)           (4,839)          (200)   (2,104)
                            --------         --------          --------      ---------  --------
 Net income (loss)
  applicable to common
  stock.................    $    960         $(23,919)         $(28,446)     $ (11,504) $ (2,587)
                            ========         ========          ========      =========  ========
Income (loss) before
 extraordinary item per
 common share(a)........    $    .05         $   (.95)         $  (1.39)     $   (0.56) $  (0.13)
                            ========         ========          ========      =========  ========
Average common shares
 outstanding(a).........      20,500           20,500            20,500         20,500    20,500
                            ========         ========          ========      =========  ========
OPERATING AND OTHER
 DATA:
Net cash provided by
 (used in) operating
 activities.............    $  6,888         $ 17,386          $ 11,556      $  (5,527) $ (3,132)
Net cash (used in)
 investing activities...      (6,958)         (61,375)         (333,208)      (286,729)   (8,221)
Net cash provided by
 (used in) financing
 activities.............      (1,038)          58,482           327,636        292,500    14,466
EBITDA(b)...............      16,115           23,864            72,122         11,606    20,555
EBITDA margin(c)........       13.27%           14.43%            16.48%         17.58%    16.75%
Depreciation and
 amortization...........    $  4,955         $  8,348          $ 29,834          3,849     9,271
Mexican statutory
 employee profit
 sharing(d).............          --              (47)               --             --        --
Capital expenditures....       6,505           11,341            47,842          5,371     5,905
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital
 (deficit)..............    $ (5,786)        $ 31,060          $ 61,558      $  41,928  $ 78,572
Total assets............     102,861          234,942           624,725        572,226   628,627
Total debt..............      57,562          190,814           450,878        412,691   455,550
Redeemable preferred
 stock, dividends and
 accretion..............      31,603               --            44,339         39,700    56,443
Shareholders' equity
 (deficit)..............        (592)           2,220            13,562         26,354     9,647

- --------

(a) Income (loss) before extraordinary item per common share is determined by dividing income (loss) before extraordinary item applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission (the "Commission"), all issuances of the Common Stock and warrants at prices below the expected offering price during the twelve-month period preceding the planned offering have been included as common stock equivalents for purposes of calculating income (loss) before extraordinary item per common share as if they had been issued at the Company's inception. Income (loss) before extraordinary item per common share and average shares outstanding reflect the approximate 19.97 to 1 stock split.

(b) EBITDA is defined as operating income plus depreciation, amortization and Mexican statutory employee profit sharing and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(c) EBITDA margin represents EBITDA as a percentage of sales.
(d) In accordance with Mexican law, the Company's Mexican subsidiary is required to share with employees 10% of its pre-tax profits.

             SUMMARY PRO FORMA FINANCIAL DATA FOR THE COMPANY

  The Company was organized on June 16, 1994 and, effective June 24, 1994, acquired PGI Polymer, Inc. ("PGI") in a transaction considered to be between entities under common control and accounted for at historical cost in a manner similar to a pooling of interests. The pro forma financial information for the Company set forth below has been derived from the unaudited pro forma financial information included elsewhere in this Prospectus and gives effect to the Chicopee Acquisition and to the Recapitalization as described under "Use of Proceeds" and "Unaudited Pro Forma Financial Information." The pro forma statement of operations data for the year ended December 30, 1995 give effect to the Chicopee Acquisition and the Recapitalization as if each had occurred on January 1, 1995. The pro forma statement of operations data for the quarter ended March 30, 1996, give effect to the Recapitalization as if it had occurred on December 31, 1995. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Chicopee Acquisition and the Recapitalization had actually been completed as of the date indicated and are not intended to project the Company's results of operations for any future period. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company and related notes thereto, the unaudited pro forma financial information for the Company and related notes thereto and other financial information included elsewhere in this Prospectus. The pro forma results of operations for the period ended March 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                            YEAR ENDED        THREE MONTHS ENDED
                                        DECEMBER 30, 1995       MARCH 30, 1996
                                       --------------------  --------------------
                                       HISTORICAL PRO FORMA  HISTORICAL PRO FORMA
                                       ---------- ---------  ---------- ---------
                                       (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................   $437,638  $493,658    $122,715  $122,715
Cost of goods sold...................    333,606   379,486      93,320    93,320
                                        --------  --------    --------  --------
 Gross profit........................    104,032   114,172      29,395    29,395
Selling, general and administrative
 expenses............................     61,744    67,845      18,111    18,111
                                        --------  --------    --------  --------
 Operating income....................     42,288    46,327      11,284    11,284
Interest expense.....................     37,868    27,539      10,579     7,408
Foreign currency transaction losses,
 net.................................     22,811        32       1,332     2,207
Other expenses, net..................         --     1,190         --        --
Income taxes (benefit)...............      5,216    11,242        (144)      801
                                        --------  --------    --------  --------
 Income (loss) before extraordinary
  item...............................    (23,607) $  6,324        (483) $    868
                                                  ========              ========
Redeemable preferred stock dividends
 and accretion.......................     (4,839)               (2,104)
                                        --------              --------
 Income (loss) before extraordinary
  item applicable to common stock....   $(28,446)             $ (2,587)
                                        ========              ========
Income (loss) before extraordinary
 item per common share(a)............   $  (1.39) $    .20    $  (0.13) $    .03
                                        ========  ========    ========  ========
Average common shares outstanding(a).     20,500    32,000      20,500    32,000
                                        ========  ========    ========  ========
OPERATING AND OTHER DATA:
Net cash provided by (used in)
 operating activities................   $ 11,556  $ 20,821    $ (3,132) $ (1,781)
Net cash (used in) investing
 activities..........................   (333,208) (337,401)     (8,221)   (8,221)
Net cash provided by financing
 activities..........................    327,636   327,636      14,466    14,466
EBITDA(b)............................     72,122    83,958      20,555    20,555
EBITDA margin(c).....................      16.48%    16.93%      16.75%    16.75%
Depreciation and amortization........   $ 29,834  $ 37,271    $  9,271  $  9,271
Capital expenditures.................     47,842    49,303       5,905     5,905
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital......................   $ 61,558              $ 78,572
Total assets.........................    624,725               628,627
Total debt...........................    450,878               455,550
Redeemable preferred stock, dividends
 and accretion.......................     44,339                56,443
Shareholders' equity.................     13,562                 9,647

- --------

(a) Income (loss) before extraordinary item per common share is determined by dividing income (loss) before extraordinary item applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission (the "Commission"), all issuances of the Common Stock and warrants at prices below the expected offering price during the twelve-month period preceding the planned offering have been included as common stock equivalents for purposes of calculating income (loss) before extraordinary item per common share as if they had been issued at the Company's inception. The 1995 pro forma average shares outstanding gives effect to the Offerings as if they had occurred on January 1, 1995. As a result, the Reclassification (as defined) is considered to have occurred on such date. In addition, income (loss) before extraordinary item per common share and average shares outstanding reflect the approximate 19.97 to 1 stock split.

(b) EBITDA is defined as operating income plus depreciation, amortization and Mexican statutory employee profit sharing and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c) EBITDA margin represents EBITDA as a percentage of sales.

                                 RISK FACTORS

  Prospective investors should consider carefully the specific factors set forth below, in addition to the other information set forth in this Prospectus, before purchasing shares of Common Stock offered hereby.

SIGNIFICANT LEVERAGE

  After consummation of the Offerings and application of the proceeds therefrom, the Company will have significant debt service obligations. As of March 30, 1996, on a pro forma basis, the Company would have had total outstanding long-term indebtedness of $343.3 million. Furthermore, the Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;
(ii) a substantial portion of the Company's net cash flows from operations must be dedicated to the payment of principal of and interest on the borrowings under the New Credit Facility and interest on the remaining Notes, thereby reducing the funds available to the Company for its operations and other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; (v) the Indenture (as defined) contains and the New Credit Facility will contain certain financial and restrictive covenants, which, if not complied with, may result in an event of default, possibly having a material adverse effect on the Company; and (vi) because of its lesser financial flexibility, the Company may be unable to adjust to rapidly changing market conditions and could be vulnerable in the event of a downturn in general economic conditions or its business.

FLUCTUATIONS IN RAW MATERIAL PRICES

  The primary raw materials used in the manufacture of most of the Company's products are polypropylene and polyester fiber, polyethylene and polypropylene resin, and, to a lesser extent, rayon and tissue paper. In 1995, polypropylene fiber accounted for approximately 25% of the Company's cost of sales. The price of polypropylene and polyethylene is a function of, among other things, manufacturing capacity, demand and the price of crude oil. Historically, the market price of polypropylene and polyethylene has fluctuated, such as in late 1994 and early 1995 when resin prices increased by approximately 60%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." There has generally been a lag time before such increases could be passed on to the Company's customers. There can be no assurance that the price of the Company's raw materials will not increase in the future or that the Company will be able to pass on such increases to its customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on the Company's results of operations and financial condition.

RELIANCE ON MAJOR CUSTOMERS

  Two of the Company's customers, Johnson & Johnson and Procter & Gamble, each accounted for over 10% of the Company's net sales during 1995. Net sales to Johnson & Johnson accounted for approximately 28% of the Company's net sales in 1995. Net sales to Procter & Gamble, primarily of facing fabric or coverstock for diapers, accounted for approximately 15% of the Company's net sales in 1995. A loss of either of these customers could have a material adverse effect on the Company. See "Business--Products."

COMPETITION IN THE COMPANY'S MARKETS

  Competition in the Company's markets is intense, and some of the Company's competitors have economic resources greater than those of the Company and are well established as suppliers to the markets that the Company serves. Quality, performance, service and cost are generally the prime competitive factors. Price continues to be a significant competitive factor in Europe and the United States in thermal bond products due to continued competition with spunbond products.

  A number of the Company's niche product applications are sold into select specialized markets. There can be no assurance, however, that these specialized markets will not attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than the Company, particularly as niche product applications become standardized over time. See "Business--Competition."

IMPORTANCE OF CONTINUED DEVELOPMENT OF INNOVATIVE PRODUCTS

  The Company's continued success is dependent in part upon its ability to maintain a superior technological capability and to continue to identify, develop and commercialize innovative, high value-added products for niche applications. There can be no assurance that the Company will be able to accomplish this or that technological developments by the Company's competitors will not place certain of the Company's products at a competitive disadvantage in the future. In addition, certain of the new products that the Company has under development will be offered in markets in which the Company does not currently compete, and there can be no assurance that the Company will be able to compete successfully in those new markets.

DEPENDENCE ON KEY SUPPLIERS

  The Company's major suppliers of polypropylene fiber are Hercules Fibres Corp. ("Hercules"), Danaklon a/s ("Danaklon") and Steen & Co. GmbH ("Steen"), while its major supplier of polyethylene is Novacor Chemicals Inc. ("Novacor"). The Company's major suppliers of rayon are Lenzing Fibers Corp. ("Lenzing Fibers") and Courtaulds Fibers, Inc. ("Courtaulds Fibers"), while its major suppliers of polyester are Wellman, Inc. ("Wellman") and E.I. Du Pont de Nemours & Co. ("Du Pont"). The Company purchases its polypropylene resin and tissue paper from Indelpro, S.A. de C.V. ("Indelpro") and Crown Vantage Inc. ("Crown Vantage"), respectively.

  The loss of the Company's suppliers could, in the short term, adversely affect the Company's business until alternative supply arrangements were secured. In addition, there is no assurance that any new supply agreement entered into by the Company will have terms as favorable as those contained in current supply arrangements. See "Business--Raw Materials."

RISKS OF ACQUISITIONS AND THE FAILURE TO INTEGRATE ACQUIRED BUSINESSES

  As part of its long-term strategy, the Company seeks to acquire complementary businesses. There can be no assurance that the Company will find attractive acquisition candidates or succeed at effectively managing the integration of acquired businesses into the Company's existing businesses. If the expected synergies from such transactions do not materialize or the Company fails to successfully integrate new businesses into its existing businesses, the Company's results of operations could be adversely affected.

POTENTIAL RISK OF SIGNIFICANT OPERATIONS IN FOREIGN COUNTRIES

  The Company manufactures certain of its products in Germany, Canada, Mexico and the Netherlands. In 1995, approximately 42% of the Company's net sales (or $182.3 million) were derived from operations conducted outside the United States. Foreign operations are subject to certain risks that can materially affect the sales, profits, cash flows and financial position of the Company, such as currency exchange rate fluctuations, inflation and exchange controls. In particular, currency exchange rate fluctuations may impact the revenues and gross margins of the Company's foreign operations, as well as giving rise to unrealized gains or losses on the conversion of U.S. dollar denominated intercompany debt to a foreign currency. In addition, a highly inflationary economy may also give rise to increased production costs without correspondingly increased prices, especially if products are exported to countries with low inflation rates.

HISTORICAL LOSSES

  The Company has experienced substantial net losses since 1994, principally as a result of foreign currency transaction losses and interest charges incurred in connection with the Chicopee Acquisition and the acquisitions of Fabrene Inc. ("Fabrene") and Bonlam, S.A. de C.V. ("Bonlam"). These net losses were $22.7 million and $23.6 million for the years ended December 31, 1994 and December 30, 1995, respectively, and $11.3 million and $0.5 million for the quarters ended April 1, 1995 and March 30, 1996, respectively.

DEPENDENCE ON KEY PERSONNEL

  The Company's continued success will largely depend on the efforts and abilities of its executive officers and certain other key employees. The Company's operations could be adversely affected if, for any reason, such officers or key employees did not remain with the Company. See "Management."

RISK OF INCREASED COSTS FOR ENVIRONMENTAL COMPLIANCE

  Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect demand for its products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain polyolefin products that are among the types of products produced by the Company. If such prohibitions or restrictions were widely adopted, such regulatory and environmental measures could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. It is also possible that future developments in environmental regulation could lead to material environmental compliance or cleanup costs. See "Business--Environmental."

RISK OF CONSUMER ENVIRONMENTAL AWARENESS

  A decline in consumer preference for polyolefin products due to environmental considerations could have a material adverse effect upon the Company.

CONTROL BY PRINCIPAL STOCKHOLDERS

  Certain of the Company's principal stockholders have entered into an agreement regarding the election of the Company's Board of Directors (the "Board"). This agreement may render more difficult or tend to discourage mergers, acquisitions, tender offers, proxy contests or assumptions of control and changes of incumbent management, even when stockholders other than the principal stockholders consider such a transaction to be in their best interest. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a premium over the market price of the shares. See "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

OTHER BUSINESS OPPORTUNITIES AND POTENTIAL CONFLICT OF INTEREST OF MANAGEMENT

  Messrs. Zucker and Boyd, the senior executive officers of the Company, also devote time to the affairs of, and may be deemed to control, a number of other investment and operating entities, including The InterTech Group, Inc. ("InterTech"). Messrs. Zucker and Boyd may pursue other business opportunities presented to them and are currently in discussions regarding certain other business opportunities. The time spent on such other opportunities may be substantial. Messrs. Zucker and Boyd have entered into an agreement granting the Company a right of first refusal to acquire potential acquisition candidates that engage in, or plan to engage in, the manufacture and marketing of nonwoven and woven polyolefin fabrics for industrial and consumer applications or any other business then engaged in by the Company. In the event that the Company was not able to take advantage of an opportunity presented by Messrs. Zucker and Boyd, or chose not to pursue it, Messrs. Zucker and Boyd may pursue such opportunity, which could result in their devoting less time to the affairs of the Company. As of the date hereof, no investments or operating entities controlled by Mr. Zucker or Mr. Boyd compete in any markets in which the Company sells its products. See "Certain Relationships and Related Transactions."

  In addition, because the Indenture and the New Credit Facility place restrictions on the ability of the Company to make acquisitions, it may be possible that the Company is presented with a business opportunity that it desires to exploit but is prohibited from taking.

CERTAIN CHARTER, BY-LAWS AND STATUTORY ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation and By-laws to be effective upon consummation of the Offerings provide for a classified Board, restrict the ability of stockholders to call special meetings or take stockholder action by written consent, and contain advance notice requirements for stockholder proposals and nominations and special voting requirements for the amendment of the Company's Amended and Restated Certificate of Incorporation and By-laws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company also will be subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Board and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. The Board intends to adopt a resolution approving any acquisition of shares of Common Stock by InterTech and its affiliates or by Golder, Thoma, Cressey Fund III Limited Partnership ("GTC Fund III") and its affiliates that would otherwise result in InterTech and its affiliates or GTC Fund III and its affiliates becoming an Interested Stockholder. See "Description of Capital Stock--Certain Provisions of the Amended and Restated Certificate of Incorporation and By-laws and Statutory Provisions."

  Pursuant to the Amended and Restated Certificate of Incorporation, shares of preferred stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board may determine in the exercise of its business judgment. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, could have the effect of discouraging, or making more difficult, a third party's acquisition of a majority of the Company's outstanding voting stock. The Company has no present plans to issue any shares of preferred stock. See "Description of Capital Stock--Preferred Stock."

ANTI-TAKEOVER EFFECT OF RIGHTS AGREEMENT

  On April 15, 1996, the Board declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding at the close of business on June 3, 1996. A Right will also be attached to each share of Common Stock subsequently issued. The Rights will have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, which include GTC Fund III and its affiliates, InterTech and its affiliates, Jerry Zucker and James G. Boyd) that acquires more than 15% of the Common Stock on terms not approved by the Board. The Rights could discourage or make more difficult a merger, tender offer or other similar transaction. See "Description of Capital Stock--Rights Agreement."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon the closing of the Offerings, 32,000,000 shares of Common Stock will be outstanding. The shares sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are acquired by an "affiliate" of the Company as that term is defined under Rule 144 under the Securities Act ("Rule 144"). Other than the shares of Common Stock being offered hereby, none of the currently outstanding shares have been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. All of such unregistered shares would be eligible for sale beginning on March 16, 1997, subject to certain volume and other limitations under Rule 144 as currently in effect. The Company and its stockholders have agreed, for a period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus (the "Lockup Period"), not to offer, sell, contract to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company (other than the registration by the Company of 1,500,000 shares of Common Stock pursuant to its 1996 Key Employee Stock Option Plan and the granting of options under such plan that do not vest (except in case of death or disability) for a period that is longer than the Lockup Period) which are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offerings. Upon the expiration of such Lockup Period, such shares will be freely tradeable subject to the holding period, volume and other limitations of Rule 144.

  Under the Amended and Restated Registration Agreement, dated as of March 15, 1995 (the "Registration Agreement"), among the Company and the Stockholders (as defined), the Stockholders have certain demand and piggy-back registration rights in connection with future offerings of Common Stock, which rights may be exercised after the expiration of the Lockup Period. The Company is generally required to pay the expenses incurred in connection with any such registration. The existence of the Registration Agreement and the perception that such sales of Common Stock could occur thereunder could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale--Registration Agreement."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance given as to the liquidity of the trading market for the Common Stock, that an active public market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Common Stock may be materially adversely affected. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company, the Selling Stockholders and the Underwriters and may not be indicative of the market price for the Common Stock after the Offerings. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses or general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Common Stock.

NONRECURRING CHARGES IN CONNECTION WITH THE OFFERINGS

  The Company expects to realize significant one-time charges in the second quarter of 1996 in connection with the consummation of the Offerings, including $15.4 million in connection with the non-cash write-off of previously capitalized debt issuance costs and $6.125 million of cash expense for prepayment costs paid in connection with the repurchase of a portion of the Notes. These one-time charges are not reflected in the Pro Forma Combined Statement of Operations Data for the year ended December 30, 1995 or the quarter ended March 30, 1996. The market price of the Common Stock could be negatively impacted when the Company reports these charges pursuant to the second quarter earnings release.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

INTRODUCTION

  The unaudited pro forma financial information presents the pro forma combined statement of operations data of the Company for the year ended December 30, 1995 as if the Chicopee Acquisition and the Recapitalization had occurred on January 1, 1995. The pro forma combined statement of operations data for the year ended December 30, 1995 have been prepared by combining the consolidated statement of operations of the Company for its fiscal year ended December 30, 1995 (which includes Chicopee from March 16, 1995 through December 30, 1995) with the historical financial information of Johnson & Johnson Advanced Materials Company ("J&JAMC") and Chicopee B.V. (collectively, "Chicopee") for the period from January 2, 1995 to March 15, 1995. The unaudited pro forma combined statement of operations data for the three months ended March 30, 1996 have been prepared by giving effect to the Recapitalization as if it had occurred on December 31, 1995.

  The unaudited pro forma financial information has been prepared on the basis of assumptions described in the notes thereto. The consideration paid for Chicopee has been allocated to the assets and liabilities of Chicopee.

  The unaudited pro forma financial information does not purport to represent what the Company's financial position and results of operations would have been if the Chicopee Acquisition and the Recapitalization had actually been completed as of the date indicated and are not intended to project the Company's financial position or results of operations for any future period.

  The unaudited pro forma financial information should be read in conjunction with the respective historical financial statements of the Company and Chicopee and the related notes thereto included elsewhere in this Prospectus.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 30,
1995

  The pro forma combined statement of operations data for the year ended December 30, 1995 have been prepared by combining the consolidated statement of operations of the Company for its fiscal year ended December 30, 1995 (which includes Chicopee from March 16, 1995 through December 30, 1995) with the historical statement of operations of Chicopee for the period January 2, 1995 to March 15, 1995 and give effect to the pro forma adjustments as described in the notes hereto.

                                   HISTORICAL
                            -------------------------
                                           CHICOPEE
                                         PERIOD FROM
                              COMPANY     JANUARY 2,
                             YEAR ENDED  1995 THROUGH
                            DECEMBER 30,  MARCH 15,                      PRO
                                1995         1995     ADJUSTMENTS      FORMA(J)
                            ------------ ------------ -----------      --------
                               (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales.................    $437,638     $53,111      $ 2,909 (d)    $493,658
Cost of goods sold........     333,606      42,736        3,144 (e)     379,486
                              --------     -------      -------        --------
Gross profit..............     104,032      10,375         (235)        114,172
Selling, general and
 administrative expenses..      61,744       6,887         (786)(d)(e)   67,845
                              --------     -------      -------        --------
  Operating income........      42,288       3,488          551          46,327
Interest expense..........      37,868         --       (10,329)(f)      27,539
Foreign currency
 transaction losses, net..      22,811         158      (22,937)(g)          32
Other expenses, net.......         --        1,190          --            1,190
Income taxes..............       5,216         445        5,581 (h)      11,242
                              --------     -------      -------        --------
  Income (loss) before
   extraordinary item.....    $(23,607)    $ 1,695      $28,236        $  6,324
                                                                       ========
  Redeemable preferred
   stock dividends and
   accretion..............      (4,839)        --         4,839 (i)
                              --------     -------      -------
  Income (loss) before
   extraordinary item
   applicable to common
   stock..................    $(28,446)    $ 1,695      $33,075
                              ========     =======      =======
  Income (loss) before
   extraordinary item per
   common share(a)........    $  (1.39)        --           --         $    .20
  Average common shares
   outstanding(a).........      20,500         --           --           32,000
OPERATING AND OTHER DATA:
Net cash provided by
 operating activities.....    $ 11,556     $ 4,114      $ 5,151        $ 20,821
Net cash (used in)
 investing activities.....    (333,208)     (4,193)         --         (337,401)
Net cash provided by (used
 in) financing activities.     327,636      (5,034)       5,034         327,636
EBITDA(b).................      72,122       6,325        5,151          83,598
EBITDA margin(c)..........       16.48%      11.91%         --            16.93%
Depreciation and
 amortization.............    $ 29,834     $ 2,837      $ 4,600        $ 37,271
Capital expenditures......      47,842       1,461          --           49,303

(a) Income (loss) before extraordinary item per common share is determined by dividing income (loss) before extraordinary item applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Commission, all issuances of the Common Stock and warrants at prices below the expected offering price during the twelve-month period preceding the planned offering have been included as common stock equivalents for purposes of calculating income (loss) before extraordinary item per common share as if they had been issued at the Company's inception. The 1995 pro forma average shares outstanding gives effect to the Offerings as if they had occurred on January 1, 1995. As a result, the Reclassification is considered to have occurred on such date. In addition, income (loss) before extraordinary item per common share and average shares outstanding reflect the approximate 19.97 to 1 stock split.

(b) EBITDA is defined as operating income plus depreciation, amortization and Mexican statutory employee profit sharing and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c) EBITDA margin represents EBITDA as a percentage of sales.

(d) In 1993, the North American operation of Chicopee changed its method of pricing among Johnson & Johnson affiliates (the "Affiliates") to a "cost-plus" system whereby the unit selling price charged to Affiliates was based on manufacturing cost plus an approximate mark-up of 8% to cover other operating costs and expenses. This policy existed at the time of the Chicopee Acquisition. Concurrently with the Chicopee Acquisition, the Company entered into a long-term supply agreement pursuant to which it supplies nonwoven fabric requirements to Johnson & Johnson. The products sold by Chicopee to Johnson & Johnson, subsequent to the Chicopee Acquisition, are at market prices; therefore, the pro forma adjustment as presented below gives effect to the change in pricing structure between Chicopee and Johnson & Johnson as a result of the Chicopee Acquisition. In addition, the following pro forma adjustment gives effect to a reduction in the historical general and administrative costs of Chicopee as a result of the Chicopee Acquisition. Such reductions represent the elimination of corporate and allocated costs charged by Johnson & Johnson prior to the Chicopee Acquisition and the elimination of personnel costs for those employees of Johnson & Johnson which were not part of the Chicopee Acquisition.

      Increase in net sales as a result of a change in the pricing structure between Chicopee and Johnson & Johnson.............. $ 2,909
                                                                      =======
      Reduction in historical general and administrative expenses of
       Chicopee attributable to the elimination of allocated and
       corporate costs charged by Johnson & Johnson and personnel costs not assumed by the Company as part of the Chicopee
       Acquisition................................................... $(2,242)
                                                                      =======

(e) Represents net increase in depreciation and amortization resulting from the application of purchase accounting and amortization of loan acquisition cost:

      Increase in depreciation expense on assignment of purchase price to fair value of property, plant and equipment.................. $3,144
                                                                        ======
      Increase in amortization expense on assignment of purchase price to identified intangible assets and loan acquisition cost....... $1,456
                                                                        ======

(f) In connection with the Offerings, the Company intends to consummate the following transactions: (i) effectively repay outstanding indebtedness under the 1994 Credit Facility (by rolling it into the New Credit Facility); (ii) effectively repay outstanding indebtedness under the 1995 Credit Facility (by rolling it into the New Credit Facility); (iii) redeem $50.0 million in aggregate principal amount of Notes at 112.25% of the principal amount thereof plus accrued interest; and (iv) enter into a New Credit Facility consisting of a $200.0 million term loan and a $125.0 million revolving credit facility. Therefore, the following pro forma adjustments give effect to the transactions described above as if such transactions occurred on January 1, 1995.

     Decrease in interest expense as a result of the effective
      repayment of the 1994 Credit Facility.......................... $ (6,488)
     Decrease in interest expense as a result of the effective
      repayment of the 1995 Credit Facility..........................  (16,903)
     Decrease in interest expense as a result of the redemption of
      $50.0 million in aggregate principal amount of Notes...........   (6,313)
                                                                      --------
       Total decrease in interest expense as a result of the
      Offerings......................................................  (29,704)
     Increase in interest expense as a result of entering into New
      Credit Facility................................................   19,375
                                                                      --------
     Net decrease in interest expense as a result of the Offerings... $(10,329)
                                                                      ========

(g) In connection with the Company's acquisition of Bonlam (the "Bonlam Acquisition") on June 24, 1994, approximately $36.0 million of acquisition debt was incurred by the Company and was allocated to Bonlam in the form of United States dollar intercompany indebtedness. Subsequent to the Bonlam Acquisition, the Company has invested approximately $20.0 million in capital spending for the addition of new machinery, which has also been allocated to Bonlam in the form of United States dollar intercompany indebtedness. Since the functional currency of Bonlam is the nuevo peso, Bonlam is required to remeasure its United States dollar indebtedness into nuevo pesos, which has created net foreign currency transaction losses of approximately $23.5 million during 1995 as a result of the nuevo peso devaluation. Concurrently with the Recapitalization, the Company intends to restructure the Bonlam United States dollar indebtedness, which will effectively convert such debt into equity, thus eliminating foreign currency transaction losses related to Bonlam's United States dollar indebtedness from the results of operations in accordance with Statement of Financial Accounting Standards No. 52 ("FAS No. 52"). As part of the Recapitalization, the New Credit Facility will allow Fabrene and Chicopee B.V. to borrow a portion of their working capital funding requirements in local (functional) currencies, rather than borrowing such funds in United States dollars as currently required under the 1994 Credit Facility and the 1995 Credit Facility. The functional currencies of Fabrene and Chicopee B.V. are the Canadian dollar and the Dutch guilder, respectively; therefore, these entities are required to remeasure United States dollar indebtedness into Canadian dollars and Dutch guilders. At December 30, 1995, Fabrene and Chicopee B.V. had United States dollar intercompany indebtedness of $47.8 million and $85.7 million, respectively. For the three months ended March 30, 1996, Fabrene and Chicopee B.V. incurred net foreign currency transaction gains/(losses) of $1.2 million and $(1.1) million, respectively, related primarily to United States dollar intercompany indebtedness. Since the New Credit Facility will allow Fabrene and Chicopee B.V. to borrow a portion of their working capital requirements in local (functional) currencies, a portion of the Company's net foreign currency transaction gains and losses related to this indebtedness will also be reduced in accordance with FAS No. 52.

  The following pro forma adjustments give effect to the restructuring of the Bonlam intercompany indebtedness and to the provisions under the New Credit Facility which allow Fabrene and Chicopee B.V. to borrow a portion of their working capital funding requirements in local (functional) currency as if the Recapitalization had occurred on January 1, 1995:

     Reduction of foreign currency transaction losses as a result of the restructuring of the Bonlam United States dollar
      indebtedness...................................................  $(23,544)
     Reduction of foreign currency transaction losses giving effect to the provisions under the New Credit Facility which allows
      Chicopee B.V. to borrow a portion of their working capital
      funding requirements in Dutch guilders.........................      (455)
     Reduction of foreign currency transaction gains giving effect to the provisions under the New Credit Facility which allows
      Fabrene to borrow a portion of their working capital funding
      requirements in Canadian dollars...............................     1,062
                                                                       --------
     Net decrease in foreign currency transaction losses.............  $(22,937)
                                                                       ========
(h) Represents estimated tax effect associated with pro forma adjustments......................................................  $  5,581
                                                                       ========
(i) Represents elimination of mandatory redeemable preferred stock of subsidiary and discount accretion--as a result of the Offerings..  $ (4,839)
                                                                       ========

(j) The Company expects to realize significant one-time charges in the second quarter of 1996 in connection with the consummation of the Offerings, including approximately $15.4 million in connection with the non-cash write-off of previously capitalized debt issuance costs and approximately $6.1 million of cash expense for prepayment costs paid in connection with the repurchase of a portion of the Notes. These one-time charges are not reflected in the pro forma combined statement of operations.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 30, 1996

  The pro forma combined statement of operations data for the three months ended March 30, 1996 have been prepared by giving effect to the pro forma adjustments as described in the notes hereto.

                                           THREE MONTHS
                                              ENDED
                                          MARCH 30, 1996
                                          --------------
                                                                         PRO
                                            HISTORICAL   ADJUSTMENTS   FORMA(H)
                                          -------------- -----------   --------
                                             (DOLLARS AND SHARE AMOUNTS IN
                                                      THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...............................     $122,715      $   --      $122,715
Cost of goods sold......................       93,320          --        93,320
                                             --------      -------     --------
Gross profit............................       29,395          --        29,395
Selling, general and administrative
 expenses...............................       18,111                    18,111
                                             --------      -------     --------
  Operating income......................       11,284          --        11,284
Interest expense........................       10,579       (3,171)(d)    7,408
Foreign currency transaction losses,
 net....................................        1,332          875 (e)    2,207
Income taxes (benefit)..................         (144)         945 (f)      801
                                             --------      -------     --------
  Income (loss) before extraordinary
   item.................................     $   (483)     $ 1,351     $    868
                                                                       ========
  Redeemable preferred stock dividends
   and accretion........................       (2,104)       2,104 (g)
                                             --------      -------
  Income (loss) before extraordinary
   item applicable to common stock......     $ (2,587)     $ 3,455
                                             ========      =======
  Income (loss) before extraordinary
   item per common share(a).............     $  (0.13)         --      $   0.03
  Average common shares outstanding(a)..       20,500          --        32,000
OPERATING AND OTHER DATA:
Net cash provided by (used in) operating
 activities.............................       (3,132)       1,351       (1,781)
Net cash (used in) investing activities.       (8,221)         --        (8,221)
Net cash provided by financing
 activities.............................       14,466          --        14,466
EBITDA(b)...............................       20,555          --        20,555
EBITDA margin(c)........................        16.75%         --         16.75%
Depreciation and amortization...........        9,271          --         9,271
Capital expenditures....................        5,905          --         5,905

(a) Income (loss) before extraordinary item per common share is determined by dividing income (loss) before extraordinary item applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Commission, all issuances of the Common Stock and warrants at prices below the expected offering price during the twelve-month period preceding the planned offering have been included as common stock equivalents for purposes of calculating income (loss) before extraordinary item per common share as if they had been issued at the Company's inception. The 1996 pro forma average shares outstanding gives effect to the Offerings as if they had occurred on December 31, 1995. As a result, the Reclassification is considered to have occurred on such date. In addition, income (loss) before extraordinary item per common share and average shares outstanding reflect the approximate 19.97 to 1 stock split.

(b) EBITDA is defined as operating income plus depreciation, amortization and Mexican statutory employee profit sharing and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c) EBITDA margin represents EBITDA as a percentage of sales.

(d) In connection with the Offerings, the Company intends to consummate the following transactions: (i) effectively repay outstanding indebtedness under the 1994 Credit Facility (by rolling it into the New Credit Facility); (ii) effectively repay outstanding indebtedness under the 1995 Credit Facility (by rolling it into the New Credit Facility); (iii) redeem $50.0 million in aggregate principal amount of Notes at 112.25% of the principal amount thereof plus accrued interest; and (iv) enter into a New Credit Facility consisting of a $200.0 million term loan and a $125.0 million revolving credit facility. Therefore, the following pro forma adjustments give effect to the transactions described above as if such transactions occurred on December 31, 1995.

     Decrease in interest expense as a result of the effective
      repayment of the 1994 Credit Facility........................... $(1,478)
     Decrease in interest expense as a result of the effective
      repayment of the 1995 Credit Facility...........................  (4,784)
     Decrease in interest expense as a result of the redemption of
      $50.0 million in aggregate principal amount of Notes............  (1,531)
                                                                       -------
       Total decrease in interest expense as a result of the
      Offerings.......................................................  (7,793)
     Increase in interest expense as a result of entering into New
      Credit Facility.................................................   4,622
                                                                       -------
     Net decrease in interest expense as a result of the Offerings.... $(3,171)
                                                                       =======

(e) In connection with the Company's acquisition of Bonlam (the "Bonlam Acquisition") on June 24, 1994, approximately $36.0 million of acquisition debt was incurred by the Company and was allocated to Bonlam in the form of United States dollar intercompany indebtedness. Subsequent to the Bonlam Acquisition, the Company has invested approximately $20.0 million in capital spending for the addition of new machinery, which has also been allocated to Bonlam in the form of United States dollar intercompany indebtedness. Since the functional currency of Bonlam is the nuevo peso, Bonlam is required to remeasure its United States dollar indebtedness into nuevo pesos, which has created net foreign currency transaction gains of approximately $1.9 million during the three months ended March 30, 1996. Concurrently with the Recapitalization, the Company intends to restructure the Bonlam United States dollar indebtedness, which will effectively convert such debt into equity, thus eliminating foreign currency transaction gains and losses related to Bonlam's United States dollar indebtedness from the results of operations in accordance with FAS No. 52. As part of the Recapitalization, the New Credit Facility will allow Fabrene and Chicopee B.V. to borrow a portion of their working capital funding requirements in local (functional) currencies, rather than borrowing such funds in United States dollars as currently required under the 1994 Credit Facility and the 1995 Credit Facility. The functional currencies of Fabrene and Chicopee B.V. are the Canadian dollar and the Dutch guilder, respectively; therefore, these entities are required to remeasure United States dollar indebtedness into Canadian dollars and Dutch guilders. At March 30, 1996, Fabrene and Chicopee B.V. had United States dollar intercompany indebtedness of $49.1 million and $82.7 million, respectively. For the three months ended March 30, 1996, Fabrene and Chicopee B.V. incurred net foreign currency transaction gains/(losses) of $0.2 million and $(2.4) million, respectively, related primarily to United States dollar intercompany indebtedness. Since the New Credit Facility will allow Fabrene and Chicopee B.V. to borrow a portion of their working capital requirements in local (functional) currencies, a portion of the Company's net foreign currency transaction gains and losses related to this indebtedness will also be reduced in accordance with FAS No. 52.

  The following pro forma adjustments give effect to the restructuring of the Bonlam intercompany indebtedness and to the provisions under the New Credit Facility which allow Fabrene and Chicopee B.V. to borrow a portion of their working capital funding requirements in local (functional) currency as if the Recapitalization had occurred on December 31, 1995:

     Reduction of foreign currency transaction gains as a result of the restructuring of the Bonlam United States dollar indebtedness....  $ 1,904
     Reduction of foreign currency transaction losses giving effect to the provisions under the New Credit Facility which allows
      Chicopee B.V. to borrow a portion of its working capital funding
      requirements in Dutch guilders...................................   (1,124)
     Reduction of foreign currency transaction gains giving effect to the provisions under the New Credit Facility which allow Fabrene to borrow a portion of its working capital funding requirements
      in Canadian dollars..............................................       95
                                                                         -------
         Net increase in foreign currency transaction losses...........  $   875
                                                                         =======
(f) Represents estimated tax effect associated with pro forma
    adjustments........................................................  $   945
                                                                         =======
(g) Represents elimination of Redeemable Preferred Stock (as defined)--
    as a result of the Offerings.......................................  $(2,104)
                                                                         =======

(h) The Company expects to realize significant one-time charges in the second quarter of 1996 in connection with the consummation of the Offerings, including approximately $15.4 million in connection with the non-cash write-off of previously capitalized debt issuance costs and approximately $6.1 million of cash expense for prepayment costs paid in connection with the repurchase of a portion of the Notes. These one-time charges are not reflected in the pro forma combined statement of operations.

                     SELECTED CONSOLIDATED FINANCIAL DATA
THE COMPANY--HISTORICAL

  The Company was organized on June 16, 1994 and, effective June 24, 1994, acquired PGI in a transaction considered to be between entities under common control and accounted for at historical cost in a manner similar to a pooling of interests. The following table sets forth certain historical financial information of the Company, PGI and the Predecessor (as defined). The statement of operations data for the ten-week period ended January 2, 1993, each of the three years in the period ended December 30, 1995 and the balance sheet data as of January 2, 1993, January 1, 1994, December 31, 1994 and December 30, 1995 have been derived from audited financial statements. The statement of operations data for the forty-two-week period ended October 22, 1992 were derived from the audited statement of revenues and expenses before corporate interest and income taxes of the Predecessor. The Company's statement of operations data for the year ended December 30, 1995 include the results of Chicopee for the period March 16, 1995 to December 30, 1995. The statement of operations data for the year ended December 28, 1991 were derived from the unaudited statement of revenues and expenses before corporate interest and income taxes of the Predecessor. The data as of and for the three months ended April 1, 1995 and March 30, 1996 have been derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such periods. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of the Company and related notes thereto and other financial information included elsewhere in this Prospectus.

                      THE PREDECESSOR(A)     COMPANY   COMBINED(B)                         COMPANY
                   ------------------------ ---------- ----------- --------------------------------------------------------
                                FORTY-TWO-   TEN-WEEK                                                      THREE MONTHS
                                WEEK PERIOD   PERIOD                      YEAR ENDED                          ENDED
                    YEAR ENDED     ENDED      ENDED    ------------------------------------------------ -------------------
                   DECEMBER 28, OCTOBER 22, JANUARY 2, JANUARY 2,  JANUARY 1, DECEMBER 31, DECEMBER 30, APRIL 1,  MARCH 30,
                       1991        1992        1993       1993        1994        1994         1995       1995      1996
                   ------------ ----------- ---------- ----------- ---------- ------------ ------------ --------  ---------
                                                  (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Net sales........    $129,548     $99,119    $22,081    $121,200    $121,473    $165,333     $437,638   $ 66,012  $122,715
Cost of goods
 sold............     112,898      84,393     18,587     102,980      97,291     129,071      333,606     50,013    93,320
                     --------     -------    -------    --------    --------    --------     --------   --------  --------
 Gross profit....      16,650      14,726      3,494      18,220      24,182      36,262      104,032     15,999    29,395
Selling, general
 and
 administrative
 expenses........       6,466       5,753      2,291       8,044      13,022      20,699       61,744      8,242    18,111
                     --------     -------    -------    --------    --------    --------     --------   --------  --------
 Operating
  income.........      10,184       8,973      1,203      10,176      11,160      15,563       42,288      7,757    11,284
Interest
 expense(c)......         --          --         915         --        4,387      13,216       37,868      6,530    10,579
Foreign currency
 transaction
 losses, net.....         --          --       1,016         --        1,310      17,055       22,811     10,815     1,332
Other (income)
 expense, net....         --          --        (113)        --           53         277          --
Income taxes(c)..         --          --          11         --        1,970       3,353        5,216      1,716      (144)
                     --------     -------    -------    --------    --------    --------     --------   --------  --------
 Income (loss)
  before
  extraordinary
  item...........         --          --        (626)        --        3,440     (18,338)     (23,607)   (11,304)     (483)
Extraordinary
 item, (loss)
 from
 extinguishment
 of debt net of
 income taxes of
 $1,846..........         --          --         --          --          --       (4,372)         --         --        --
                     --------     -------    -------    --------    --------    --------     --------   --------  --------
Net income
 (loss)..........         --          --        (626)        --        3,440     (22,710)     (23,607)   (11,304)     (483)
Redeemable
 preferred stock
 dividends and
 accretion.......         --          --         --          --       (2,480)     (1,209)      (4,839)      (200)   (2,104)
                     --------     -------    -------    --------    --------    --------     --------   --------  --------
Net income (loss)
 applicable to
 common stock....    $    --      $   --     $  (626)   $    --     $    960    $(23,919)    $(28,446)  $(11,504) $ (2,587)
                     ========     =======    =======    ========    ========    ========     ========   ========  ========
Income (loss)
 before
 extraordinary
 item per common
 share(d)........    $    --      $   --     $   --     $    --     $    .05    $   (.95)    $  (1.39)  $  (0.56) $  (0.13)
                     ========     =======    =======    ========    ========    ========     ========   ========  ========
Average common
 shares
 outstanding(d)..         --          --         --          --       20,500      20,500       20,500     20,500    20,500
                     ========     =======    =======    ========    ========    ========     ========   ========  ========
OPERATING AND
 OTHER DATA:
Net cash provided
 by (used in)
 operating
 activities......    $    --      $   --     $(5,561)   $    --     $  6,888    $ 17,386     $ 11,556     (5,527)   (3,132)
Net cash (used
 in) investing
 activities......         --          --     (72,699)        --       (6,958)    (61,375)    (333,208)  (286,729)   (8,221)
Net cash provided
 by (used in)
 financing
 activities......         --          --      83,602         --       (1,038)     58,482      327,636    292,500    14,466
EBITDA(e)........      16,684      12,973      2,087      15,060      16,115      23,864       72,122     11,606    20,555
EBITDA margin(f).       12.88%      13.09%      9.45%      12.43%      13.27%      14.43%       16.48%     17.58%    16.75%
Depreciation and
 amortization....    $  6,500     $ 4,000    $   884    $  4,884    $  4,955    $  8,348     $ 29,834      3,849     9,271
Mexican statutory
 employee profit
 sharing(g)......         --          --         --          --          --          (47)         --         --        --
Capital
 expenditures....       6,571       1,093      1,364       2,457       6,505      11,341       47,842      5,371     5,905

                                            (table continued on following page)

                     THE PREDECESSOR(A)     COMPANY   COMBINED(B)                         COMPANY
                  ------------------------ ---------- ----------- -------------------------------------------------------
                               FORTY-TWO-   TEN-WEEK                                                      THREE MONTHS
                               WEEK PERIOD   PERIOD                      YEAR ENDED                          ENDED
                   YEAR ENDED     ENDED      ENDED    ------------------------------------------------ ------------------
                  DECEMBER 28, OCTOBER 22, JANUARY 2, JANUARY 4,  JANUARY 1, DECEMBER 31, DECEMBER 30, APRIL 1, MARCH 30,
                      1991        1992        1993       1993        1994        1994         1995       1995     1996
                  ------------ ----------- ---------- ----------- ---------- ------------ ------------ -------- ---------
                                                 (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
Working capital
 (deficit)......    $    --     $    --     $ 1,774     $ 1,774    $ (5,786)   $ 31,060     $ 61,558   $ 41,928 $ 78,572
Total assets....         --          --      98,925      98,925     102,861     234,942      624,725    572,226  628,627
Total debt......         --          --      58,600      58,600      57,562     190,814      450,878    412,691  455,550
Redeemable
 preferred
 stock,
 dividends and
 accretion......         --          --      29,123      29,123      31,603         --        44,339     39,700   56,443
Shareholders'
 equity
 (deficit)......         --          --      (1,267)     (1,267)       (592)      2,220       13,562     26,354    9,647

- -------

(a) Information regarding the Predecessor is for the Scott Nonwovens Products Division prior to the Scott Acquisition (as defined).

(b) Audited operating data of the Predecessor for the period December 29, 1991 to October 22, 1992 have been combined for presentation purposes with the audited data of PGI for the ten-week period ended January 2, 1993.

(c) The Predecessor was accounted for as a separate division that had no interest expense or income taxes allocated to it.

(d) Income (loss) before extraordinary item per common share is determined by dividing income (loss) before extraordinary item applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Commission, all issuances of the Common Stock and warrants at prices below the expected offering price during the twelve-month period preceding the planned offering have been included as common stock equivalents for purposes of calculating income (loss) before extraordinary item per common share as if they had been issued at the Company's inception. As a result, the Reclassification is considered to have occurred on such date. In addition, income (loss) before extraordinary item per common share and average shares outstanding reflect the approximate 19.97 to 1 stock split.

(e) EBITDA is defined as operating income plus depreciation, amortization and Mexican statutory employee profit sharing and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(f) EBITDA margin represents EBITDA as a percentage of sales.

(g) In accordance with Mexican law, the Company's Mexican subsidiary is required to share with employees 10% of its pre-tax profits.

CHICOPEE--HISTORICAL

  The following table sets forth certain historical financial information of Chicopee. The statement of operations data for each of the two years in the period ended January 1, 1995 have been derived from the audited combined financial statements of Chicopee. The statement of operations data for the period from January 2, 1995 through March 15, 1995 were derived from unaudited combined financial statements of Chicopee. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of Chicopee and related notes thereto and other related financial information included elsewhere in this Prospectus.

                                                                  PERIOD FROM
                                                                JANUARY 2, 1995
                                          YEAR ENDED YEAR ENDED     THROUGH
                                          JANUARY 2, JANUARY 1,    MARCH 15,
                                             1994       1995         1995
                                          ---------- ---------- ---------------
                                                 (DOLLARS IN THOUSANDS)
   STATEMENT OF OPERATIONS DATA:
   Net sales:
     Trade...............................  $129,666   $122,034      $22,600
     Affiliate...........................   115,798    118,484       30,511
                                           --------   --------      -------
                                            245,464    240,518       53,111
   Cost of goods sold....................   189,307    187,078       42,736
                                           --------   --------      -------
     Gross profit........................    56,157     53,440       10,375
   Selling, general and administrative
    expenses.............................    46,788     46,633        6,887
                                           --------   --------      -------
     Operating income....................     9,369      6,807        3,488
   Other (expense) income, net...........     3,450        799       (1,348)
   Income taxes..........................     2,440      2,493          445
                                           --------   --------      -------
     Net income..........................  $ 10,379   $  5,113      $ 1,695
                                           ========   ========      =======
   OPERATING AND OTHER DATA:
   Net cash provided by operating
    activities...........................  $ 16,766    $21,121      $ 4,114
   Net cash (used in) investing
    activities...........................   (16,672)   (12,602)      (4,193)
   Net cash (used in) financing
    activities...........................    (7,028)    (1,287)      (5,034)
   EBITDA(a).............................    23,801     21,369        6,325
   EBITDA margin(b)......................      9.70%      8.88%       11.91%
   Depreciation and amortization.........  $ 14,432   $ 14,562      $ 2,837
   Capital expenditures..................    14,462     15,258        1,461

- --------
(a) EBITDA is defined as operating income plus depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(b) EBITDA margin represents EBITDA as a percentage of sales.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The Company's net sales in recent years have been affected by a variety of factors, including generally increased sales volume as a result of growing demand for the Company's products and increased average prices for the Company's products due to increasing raw material prices, partially offset by increased competition for many of the Company's mature product lines. Since 1991, the Company's sales volume has increased primarily as a result of acquisitions and growth in sales of consumer disposable products that incorporate the Company's products.

  Prior to the second quarter of 1994, the Company's primary raw material, polypropylene fiber, had reached its lowest price level in the past seven years, which had been a major factor in the reduction of average selling prices for the Company's products. During the next two quarters of 1994, the cost of the Company's key raw materials increased sharply. The Company was able to pass on the majority of this increase to its customers by the end of the second quarter of 1995. The sharp increase was primarily due to short-term interruptions in production capacity and increased demand as a result of an expanding economy. By mid-1995, raw material supplies had increased, thereby reducing the Company's key raw material prices.

  In addition, increased competition in several of the Company's markets has resulted in competitive allowances by the Company to maintain its existing market shares, effectively reducing average selling prices and correspondingly decreasing net sales. Despite the decline in average prices over the last year, the Company has increased its gross margins primarily due to decreases in operating expenses and raw material costs and improvements in manufacturing efficiencies and material utilization. The Company has reduced operating expenses primarily by increasing the efficiency of its workforce and by process engineering developments, in turn allowing the Company to increase its production line speeds. In addition, with the acquisition of Chicopee, the Company began selling wipes products, which have generally produced higher gross margins relative to the Company's other products.

  The Company manufactures certain of its products in Germany, Canada, Mexico and the Netherlands. The Company accounts for and reports translation of foreign currency transactions and foreign currency financial statements in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The foreign entities use the local currency as the functional currency and translate assets and liabilities at period-end exchange rates and income and expense accounts at the average exchange rates during the period. If foreign currency denominated revenues are greater than costs, the translation of foreign currency denominated costs and revenues into U.S. dollars will improve profitability when the foreign currency strengthens against the U.S. dollar and will reduce profitability when the foreign currency weakens. The non-cash adjustment resulting from translation of financial statements is recorded in a separate component of shareholder's equity. Prior to the translation of financial statements, the foreign entities adjust assets and liabilities which are to be settled in a currency other than the functional currency to the functional currency using period-end exchange rates. Approximately 92% and 97%, or $17.3 million and $23.5 million, of the Company's Mexican-related net foreign currency transaction losses during 1994 and 1995, respectively, resulted from its United States dollar denominated intercompany indebtedness. This indebtedness represents an intercompany loan to finance Bonlam's operations. The resulting adjustment for the remeasurement of assets and liabilities that are to be settled in a currency other than the functional currency is included in the determination of net income.

  The Company's substantial foreign operations expose it to the risk of exchange rate fluctuations. For example, because the Company's Mexican operations generally generate positive net cash flow, which is denominated in pesos, a decline in the value of the peso relative to the dollar would adversely affect the Company's reported sales and earnings. In addition, the restatement of foreign currency denominated assets and liabilities into U.S. dollars gives rise to unrealized foreign exchange gains or losses which are recorded in the statement of operations. The Company does not currently participate in hedging transactions related to foreign currency.

  The financial data for the year ended December 30, 1995 include the results of Chicopee for the period March 16, 1995 to December 30, 1995.

THE COMPANY

 RESULTS OF OPERATIONS

  The following table sets forth the percentage relationships to net sales of certain income statement items. See "Selected Consolidated Financial Data" and "Unaudited Pro Forma Financial Information," as well as the financial statements of the Company and the related notes thereto and other financial information included elsewhere in the Prospectus.

                                       YEAR ENDED              THREE MONTHS ENDED
                          ------------------------------------ -------------------
                          JANUARY 1, DECEMBER 31, DECEMBER 30, APRIL 1,  MARCH 30,
                             1994        1994         1995       1995      1996
                          ---------- ------------ ------------ --------  ---------
Net sales...............    100.0%      100.0%       100.0%     100.0%     100.0%
  Raw material costs....     57.7        52.3         48.8       50.1       46.7
  Labor costs...........      6.0         7.5          7.5        6.4        7.3
  Overhead costs........     16.4        18.3         19.9       19.3       22.0
                            -----       -----        -----      -----      -----
Total cost of goods
 sold...................     80.1        78.1         76.2       75.8       76.0
                            -----       -----        -----      -----      -----
  Gross profit..........     19.9        21.9         23.8       24.2       24.0
Selling, general and
 administrative
 expenses...............     10.7        12.5         14.1       12.5       14.8
                            -----       -----        -----      -----      -----
  Operating income......      9.2         9.4          9.7       11.7        9.2
Interest expense........      3.6         8.0          8.7        9.9        8.6
Foreign currency
 transaction losses,
 net....................      1.1        10.3          5.2       16.4        1.1
Other expense, net......      --          0.2          --         --         --
                            -----       -----        -----      -----      -----
Income (loss) before
 income tax and
 extraordinary item.....      4.5        (9.1)        (4.2)     (14.6)       (.5)
Income taxes (benefit)..      1.6         2.0          1.2        2.5        (.1)
                            -----       -----        -----      -----      -----
  Income (loss) before
   extraordinary item...      2.9       (11.1)        (5.4)     (17.1)       (.4)
Extraordinary item--loss
 from extinguishment of
 debt, net of income
 taxes..................      --          2.6          --         --         --
                            -----       -----        -----      -----      -----
Net income (loss).......      2.9%      (13.7)%       (5.4)%    (17.1)%      (.4)%
                            =====       =====        =====      =====      =====

  The following table sets forth the pro forma net sales for the Company for the year ended December 30, 1995 as if the Chicopee Acquisition had occurred on January 1, 1995.

                           1995 PRO FORMA NET SALES

             Industrial and Specialty Products.... 21%
             Wiping Products...................... 18%
             Medical Products..................... 17%
             Hygiene Products..................... 44%

 COMPARISON OF QUARTER ENDED MARCH 30, 1996 AND APRIL 1, 1995

  NET SALES

  Consolidated net sales increased $56.7 million, or 85.9%, from $66.0 million in the first quarter of 1995 to $122.7 million in the first quarter of 1996, primarily due to the Chicopee Acquisition, which resulted in the inclusion of a full quarter of Chicopee net sales in 1996, compared to Chicopee net sales for 15 days in the 1995 quarter. Chicopee contributed $73.1 million in net sales in the first quarter of 1996 versus $14.3 million in the first quarter of 1995.

  Several unusual factors are reflected in the first quarter results and the year-over-year comparison. First, the first quarter of 1995 reflected unusually high shipment volumes, which were later offset by lower shipment volumes in the second quarter of 1995. This shipment pattern resulted in a difficult comparison with the first quarter of 1996, which reflected a more typical shipment pattern for the Company. Second, the anticipated introduction of cloth-like diaper backsheet by the industry has shifted from Spring to Fall 1996, resulting in lower-than-expected volumes for this product in the first quarter. Finally, the unusually severe winter weather and the strike at General Motors Corporation adversely affected industrial packaging and construction-related product sales.

  Net sales of Chicopee increased from the first quarter of 1995 to the first quarter of 1996, primarily as a result of increased volume for the Company's medical and wiping products in the United States and Canada, offset by fluctuations in the exchange rate for the Dutch guilder.

  GROSS PROFIT

  Gross profit as a percentage of net sales was 24.0% in the first quarter of 1996 as compared to 24.2% in the first quarter of 1995, primarily as a result of diversification in the product mix from the acquired businesses and the integration of the two most recent acquisitions, Chicopee and Bonlam, which is expected to be completed in 1997. While improving during the transition, margins in these businesses are being held back in the near term, as expected, by actions to rationalize production between these and the Company's other plants. Gross profit increased by $13.4 million, from $16.0 million in the first quarter of 1995 to $29.4 million in the first quarter of 1996, primarily due to the Chicopee Acquisition and increased production in Mexico. Raw material expenses decreased from 50.1% of net sales in the first quarter of 1995 to 46.7% of net sales in the first quarter of 1996, reflecting a mix of less expensive raw materials associated with Chicopee and a reduction in material usage. Labor expenses were 7.3% of sales in the first quarter, up from the previous year's first quarter of 6.4%, due to the mix of wiping and medical products from the acquired business. Overhead expenses increased from 19.3% of net sales in the first quarter of 1995 to 22.0% of net sales in the first quarter of 1996 as a result of higher depreciation on completed capital expenditures and the higher transitional overhead expenses of Chicopee.

  The Company's margins in the first quarter of 1996 for hygiene products improved as a result of improved product mix which included a higher percentage of value-added products, such as leg cuff fabric and Reticulon(R) facings for feminine hygiene protection products. The redirection of products to the Mexico facility in the first quarter of 1996 yielded an average production cost savings of approximately 40% for such products, resulting from design and technology advancements implemented by the Company's engineers. Offsetting these positive factors in the first quarter of 1996 was the effect of lower volume in industrial and specialty products (as discussed above). The recently improved building material markets should improve demand for industrial and specialty products in the second quarter.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased $9.9 million from $8.2 million in the first quarter of 1995 to $18.1 million in the first quarter of 1996 primarily as a result of the acquired business. Additionally, the Company has increased its sales and marketing capacity to support the development of its new products and expansion into new geographic markets. As a result, selling expenses as a percentage of net sales increased from 2.6% in the first quarter of 1995 to 3.8% in the first quarter of 1996. The inclusion of the wipes product line acquired with Chicopee also increased sales expense as a percentage of sales due to the higher cost of promotion and distribution associated with this product category.

  OTHER EXPENSES

  Interest expense increased $4.1 million from $6.5 million in the first quarter of 1995 to $10.6 million in the first quarter of 1996. Interest expense as a percentage of net sales decreased from 9.9% in the first quarter of 1995 to 8.6% in the first quarter of 1996. The increase in interest expense is principally due to a higher average amount of indebtedness outstanding in the first quarter of 1996 resulting from the Chicopee Acquisition.

  Net foreign currency transaction losses were $1.3 million, or 1.1% of sales, in the first quarter 1996 as compared with the previous year's first quarter net foreign currency transaction loss of $10.8 million, or 16.4% of sales. The Company's Mexico operation incurred net foreign currency transaction gains of $1.9 million, offset by its European operations, which recorded a $3.2 million net foreign currency transaction loss. These gains and losses principally have no cash impact and occur upon the remeasurement of U.S. dollar denominated intercompany indebtedness applicable to the Company's foreign operations. The Recapitalization will eliminate the majority of the intercompany debt, effectively reducing the Company's exposure to net foreign currency transaction gains or losses.

  NET INCOME (LOSS)

  Net loss (excluding cumulative dividends on redeemable preferred stock) improved by $10.8 million, from a net loss of $11.3 million in the first quarter of 1995 to a net loss of $0.5 million in the first quarter of 1996, primarily as a result of a decrease in net foreign currency transaction losses, offset by an increase in interest expense of $4.1 million due to a higher average amount of indebtedness outstanding in the first quarter of 1996 resulting from the Chicopee Acquisition. Increasing the Company's net loss in the first quarter of 1995 was a high effective tax rate resulting from foreign losses, which did not give rise to a corresponding tax benefit. Net loss was decreased during the first quarter of 1996 as a result of increased gross profit of $13.4 million, attributable primarily to the Chicopee Acquisition.

 COMPARISON OF YEAR ENDED DECEMBER 30, 1995 AND DECEMBER 31, 1994

  NET SALES

  Consolidated net sales increased $272.3 million, from $165.3 million in 1994 to $437.6 million in 1995, primarily as a result of the inclusion of Chicopee for the period from March 16, 1995 to December 30, 1995 and, to a lesser extent, from the inclusion of a full year of Fabrene and Bonlam net sales in 1995. For the period from March 16, 1995 to December 30, 1995, Chicopee's net sales were $225.6 million.

  Net sales of Chicopee increased from 1994 to 1995, primarily as a result of the following factors: (i) volume growth due to the addition of a new line of disposable baby wipes for the European market; (ii) a fluctuation in the exchange rate for the Dutch guilder from 1.81 guilders to $1 US in 1994 to 1.6 guilders to $1 US in 1995, and (iii) incremental sales to the Canadian market for wiping products and medical products. Net sales for Fabrene and Bonlam increased $38.1 million, from $39.8 million in 1994 to $77.9 million in 1995. Of this increase, $30.6 million was attributable to the inclusion of a full year of net sales. The remaining $7.5 million increase in sales for Fabrene and Bonlam represented organic volume growth, a 10.6% increase over the prior year. The remaining $8.6 million increase in net sales was attributable to organic growth in the rest of the Company's business, a 6.8% increase over the prior year.

  Of the $16.1 million overall increase in net sales not resulting from the acquisition of Chicopee and the inclusion of a full year of Fabrene and Bonlam, 53.4% was attributable to price increases in the Company's hygiene products, which resulted from higher raw material costs and the addition of higher value end-use products, such as the hydrophobic backsheet fabric sold to Procter & Gamble, into the product mix. The remaining 46.6% resulted from volume increases, including increases in woven product volumes and SMS hygiene product volumes of 9.5% and 13.4%, respectively. This volume growth was due to the recently completed spunbond capacity expansion in the Company's Mexican facility and the woven capacity addition in North Bay, Canada.

  GROSS PROFIT

  Gross profit as a percentage of net sales increased from 21.9% in 1994 to 23.8% in 1995, primarily as a result of favorable diversification in the product mix from the acquired businesses and, to a lesser extent, cost reduction programs and decreases in raw material prices. In particular, the addition of the wipes product category to the Company's business produced a favorable impact on gross margins. Gross profit increased by $67.7 million, from $36.3 million in 1994 to $104.0 million in 1995, primarily due to the Chicopee Acquisition and the effect of a full year of Fabrene and Bonlam. Raw materials expenses decreased from 52.3% of net sales in 1994 to 48.8% of net sales in 1995, reflecting a mix of less expensive raw materials associated with Chicopee. Labor expenses remained constant at 7.5%. Overhead expenses increased from 18.3% of net sales in 1994 to 19.9% of net sales in 1995 as a result of higher depreciation on completed capital expenditures and the higher overhead expenses of Chicopee.

  The Company's gross profit not attributable to the inclusion of Chicopee and a full year of Fabrene and Bonlam was relatively flat from 1994 to 1995 as a result of the following factors: (i) one-time, transitional start-up expenses associated with the integration of the acquired businesses, (ii) highly competitive pricing by diaper producers as Procter & Gamble attempted to increase market share, leading to pricing competition among rollgoods producers, (iii) six months of excess supply and soft pricing of spunbond products as Kimberly-Clark Inc. temporarily supplied the spot market with spunbond products prior to its internal use of such products for clothlike backsheet, and (iv) capacity limitations at the North Bay, Ontario wovens facility, which prevented incremental volume growth until capacity was added.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased $41.0 million from $20.7 million in 1994 to $61.7 million in 1995, due to the acquisition of Chicopee and the inclusion of a full year of operating expenses of Fabrene and Bonlam. Selling, general and administrative expenses as a percentage of net sales increased from 12.5% in 1994 to 14.1% in 1995, primarily as a result of the acquisition of a branded wipes business as part of the Chicopee Acquisition, which business requires greater selling and distribution expenses than the Company's other businesses. General and administrative expenses increased $18.2 million from 1994 to 1995 as a result of the Chicopee Acquisition, although general and administrative expenses as a percentage of net sales remained constant at 6.6%.

  OTHER EXPENSES

  Interest expense increased $24.7 million from $13.2 million in 1994 to $37.9 million in 1995. Interest expense as a percentage of net sales increased from 8.0% in 1994 to 8.7% in 1995. These increases are principally due to a higher average amount of indebtedness outstanding in 1995 resulting from the Chicopee Acquisition.

  Net foreign currency transaction losses were $17.1 million (10.3% of net sales) in 1994 and $22.8 million (5.2% of net sales) in 1995. The Company's Canadian and European operations collectively incurred net foreign currency transaction gains of $1.6 million which were offset by net foreign currency transaction losses of $24.4 million within the Company's Mexican operation. During the fourth quarter of 1994, the Mexican government discontinued monetary support for the nuevo peso allowing it to float to market rates, which caused the nuevo peso to devalue by approximately 124% between December 20, 1994 and December 30, 1995. Approximately 97% ($23.5 million) of the Company's Mexican-related net foreign currency transaction losses during 1995 resulted from its United States dollar denominated intercompany indebtedness.

  Increasing the Company's net loss in 1995 was a high effective income tax rate resulting from foreign losses, which did not give rise to a corresponding tax benefit. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a valuation allowance of $11.8 million has been recognized at December 30, 1995 ($10.2 million at December 31, 1994) to offset deferred tax assets due to the uncertainty of realizing the benefit of foreign net operating and capital loss carryforwards of approximately $9.7 million. Deferred tax liabilities of approximately $47.6 million relating primarily to the basis difference on foreign fixed assets ($27.8 million) also contributed to the high effective tax rate during 1995.

  The Company has operating loss carryforwards of approximately $12.5 million for federal income tax purposes expiring in the years 2007-2010. At December 30, 1995, the Company's Canadian operation had a capital loss carryforward of approximately $7.2 million and has recognized for accounting purposes an additional amount of approximately $1.3 million of capital gains relating to translation gains on debt denominated in United States dollars, which will be a capital gain when realized. No accounting recognition has been given to the potential income tax benefits of approximately $1.5 million related to the net capital loss carryforwards, which have no fixed expiration date.

  NET INCOME (LOSS)

  Net loss (excluding cumulative dividends on redeemable preferred stock) increased $0.9 million, from $22.7 million in 1994 to $23.6 million in 1995, primarily as a result of an increase in net foreign currency transaction losses of $5.8 million related mainly to the continued devaluation of the nuevo peso during 1995 and to an increase in interest expense of $24.7 million due to a higher average amount of indebtedness outstanding in 1995 resulting from the Chicopee Acquisition. Increasing the Company's net loss in 1995 was a high effective tax rate resulting from foreign losses, which did not give rise to a corresponding tax benefit. Net loss was reduced during 1995 as a result of increased net sales of $272.3 million and increased gross profit of $67.7 million, each attributable primarily to the Chicopee Acquisition.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND JANUARY 1, 1994

  NET SALES

  Consolidated net sales increased $43.9 million, or 36.1%, from $121.5 million in 1993 to $165.3 million in 1994, primarily as a result of the consolidation of Fabrene and Bonlam for the period from June 25, 1994 to December 31, 1994. For this period, Fabrene's sales were $28.6 million and Bonlam's sales were $11.2 million compared to 1993, which did not include the results of operations of Fabrene and Bonlam. Net sales for The FiberTech Group, Inc. ("FiberTech") increased $4.8 million, or 4.0%, from $121.5 million in 1993 to $126.3 million in 1994.

  GROSS PROFIT

  Gross profit as a percentage of net sales increased from 19.9% in 1993 to 21.9% in 1994, due to an improved product mix from the addition of the Fabrene and Bonlam revenues which have higher margins. Gross profit increased by $13.1 million as a result of the Fabrene and Bonlam acquisitions, while net gross profit increased $12.1 million, or 50%, from $24.2 million in 1993 to $36.3 million in 1994 due to an increase in fiber cost in the third quarter of 1994 that was not fully recovered in increased selling prices. The Company successfully passed along the price of such increase to substantially all of its foreign customers, and a corresponding price increase was successfully passed along to several of its U.S. customers by the end of the second quarter of 1995.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased $7.7 million, or 59.0%, from $13.0 million in 1993 to $20.7 million in 1994. Selling, general and administrative expenses as a percentage of net sales increased from 10.7% in 1993 to 12.5% in 1994. The inclusion of the expenses of Fabrene and Bonlam for the period from June 25, 1994 to December 31, 1994 accounted for $5.9 million of the increase, while the remainder of the increase consisted primarily of additional infrastructure costs and increased sales and developmental expenses associated with diversification into higher value-added businesses.

  OTHER EXPENSES

  Interest expense increased $8.8 million from $4.4 million in 1993 to $13.2 million in 1994. Interest expense as a percentage of net sales increased from 3.6% in 1993 to 8.0% in 1994. These increases are principally due to a higher average amount of indebtedness outstanding in 1994, which was higher principally as a result of the 1994 Transactions. As a result of the 1994 Transactions, an extraordinary loss of $4.4 million net of the income tax benefit of $1.8 million was reported in 1994.

  Net foreign currency transaction losses were $1.3 million (1.1% of net sales) in 1993 and $17.1 million (10.3% of net sales) in 1994. The Company's German operation incurred net foreign currency transaction gains of $2.1 million which were offset by losses of $0.3 million and $18.9 million at the Company's Canadian and Mexican operations, respectively. On December 20, 1994, the Mexican government discontinued monetary support for the nuevo peso, allowing it to float to market rates. The pesos subsequently devalued by over 40% and exchange rates went from 3.4 pesos to $1 US to 5.1 pesos to $1 US at December 31, 1994. Approximately 92% ($17.3 million) of the Company's Mexican-related net foreign currency transaction losses during 1994 resulted from its United States dollar denominated intercompany indebtedness.

  Increasing the Company's net loss in 1994 was a high effective income tax rate resulting from foreign losses which did not give rise to a corresponding tax benefit. In accordance with FAS 109, a valuation allowance of $10.2 million has been recognized at December 31, 1994 ($0.7 million at January 1, 1994) to offset deferred tax assets due to the uncertainty of realizing the benefit of net operating loss carryforwards of approximately $8.3 million at Bonlam and capital loss carryforwards of approximately $2.1 million at Fabrene. Deferred tax liabilities of approximately $5.1 million relating primarily to non-deductible goodwill amortization under Canadian statutory tax laws also contributed to the high effective tax rate during 1994. The Company has operating loss carryforwards of approximately $11.0 million for Federal tax purposes expiring in the years 2007-2009.

  NET INCOME (LOSS)

  Net loss (excluding cumulative dividends on redeemable preferred stock) increased $26.1 million, from net income in 1993 of $3.4 million to a net loss of $22.7 million in 1994 as a result of an increase in net foreign currency transaction losses of $15.7 million related primarily to the devaluation of the nuevo pesos which occurred during December 1994 and to an increase in interest expense of $8.8 million due to a higher average amount of indebtedness outstanding in 1994 resulting from the 1994 Transactions. As a result of the 1994 Transactions, an extraordinary loss of $4.4 million net of the income tax benefit of $1.8 million was reported in 1994. Increasing the Company's net loss in 1994 was a high effective income tax rate resulting from foreign losses which did not give rise to a corresponding tax benefit.

CHICOPEE

 RESULTS OF OPERATIONS

  The following table sets forth the percentage relationship to net sales of certain income statement items for Chicopee based on the historical financial information for Chicopee for the years ended January 2, 1994 and January 1, 1995, during which time Chicopee was owned by Johnson & Johnson. See "Selected Consolidated Financial Data."

                                                          YEAR ENDED
                                                -------------------------------
                                                JANUARY 2, 1994 JANUARY 1, 1995
                                                --------------- ---------------
      Net sales
        Trade..................................       52.8%           50.7%
        Affiliate(a)...........................       47.2            49.3
                                                     -----           -----
                                                     100.0           100.0
      Cost of goods sold.......................       77.1            77.8
                                                     -----           -----
        Gross profit...........................       22.9            22.2
      Selling, general and administrative
       expenses................................       19.1            19.4
                                                     -----           -----
        Operating income.......................        3.8             2.8
      Other income, net........................        1.4             0.3
                                                     -----           -----
        Income before income taxes.............        5.2             3.1
      Income taxes.............................        1.0             1.0
                                                     -----           -----
        Net income.............................        4.2%            2.1%
                                                     =====           =====

- --------
(a) Represents net sales to Johnson & Johnson.

 COMPARISON OF YEARS ENDED JANUARY 1, 1995 AND JANUARY 2, 1994

  NET SALES

  Net sales decreased $5.0 million, or 2.0%, from $245.5 million in 1993 to $240.5 million in 1994, due primarily to a lower volume of units shipped within the trade business of J&JAMC. J&JAMC trade sales decreased approximately $6.9 million, or 7.5%, from $91.4 million in 1993 to $84.5 million in 1994, which was mitigated to a lesser degree by an increase of $1.0 million, or 1.2%, from $82.9 million in 1993 to $83.9 million in 1994 in the J&JAMC North American affiliate business. Chicopee B.V.'s net sales increased $1.0 million, or 1.4%, from $71.2 million in 1993 to $72.2 million in 1994. Chicopee B.V.'s trade sales decreased $0.7 million, or 1.8%, which was offset by an increase of $1.7 million, or 5.2%, in the J&JAMC affiliate business.

  GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

  Gross profit decreased $2.7 million, or 4.8%, from $56.2 million in 1993 to $53.4 million in 1994. Gross profit as a percentage of net sales remained relatively consistent between 1993 (22.9%) and 1994 (22.2%). An improved product mix at Chicopee B.V. generated higher margins which offset volume shortfalls in the J&JAMC trade business during 1994. Selling, general and administrative expenses decreased $0.2 million from $46.8 million in 1993 to $46.6 million in 1994, due primarily to a reduction in research and development expenses in 1994.

  NET INCOME

  Net income decreased $5.3 million, from $10.4 million in 1993 to $5.1 million in 1994, due primarily to lower net sales of $4.9 million, lower operating income of $2.6 million and lower non-operating income of $2.7 million. Net income was also unfavorably impacted by a higher effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

  OPERATING ACTIVITIES

  Net cash provided by operating activities decreased $5.8 million, or 33.5%, from $17.4 million in 1994 to approximately $11.6 million in 1995. The decrease in net cash provided by operating activities between 1995 and 1994, excluding the effects of business acquisitions, resulted primarily from: (i) a net increase in accounts receivable of $16.2 million; (ii) a net increase in inventories of $7.8 million; and (iii) a net decrease in accounts payable and accrued expenses of $2.7 million. During 1995, net cash provided by operating activities was favorably impacted by a net increase in income taxes payable of $2.7 million and a net increase in other operating assets of $4.4 million and net non-cash charges of: (i) $29.8 million for depreciation and amortization expense; (ii) $22.8 million for net foreign currency transaction losses; and
(iii) $5.8 million in provisions for losses on accounts receivable and price concessions.

  Net cash used in operating activities decreased $2.4 million, or 43.3%, from $5.5 million in the first quarter of 1995 to $3.1 million in the first quarter of 1996. The decrease in net cash used in operating activities resulted primarily from (i) a lower net loss during first quarter 1996 and (ii) non-cash charges of $9.3 million for depreciation and amortization expense, $1.3 million for net foreign currency transaction losses and $2.1 million in provisions for losses on accounts receivable and price concessions.

  INVESTING AND FINANCING

  On March 15, 1995, the Company completed the Chicopee Acquisition for an aggregate consideration of $290.0 million (including $15.0 million of fees and expenses) in a transaction accounted for by the purchase method of accounting. The Company financed the Chicopee Acquisition with the following sources of funds: (i) borrowings by Chicopee under the 1995 Credit Facility (as more fully described below); (ii) the issuance by Chicopee to Johnson & Johnson of a $5.0 million subordinated promissory note, which was repaid at closing;
(iii) a $30.0 million common equity contribution from the Company; and (iv) the issuance of $40.0 million redeemable preferred stock of Chicopee due 2004, with warrants of the Company. Through the Chicopee Acquisition, the Company gained substantial manufacturing and technological resources, as well as consumer market recognition of certain of Chicopee's branded product lines. In addition, the Chicopee Acquisition provided the Company with a significant presence in the nonwovens markets for wipes and medical products. The additional Chicopee businesses also enabled the Company to realize economies of scale in production, such as in negotiating contracts with raw material suppliers and in reducing barriers to entry for new products by pairing complementary products together through established distribution channels.

  The 1994 Credit Facility, which would mature on June 30, 1998, has two tranches, a $50.0 million facility available for working capital and general corporate purposes and a $25.0 million facility available solely to fund the development and construction of pre-determined capital projects for FiberTech, Fabrene and Bonlam. The 1995 Credit Facility consists of a six-year $125.0 million amortizing term loan, an eight-year $85.0 million amortizing term loan and a $30.0 million revolving credit facility. The 1994 Credit Facility and the 1995 Credit Facility each contain various restrictive covenants, including limitations on incurrence of indebtedness, the making of restricted payments, transactions with affiliates, the existence of liens, mergers and acquisitions and sales of assets. In connection with the Recapitalization, all outstanding amounts under the 1994 Credit Facility and the 1995 Credit Facility effectively will be repaid, and the 1994 Credit Facility and the 1995 Credit Facility will be terminated. As of December 31, 1995, the Company was in compliance with all of the covenants contained in the 1994 Credit Facility and the 1995 Credit Facility.

  In connection with the Offerings, the Company and its subsidiaries intend to enter into the New Credit Facility with a group of lenders with The Chase Manhattan Bank, N.A. ("Chase Bank"), as

Administrative Agent, and Chemical Bank, as Operations Agent. The commitment of such lenders is subject to customary conditions and is also subject to the condition that the Company receive gross proceeds of at least $175.0 million from the Offerings. The New Credit Facility will consist of a $200.0 million term loan and a $125.0 million revolving facility. Initial borrowings under the New Credit Facility will be effected by rolling over existing loans outstanding under the 1994 Credit Facility and the 1995 Credit Facility. Upon consummation of the Offerings, a portion of the proceeds therefrom will be applied to reduce the outstanding revolving loans under the New Credit Facility, leaving a remaining availability of $77.0 million. The New Credit Facility will be secured by all of the assets of the Company and by a guarantee by each of the Company's domestic subsidiaries, which guarantee will be secured by the assets of each such subsidiary. The Company's non-domestic subsidiaries will either borrow directly under the New Credit Facility on a secured basis or borrow from PGI, a wholly owned subsidiary of the Company, with such borrowings being evidenced by a note pledged to the lenders. The term loan will have required annual principal repayments in the aggregate of $19.25 million in 1997, $26.5 million in 1998, $36.5 million in 1999, $46.5 million in 2000, $56.5 million in 2001 and $14.75 million in 2002. The term loan will have a final maturity date of March 31, 2002. The revolving facility may also be used to provide letter of credit support from the Company.

  The New Credit Facility will contain various restrictive covenants customary for financings of this type, including limitations on incurrence of debt, the making of restricted payments, transactions with affiliates, the existence of liens, mergers, acquisitions and sales of assets. The revolving facility will mature in 2002, with a provision for two one-year extensions at the request of the Company, subject to the consent of all of the lenders.

  The ability of the Company to enter into the New Credit Facility with the terms and conditions described above is subject to the affirmative consent (the "Required Consents") of holders of a majority of the outstanding principal amount of the Notes. Pursuant to a Consent Solicitation Statement dated March 14, 1996, the Company has solicited and received the Required Consents, and, accordingly, the Company and the Trustee have executed a Third Supplemental Indenture dated as of April 9, 1996, to be effective upon the consummation of the Offerings, that will allow the Company to enter into the New Credit Facility.

  During 1994, Bonlam entered into a contract with Reifenhauser GmbH ("Reifenhauser") to install a new state-of-the-art SMS line (the "New Line") incorporating the Company's and Reifenhauser's technologies. This expansion, which was completed by the end of second quarter 1995 as planned, allows Bonlam to meet increasing demands from the customers it serves and provides expansion opportunities for new markets and new products. Commercial start-up of the New Line was completed during third quarter 1995. Cash outlays for the New Line during 1995 approximated $17.2 million.

  OTHER

  In connection with the Chicopee Acquisition, management of the Company adopted a plan (the "Plan") to relocate manufacturing equipment from Chicopee's Canadian operation to certain other manufacturing sites within the United States. The Plan also provides for relocation of Chicopee's corporate offices, including certain equipment used in its North American research and development activities, to other sites within the United States. As of March 15, 1995, the Company provided for accrued restructuring costs of approximately $17.9 million in connection with the allocation of the purchase price to the fair value of assets acquired and liabilities assumed. During 1995, the Company charged approximately $2.4 million against the liability associated with the Plan, including $1.4 million related to asset and personnel relocation and foreign import duties and approximately $1.1 million associated with an unfavorable manufacturing contract that existed at the acquisition date and other miscellaneous costs. During the three month period ended March 30, 1996, the Company charged approximately $1.0 million against the liability related to asset relocation and other miscellaneous costs. At March 30, 1996, the Company's accrued restructuring costs associated with the Plan approximated $14.5 million. Management currently estimates that approximately $6.5 million of the total accrued restructuring costs will be expended during the remainder of 1996.

  The Company uses derivative financial instruments to manage well-defined interest rate risk and does not use them for trading purposes. On April 25, 1995, the Company (through Chicopee) entered into an interest rate cap agreement (the "Agreement") for an initial premium (cash) of $0.4 million and quarterly installments of $0.1 million through March 31, 1998. Premiums paid for the Agreement, including quarterly installments, are amortized to interest expense over the term of the Agreement. The Agreement provides for an initial principal notional amount of $105.0 million on April 25, 1995, which declines to $90.0 million on December 31, 1997. If the London Interbank Bid Offer Rate ("LIBOR") exceeds 8% on each quarterly reset date (as defined in the Agreement), the Company shall be due the amount by which LIBOR exceeds 8%. Over the term of the Agreement during 1995, LIBOR did not exceed 8%.

  The Company estimates that it will fund approximately $25.4 million in capital expenditures in 1996 to, among other things, implement FASE II technology (a new proprietary web formation process), upgrade the Mexican and Vancouver facilities and increase its spunlace and through-air bonding capacity. The Company believes that based on the current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings under the New Credit Facility, will be adequate over the next several years to make required debt payments, including interest thereon, permit anticipated capital expenditures and fund the Company's working capital requirements.

  Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect demand for its products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products, such as certain of the plastic wrapping materials which are produced by the Company. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company.

EFFECT OF INFLATION; FOREIGN CURRENCY EXCHANGE RATES

  Inflation generally affects the Company by increasing the cost of labor, equipment and new materials. The Company does not believe that inflation has had any material effect on the Company's business over the last three years.

  The Company's substantial foreign operations expose it to the risk of exchange rate fluctuations. If foreign currency denominated revenues are greater than costs, the translation of foreign currency denominated costs and revenues into U.S. dollars will improve profitability when the foreign currency strengthens against the U.S. dollar and will reduce profitability when the foreign currency weakens. In addition, the remeasurement of foreign currency denominated assets and liabilities into U.S. dollars gives rise to foreign exchange gains or losses which are included in the determination of net income. The Company does not currently participate in hedging transactions related to foreign currency.

ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995; therefore, the Company adopted FAS 121 in the first quarter of 1996. The effect of adoption did not have a material impact on the Company's results of operations for the three months ended March 30, 1996.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. In connection with the Offerings, the Company has adopted the 1996 Plan (as defined). With adoption of the 1996 Plan, the Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by FAS 123.

                                   BUSINESS

GENERAL

  The Company is a leading worldwide manufacturer and marketer of a broad range of nonwoven and woven polyolefin products. The Company's principal lines of business include industrial and specialty products and disposable wiping, medical and hygiene products. The Company believes that it is the third largest producer of nonwovens in the world and that it employs the most extensive range of nonwoven technologies of any nonwovens producer, which allows it to supply products tailored to customers' needs at a competitive cost. Nonwovens are flat, flexible porous sheets produced by interlocking fibers or filaments or by perforating films. Nonwovens provide certain qualities similar to those of textiles at a significantly lower cost. The Company also believes that it is the largest producer of woven polyethylene fabrics in North America. Woven polyethylene fabrics are flat, flexible structures produced by weaving narrow tapes of slit film and are characterized by high strength-to-weight ratios.

  The Company is a leading nonwovens supplier to a number of the largest consumer products manufacturers in the world and specifically targets market niches with high value-added products for these customers. The Company has a global presence with an established customer base in the three major developed markets of North America, Europe and Japan, as well as developing markets such as Latin America. The Company's products are sold principally to converters that manufacture a wide range of end-use products, such as hospital surgical gowns and drapes, wound care sponges, multi-use wiping cloths and towels, flexible industrial packaging, filtration media, battery separators, diapers, feminine hygiene products and automotive insulation products. The Company supplies nonwovens to customers such as Johnson & Johnson for healthcare products, including operating room gowns, Procter & Gamble for Pampers(R) and Luvs(R) diapers and Paragon Trade Brands Inc. for private label diapers.

  The Company is a leader in nonwoven process technology. The Company operates twelve manufacturing facilities located in five countries and is currently the only nonwovens producer that utilizes all of the established nonwoven process technologies. The Company recently successfully introduced the new, proprietary Apex technology, which is a surface-forming technology capable of producing low-cost textile replacement fabrics with intricate, three-dimensional patterns. The Company believes that the quality of its manufacturing operations and the breadth of its nonwovens process technologies give it a competitive advantage in meeting the current and future needs of its customers and in leading the development of an expanded range of applications for nonwovens. The Company continues to make significant investments in advanced technology in order to increase capacity, improve quality and develop new low-cost, high-value structures. For example, the Company recently invested in a spunbond/meltblown/spunbond ("SMS") line that the Company believes is one of the most advanced in the world, which allows the Company to produce highly uniform structures at less than half of the unit weight produced by other SMS lines. The Company believes that this technological advantage gives it the capability to design and manufacture products with optimal cost and functionality. Working as a developmental partner with its major customers, the Company utilizes its technologies to develop and manufacture new products to meet their needs.

  Management has built the Company through a series of strategic business acquisitions that have broadened the Company's technology base and increased its product lines. The Company's strategic acquisitions have helped it to establish strong positions in both the nonwoven and woven polyolefin fabric markets. Synergies realized through these acquisitions have enabled the Company to better meet the needs of existing customers, to reach emerging geographic markets and to exploit niche market opportunities through customer-interactive specialty product development. For example, technology improvements developed at the Company's Landisville, New Jersey facility, such as improvements in the meltblown process, continuous spreading and comprehensive process automation, have been integral to capacity increases and the implementation of new production lines in Europe and Mexico.

  The Company's objectives are to continue to expand its core business while building new capabilities to capitalize on both a broad range of new, high value-added niche product opportunities and expanded geographic markets. In addition to growth in its core businesses, the Company expects growth to come from the application of several new technologies, including (i) the Apex nonwoven process technology, (ii) a new line of specialty sorbents, marketed under the Micro-Set(TM) brand, providing EPA-approved disposability at a competitive cost and (iii) a newly developed polymer technology designed to recover heavy metals, which can then be recycled and sold, from contaminated solutions such as hazardous waste sites. The Company expects to accomplish these objectives by relying on its principal strengths, which include technological leadership, state-of-the-art manufacturing capabilities, significant market share in its primary markets and an experienced and successful management team. The Company seeks to utilize these strengths by following a strategy based on (i) continuous improvement aimed at increasing product value and reducing costs, (ii) development of high value-added niche products, (iii) entrance into new markets with existing products, (iv) expansion of capacity through capital improvements and (v) strategic acquisitions.

HISTORY OF THE COMPANY

  The Company was organized on June 16, 1994 and, effective June 24, 1994, acquired a 100% ownership interest in PGI, which was incorporated in September 1992 by The InterTech Group, Inc. and Golder, Thoma, Cressey, Rauner, Inc. ("Golder, Thoma") to act as a holding company for entities engaged in the development, manufacture and marketing of polyolefin products. See "Certain Relationships and Related Transactions."

  At the time of its formation, PGI acquired from InterTech approximately 27% of the issued and outstanding shares of stock of Fabrene, a leading manufacturer of industrial and commercial woven polyolefins. In addition, in October 1992, through its wholly owned subsidiary FiberTech, PGI acquired (the "Scott Acquisition") the Nonwoven Products Division (the "Predecessor") of Scott Paper Company ("Scott"), a major supplier of nonwovens for diapers, feminine hygiene products and adult incontinence products. Together, Fabrene and FiberTech offered substantial representation in both the nonwoven and woven polyolefin markets.

  Upon the Company's formation in 1994 in connection with the Notes Offering (as defined), the Company acquired the remaining issued and outstanding shares of stock of Fabrene and became the 100% parent owner of PGI (together with the Notes Offering, the "1994 Transactions"). In addition, the Company purchased from Cydsa, S.A. ("Cydsa") all of the outstanding shares of Bonlam, the largest manufacturer of spunbond nonwoven fabrics in Mexico. The Bonlam Acquisition not only presented the opportunity to meet existing customers' needs in Mexico, but also provided the Company with the additional nonwoven capacity necessary to meet growing demand in North American and Latin American markets and to develop further opportunities in those markets.

  In March 1995, the Company purchased (the "Chicopee Acquisition") Chicopee, a leading manufacturer and marketer of nonwoven roll and converted products in North America and Europe, and consummated certain other transactions (the "1995 Transactions") as described under "Certain Relationships and Related Transactions." Through the Chicopee Acquisition, the Company gained substantial manufacturing and technological resources, as well as consumer market recognition of certain of Chicopee's branded product lines. In addition, the Chicopee Acquisition provided the Company with a significant presence in the nonwovens markets for wipes and medical products and enabled the Company to realize economies of scale in production, such as in negotiating contracts with raw material suppliers and in reducing barriers to entry for new products by pairing complementary products together through established distribution channels.

INDUSTRY OVERVIEW

  The Company competes primarily in the worldwide market for nonwovens, which is a $6.5 billion market based on 1995 sales, according to industry sources. The nonwovens industry began in the 1950s when paper, textile and chemical technologies were combined to produce new fabrics and products with the attributes of textiles but at a significantly lower cost. Today, nonwovens are used in a wide variety of consumer, industrial and healthcare products as a result of their superior functionality and relatively low cost.

  The nonwovens industry has benefitted from substantial improvements in technology over the past few years, which have increased the number of new applications for nonwovens and therefore increased demand. According to industry sources, demand in the developed markets is expected to increase 4-5% in each of the next five years, while the emerging markets are forecasted to grow at a rate of 9-13% per annum. In the developed markets, growth will be driven primarily by new applications for nonwovens, while growth in the emerging markets will be volume driven as these countries create a middle class of consumers. According to industry sources, worldwide consumption of nonwovens has increased an average of 9% per annum for the past five years. The Company also believes that future growth will depend upon the continuation of improvements in raw materials and technology, which should result in the development of high-performance nonwovens, leading to new uses and markets at a lower cost than alternative materials.

  Nonwovens are categorized as either disposable (54% of worldwide industry sales in 1995 according to industry sources), which is the category in which the Company primarily competes, or durable (46% of worldwide industry sales in 1995 according to industry sources). The largest end uses for disposable nonwovens are for hygiene applications, including diapers, feminine sanitary protection, baby wipes and adult incontinence products, and healthcare applications, including surgical gowns and drapes and woundcare sponges and dressings. Other disposable end uses include wipes, filtration media, protective apparel and fabric softener sheets. Durable end uses include apparel interlinings, furniture and bedding construction sheeting, automotive components, geotextiles, roofing membranes, carpet backing, agricultural fabrics, durable papers and coated and laminated structures for wallcoverings, upholstery, shoes, luggage and tablecloths.

  The Company also competes in the North American market for coated woven polyolefin products. Woven polyolefin fabrics are flat, flexible structures produced by weaving narrow tapes of slit film and are characterized by high strength to weight ratios. While the broad uncoated woven polyolefin market is primarily focused on carpet backing fabric and, to a lesser extent, geotextiles and bags, the markets in which the Company primarily competes are made up of a large number of specialized products manufactured for niche applications. These markets include demanding industrial packaging applications such as lumberwrap, steel wrap and fiberglass packaging, as well as high-strength protective coverings and specialized components that are integrated into a variety of industrial and consumer products.

COMPETITIVE STRENGTHS

  The Company believes that it has a strong competitive position attributable to a number of factors, including the following:

    TECHNOLOGICAL LEADERSHIP. The Company believes it is a technological leader in developing and manufacturing nonwoven and woven polyolefin products. The Company is currently the only nonwovens producer that utilizes all of the established nonwoven process technologies and has recently introduced the new, proprietary Apex technology. The expertise of the Company's research and development staff have enabled the Company to develop innovative products, frequently in response to specific customer needs. The Company's research and development efforts have been focused on increasing its production capacity and improving its production processes, developing products based on the Company's existing technologies for new markets, and developing new process technologies to enhance existing business and allow entry into new businesses.

    STATE-OF-THE-ART MANUFACTURING CAPABILITIES. The Company believes that it has state-of-the-art manufacturing capability in both its nonwoven and woven product lines. As a result, the Company is one of the lowest cost producers in the markets in which it participates. In recent years, the Company has invested in excess of $50.0 million in capital improvements to increase capacity and has improved quality and uniformity through the implementation of automated process technology. The Company recently completed an expansion in Mexico with the installation of a new 4.2 meter SMS line with unique and proprietary capabilities. The Company is currently adding spunlace and through-air bonded capacity to meet demand in both the United States and Europe. The Company has also developed a proprietary method to produce an exceptionally lightweight thermal bond fabric of superior uniformity, which allows the Company to offer more cost-effective product performance.

    SIGNIFICANT MARKET SHARE IN PRIMARY MARKETS. The Company has developed significant market shares in its primary markets. For example, the Company believes that it has a significant share of the noncaptive coverstock market and the wipes market and that it is the leading North American manufacturer of lumberwrap and woven uncoated fabric used for lamination to paper for the steel wrap market. The Company also believes that it is the leading North American supplier in both the manufactured housing bottom board and fiberglass packaging markets. The Company believes it has been able to obtain these market shares as a result of its commitment to, and reputation for, innovation and quality.

    EXPERIENCED AND SUCCESSFUL MANAGEMENT TEAM. The Company's senior management team has significant experience in the manufacturing and marketing of polyolefin products, with an average of 11 years of experience in this industry. Management's experience includes acquiring and employing assets at a low cost and increasing the utilization of assets. Management also has a successful track record of acquiring and improving complementary businesses while integrating them into the Company's existing businesses.

    KEY CUSTOMER RELATIONSHIPS. The Company has successfully cultivated long-term relationships with key customers, such as Johnson & Johnson and Procter & Gamble, who are market leaders in their industries. The Company currently works closely as a developmental partner of Procter & Gamble, focusing resources and working together to develop advanced components for next generation diapers. The Company has also negotiated a favorable, long-term supply agreement with Johnson & Johnson, under which it is the exclusive provider of nonwoven fabric requirements for Johnson & Johnson. Similarly, the Company enjoys an exclusive, ten-year supply contract with Bulldog Bag Ltd. for its woven fabrics product line. The Company's success in developing and strengthening its relationships with these and other key customers is attributable to its commitment to product quality, dedication to customer technical service and sensitivity and responsiveness to changing customer needs.

BUSINESS STRATEGY

  The Company's goals are to continue to grow its core businesses while developing new technologies to capitalize on a broad range of new high-margin niche product opportunities and expanded geographic markets. The Company intends to be the leading supplier in its chosen markets by delivering high-quality products and service at competitive prices. To achieve these goals, the Company's primary strategy focuses on:

    CONTINUOUS IMPROVEMENT AIMED AT INCREASING PRODUCT VALUE AND REDUCING COSTS. The Company is committed to continuous improvements throughout its business to increase product value and lower costs. The Company's product design team continuously seeks to incorporate new materials and operating capabilities that enhance or maintain performance specifications while lowering the cost of raw materials used in the products. State-of-the-art equipment, much of which has been developed internally and is proprietary to the Company, has been designed and installed to continuously measure process parameters and maintain very narrow tolerances, resulting in less product variation. As a result, the Company's manufacturing processes utilize less material and produce a higher quality fabric. In addition, the Company maintains a human resource program aimed at capturing productivity gains through team building, formal training and employee empowerment.

    DEVELOPMENT OF HIGH VALUE-ADDED NICHE PRODUCTS. The Company is committed to investment in the development of products for high value-added niche markets. One new offering is its Soft Touch(TM) line of backsheet materials, developed to meet the growing demand for clothlike structures in both the baby diaper and adult incontinence markets. To further its success in the development of clothlike structures, the Company is currently in the development stage of a next generation backsheet that is breathable and more fabric-like, as well as cost effective. Another new addition is the Company's proprietary FASE II(TM) technology which forms a part of its Isolite(TM) line of products used in hygiene and construction applications. FASE II(TM) uniformity is a new proprietary web formation process that significantly improves fiber distribution and control over fiber orientation and permits increased line speeds.

    The Company has developed and sought patent approval for several new concepts for absorbent core structures, including pulpless cores for blood sorbents, diapers and adult incontinence products. These structures have the potential to significantly reduce the core size and cost of traditional pulp-filled absorbent cores while improving functionality. The Company has also developed a new line, marketed under the Micro-Set(TM) brand, of hydrocarbon sorbent polymers that encapsulate oil and other petroleum products rather than merely absorbing them, thereby offering EPA-approved disposability at a cost below existing technologies. Other new developments include the new proprietary Apex technology, which is a surface-forming technology capable of producing low-cost textile replacement fabrics with intricate, three-dimensional patterns. This next generation technology is currently in commercial production for Johnson & Johnson for medical applications such as woven-like gauze, and could be utilized in the future in a variety of other applications, including high-value wall coverings and specialty apparel.

    ENTRANCE INTO NEW MARKETS WITH EXISTING PRODUCTS. The Company believes that it has significant additional market opportunities for its existing products. The Company is actively expanding its capabilities to take advantage of the penetration and growth of its core products internationally, particularly in developing countries. For example, the Company has increased sales to Latin America, the Caribbean, New Zealand and Australia. In addition, the Company has expanded its technical marketing staff to pursue novel applications of its current products with new segments of end users. For example, the Company has developed a multimillion square meter market in Europe for a new hygiene application by introducing a product and technology primarily used as a wipe in North America.

    EXPANSION OF CAPACITY THROUGH CAPITAL PROJECTS. The Company continuously evaluates opportunities to expand its existing production capacity or enhance production technologies. The Company has invested approximately $50.0 million in capital improvements since 1992 to either debottleneck existing assets or to add new capabilities and capacity. The largest of these projects is a state-of-the-art SMS line at the San Luis Potosi, Mexico facility, which line began commercial production in the third quarter of 1995. Other significant projects include FASE II(TM) uniformity, which has increased line speed and improved product fiber distribution on thermal bond lines. Since 1992, capacity on these lines has increased by approximately 33%, and the lines presently represent one of the lowest cost thermal bond processes in the industry.

    Since March 1995, the Company has invested substantially in the debottlenecking of its spunlace process at Benson, North Carolina and Cuijk, The Netherlands, resulting in an approximate 30% increase in capacity. The Company's woven polyolefin business has completed a series of expansions and debottlenecking projects since 1990, which have cumulatively increased capacity by 56%. The expansions include facilities in Portland, Oregon and Vancouver, British Columbia, which primarily supply the Northwest lumber industry with coated and printed lumberwrap.

    STRATEGIC ACQUISITIONS. The Company continuously evaluates opportunities to make acquisitions which complement and expand its core businesses or which have the potential to increase market share and distribution capability in high-margin complementary products. The Company may seek to vertically integrate operations where such expansion is economical and supports the Company's core business without adversely impacting its existing relationships.

PRODUCTS

  The Company develops, manufactures and sells a broad array of nonwovens, woven polyolefin products, conulated/apertured (perforated) films, laminated composite structures, converted wipes and sorbent products. Sales are focused in four general product categories that provide opportunities to leverage the Company's advanced technology and substantial capacity. These product categories include industrial and specialty products and disposable products for wiping, medical and hygiene applications.

  Marketing and research and development teams are committed to constant product innovation in conjunction with, or at the request of, the Company's customers. Close long-term relationships with end-use customers have been a significant factor in the Company's success by enabling the Company to better understand its customers' needs. In addition, the research and development teams seek to develop high value-added specialty products using existing assets in order to leverage the Company's capabilities to produce high-margin products.

 INDUSTRIAL AND SPECIALTY PRODUCTS

  The industrial and specialty products category represented approximately 21%, 24% and 4%, or $102.1 million, $39.0 million and $4.9 million, of the Company's pro forma 1995 net sales, 1994 net sales and 1993 net sales, respectively. Demand for this product category is distributed among hundreds of end-use applications. Some typical end uses include filtration media, home furnishings, apparel interlinings, automotive insulation, agricultural fabrics, battery separators, fabric softener sheets, protective coverings and flexible industrial packaging. The Company's strength in engineering and extensive range of process technologies are well-suited to meet the specialized functionality requirements in this category. Customers typically have very specific performance and quality requirements which the Company must meet through efficient design and process conditions, which are strategic strengths of the Company.

  The Company produces a broad range of industrial and specialty products, including alkaline battery separators, manufactured housing bottom board fabric (used to enclose the underside of a manufactured home), home furnishing dust covers and mattress pads, window coverings, fabric softener sheets, protective apparel, Micro-Set(R) hydrocarbon sorption pads and specialized protective coverings such as golf green covers, pool covers, salt pile covers, landfill covers and athletic field covers, such as the one used during the 1996 Super Bowl. The Company also produces a variety of flexible packaging products utilizing coated and uncoated woven polyolefin fabrics, such as Arbrene(R) and Lumber Guard(R) lumberwrap, which are used to cover high-quality kiln dried lumber for shipping and storage, fiberglass packaging tubes, which hold batts of insulation under compression for efficient storage and shipping, balewrap for synthetic and cotton fibers, steel and aluminum wrap, which are used to cover mill rolls, and coated woven bags for animal feed, specialty chemicals and mineral fibers. The Company is a leading supplier of several of these products, including wetlaid alkaline battery separators, woven lumberwrap, fiberglass packaging and bottom board fabric.

  The Company also produces a variety of specialized niche products that add further to the diversification of this product category. The Company expects that the majority of its long-term growth will come in the industrial and specialty products category. The Company's current primary industrial and specialty products and applications are summarized below:

Product                         Application
- -------                         -----------
Microporous rollgoods           Alkaline battery separators
Kiara(R)                        Filtration media, liquid
Key Bak(R)                      Automotive insulation
Arbrene(R) and Lumber Guard(R)  Lumberwrap
Airgard(R)                      Housewrap
Fab-Strip(TM)                   Corrugated box reinforcement
Fabrene(TM)                     Protective coverings and laminated structures
Agricultural fabric             Crop covers
Dust cover                      Furniture and bedding

  The Company's industrial and specialty products are produced primarily using wetlaid, adhesive bond, through-air fusible fiber bond, spun bond, woven polyolefin and lamination technologies. Specialized converting facilities operated by the Company include a wide-width paper/nonwoven/film laminating and printing facility in Portland, Oregon and a thermal and ultrasonic bonding facility in Vineland, New Jersey. The Company sells its industrial products primarily to converter/distributors, except for battery separators, fiberglass packaging and lumberwrap in the U.S. Pacific Northwest, which are sold by the Company's own sales team.

 WIPING PRODUCTS

  The wiping products category represented approximately 18%, or $89.6 million, of the Company's pro forma 1995 net sales. The Company has a complete line of wiping products used for food service, institutional, light industrial, janitorial and consumer markets. Nonwovens represent approximately 40% of the overall wipes market and are categorized as either "premoistened/wet wipes" or "dry wipes." The Company primarily participates in the "dry wipes" portion of the market, which has more potential for growth and generally contains more value-added, specialty products. Within the "dry wipe" category, the three general end-use products are food service wipes, consumer household wipes and industrial and specialty wipes. The Company maintains a significant market share in the food service category and is a leading producer for the consumer and industrial categories. Industry sources believe that the overall disposable wipes product category will grow approximately 7% per annum worldwide.

  Products within this category include branded and unbranded light to heavyweight cloth wipes, towels and aprons marketed under the Chix(R), Chix Plus(R), Chiffonnette(TM) and Levette(TM) trademarks, medium to heavyweight open weave towels marketed under the Fresh Guy(R) trademark and dry, pretreated, water activated cleaning and sanitizing wipes for the food service industry, marketed under the Quix(TM) trademark. Products for the industrial, janitorial and institutional markets include light to heavy-duty towels and cloths sold under a variety of trademarks including Worxwell(R), Durawipe(R), Masslinn(R) and Stretch "N Dust(R). Specialty wipes consist of products designed to meet specialized customer requirements and specifications and include clean room wipes used in the electronics, pharmaceutical and office equipment cleaning industries, tack cloth used by automotive paint shops, and aerospace wipes for solvent and sealant wiping, surface preparation and general purposes. The Company produces multi-use kitchen wipes, including Colgate Palmolive's Handiwipes(R) brand pursuant to a long-term supply agreement. The Company also markets a line of catering products in Europe, including banquet rolls, table napkins and table cloths. The Company's primary wiping products and applications are summarized below:

Product                             Application
- -------                             -----------
Chix(R) and Chix Plus(R)            Food service
Fresh Guy(R)                        Heavyweight food service
Durawipe(R)                         Industrial
Quix(TM)                            Sanitizing/food service
Worxwell(R)                         Consumer and janitorial
Masslinn(R)                         Janitorial
Stretch "N Dust(R)                  Janitorial
Duralace(R)                         Specialized, clean rooms
Chiffonnette(TM)                    Consumer--Europe
Levette(TM)                         Food service--Europe
Napkins and tablecloths             Catering--Europe
Handiwipes(R) and Heavywipes(R)/1/  Consumer

  /1/Handiwipes(R) and Heavywipes(R) are registered trademarks of Colgate Palmolive. The Company produces wipes exclusively for Colgate Palmolive under a long-term supply agreement.

  The Company utilizes primarily dry form resin bonded and spunlace technologies to manufacture its wiping products and also maintains dedicated converting and packaging equipment. In North America, the Company has a long-term manufacturing and distribution agreement with Berkley Medical Resources Inc. ("BMR") in Fairfield, Pennsylvania to convert, warehouse and distribute a wide range of wiping products. The equipment used in the converting and packaging operations is owned by the Company and operated solely for its benefit. In Europe, the Company operates its own converting and packaging equipment within the Cuijk manufacturing facility. The Company is a leading manufacturer and marketer of wiping products as a result of its wide range of products, wide distribution base of dealers and food service distributors and reputation for excellent customer and technical support, including the ability to meet specific customer requirements.

 MEDICAL PRODUCTS

  The medical products category represented approximately 17%, or $84.5 million, of the Company's pro forma 1995 net sales. The Company's medical products are used in the production of wound care sponges and dressings, disposable surgical packs, apparel such as operating room gowns, drapes for operating rooms and facemasks, shoecovers and headwear. Medical applications represent the second largest market for nonwoven fabrics, with almost 2 billion square yards consumed annually in North America. Approximately half of this demand is for disposable surgical packs, drapes and gowns, a market in which Johnson & Johnson has a leading share.

  Johnson & Johnson is the Company's primary customer for medical products pursuant to a long-term supply agreement dated March 15, 1995 (the "Supply Agreement"). The Supply Agreement grants the Company the exclusive right to supply Johnson & Johnson with all of its nonwoven fabric requirements, including those for its entire line of medical products as well as for other disposable hygiene and wiping applications, for a period of five years, and, provided that the Company's prices remain competitive with the marketplace, extends for a period of an additional five years. During the first five-year period, of which four years still remain, the Company enjoys significantly favorable pricing terms. In addition, other preferential terms continue throughout the duration of the contract. Johnson & Johnson accounted for approximately 28% of the Company's 1995 net sales.

  Industry sources estimate that the U.S. growth rate for nonwovens in medical applications will be approximately 7% per annum, with much of the growth coming from the expansion of traditional product lines. A 1992 ruling by the Occupational Safety and Health Administration ("OSHA") required that employers of healthcare workers supply personal protective equipment to employees at risk of exposure to infectious body fluids. The OSHA ruling will affect approximately five million workers, including those in funeral homes, linen services and law enforcement agencies in addition to healthcare workers.

  Surgical gowns and drapes containing a protective barrier against fluid strike-through are the largest and fastest growing applications for nonwoven fabrics in the medical products category. The Company produces Duralace(R) spunlace fabric for this product group and treats the surface of the fabric to give it high fluid repellency required for this application. The sponge and dressing products are produced using spunlace apertured technology. A recently developed product using this technology, Mirasorb(R), is a nonwoven sponge that can replace woven gauze in some applications at considerably less cost. The Company's primary medical products and applications are summarized below:

Product      Application
- -------      -----------
Duralace(R)  Surgical gowns and drapes
Mirasorb(R)  Sponges
Nugauze(R)   Nonwoven gauze

 HYGIENE PRODUCTS

  The hygiene products category represented approximately 44%, 76% and 96% or $217.3 million, $126.3 million and $116.6 million, of the Company's pro forma 1995 net sales, 1994 net sales and 1993 net sales, respectively. The Company produces a variety of nonwoven fabrics and films for use in the production of diapers, training pants, feminine sanitary protection, baby wet wipes and adult incontinence products. The Company pioneered the first soft, comfortable topsheet for disposable diapers. Today, the Company's customers annually consume over 2 billion square yards of nonwoven fabrics for hygiene products. The Company believes that it has a significant share of the noncaptive North American topsheet market. Industry sources estimate that the global growth rate for SMS and spunbond nonwovens in hygiene applications will average 12% for each of the next three years, primarily due to an increase in the amount of nonwoven fabric per diaper with the advent of the clothlike backsheet, increased unit demand from developing countries and the rise in use of adult incontinence products.

  Recent innovations by the Company have broadened its product portfolio and provided customers with a full range of specialized components for unique or distinctive products. Such recent innovations include the Isolite(TM) topsheet, Multi-Strike(TM) transfer layer, Soft Touch(TM) backsheet fabric, Dry-Fit(TM) leg cuff fabric, Reticulon(R) sanitary protection facings, absorbent pads for the Serenity(R)1 incontinence guard and Carefree(R)/1/ panty shield and Ensorb(TM) absorbent cores. The Company recently began commercial production of a spunlace "wet wipe" product in Europe for Johnson & Johnson. This product fills the gap between standard nonwoven wipes and a quality cloth wipe and has improved thickness and softness over standard airlaid pulp products. The Company is the only supplier capable of providing all of the thermal bond, adhesive bond, spun bond, SMS, coextruded apertured films, through-air bond and ultrasonic bond technologies which are required in the manufacture of these products. The Company's primary hygiene products and applications are summarized below:

Product           Application
- -------           -----------
Isolite(TM)       Coverstock
Multi-Strike(TM)  Transfer sublayer
Soft Touch(TM)    Clothlike backsheet
Dry-Fit(TM)       Leg cuff for diapers
Reticulon(R)      Sanitary protection facing
Ensorb(R)         Absorbent cores
Novaspun          Topsheets
Baby wipes        Consumer--Europe

  /1/Serenity(R) and Carefree(R) are Johnson & Johnson trademarks. The Company furnishes Johnson & Johnson with products used in the manufacture of these products.

  The Company has a significant relationship with Procter & Gamble and supplies a full range of products to Procter & Gamble on a global basis. Approximately 15% of the Company's 1995 net sales were related to Procter & Gamble products, which sales represented approximately 14% of Procter & Gamble's global nonwoven requirements. Procter & Gamble and the Company's marketing and research and development teams work closely as partners in the development of next generation products. The Company believes that this technical support ensures that the Company's products will continue to be incorporated into Procter & Gamble's product designs in the future. The Company also has significant relationships with private-label producers of diaper products, including Paragon Trade Brands Inc., First Quality Products Inc. and several leading producers in Latin America. The Company is also the primary supplier to Johnson & Johnson Personal Products for its nonwoven requirements for sanitary protection, tampon and feminine incontinence products.

NEW PRODUCT DEVELOPMENT

  The Company continually develops new products that incorporate the Company's wide variety of technologies. The Company's research and development efforts have been focused on increasing its production capacity and improving its production processes, developing products based on the Company's existing technologies for new markets and developing new process technologies to enhance existing businesses and allow entry into new businesses. The expertise of the Company's research and development staff, working closely with manufacturing and marketing personnel, have enabled the Company to develop innovative products, frequently in response to specific customer needs. In addition, the Company frequently enters into collaborative partnerships with its customers to develop and manufacture next generation products in response to its customers' changing needs. The Company believes that these developmental partnerships enhance customer relationships by ensuring that the Company's products will continue to be incorporated into its customers' future products. The Company also utilizes in-plant pilot lines that are installed in its manufacturing facilities in order to develop new products under real manufacturing conditions prior to commercialization. The Company currently has several projects in advanced stages of development that it believes will present the potential for substantial growth.

  Apex, a new surface-forming technology, has the potential to displace traditional woven textile, knitted and composite products in many applications because of its favorable price to value ratio. Apex technology is capable of producing low-cost textile replacement fabrics with intricate, three-dimensional patterns. This technology, which can be applied to all sheet structures, will further enhance the Company's ability to gain competitive advantages by increasing manufacturing efficiency and product differentiation. Pursuant to an agreement with Johnson & Johnson, products for hygiene and healthcare applications that are manufactured utilizing the Apex technology may only be sold to

Johnson & Johnson. In all other markets, such as home furnishings, wall coverings, apparel and filtration, the Company may manufacture and freely market products utilizing the Apex technology.

  The Company has also invented a new class of specific-purpose sorption products that encapsulate target materials rather than merely absorbing them. Marketed under the Micro-Set(TM) brand name, these products include a novel line of hydrocarbon sorption pads that can encapsulate oil and other petroleum products. As a result of this unique encapsulation feature, these products offer EPA-approved disposability at a cost below competitive technologies.

  The Company has also developed a pulpless absorption core for the hygiene market. This pulpless core has the potential to allow diaper and adult incontinence product manufacturers to produce thinner diapers and to eliminate the need for wood pulp, which would both reduce such manufacturers' dependence on the volatile wood pulp market and simplify their manufacturing processes.

  The Company is at the forefront in the use of new generation resins, which have the potential to produce stronger and thinner fabrics with advanced performance characteristics such as elasticity, microporosity and surface adhesion. The Company believes that its state-of-the-art equipment and manufacturing processes will provide it with the flexibility to process these advanced resins and allow it to be a leader in the introduction of these materials for traditional as well as new end uses.

  The Company has agreed in collaboration with the Los Alamos National Laboratory ("LANL") to develop and commercialize specific applications of polymer filtration/metal separations in aqueous, solid and vapor-phase matrices, which permit removal and recovery of specific metal ions based on sophisticated polymer chemistry. Initial polymer filtration techniques relate to the removal and recovery of metal ions from electroplating and metal finishing process waste streams. Additional polymer filtration/metal separations applications are being identified by the Company and LANL for commercialization. These techniques have potential applications in commercial and large-scale waste site cleanup and disposal.

MARKETING AND SALES

  The Company sells to well over 1,000 customers in the domestic and international marketplace. Approximately 75%, 18%, 3% and 4% of the Company's 1995 net sales were to entities in North America, Europe, Japan and the rest of the world, respectively. Johnson & Johnson, the Company's largest customer, accounted for approximately 28% of the Company's 1995 net sales, while sales to Procter & Gamble accounted for approximately 15% of the Company's net sales for the same period. Sales to the Company's top 20 customers represented approximately two-thirds of the Company's total 1995 net sales.

  The Company sells primarily to manufacturers and converters, which incorporate the Company's products into their finished goods. The Company employs direct sales representatives, a number of whom are engineers and each of whom has advanced technical knowledge of the Company's products and the applications for which they are used. The Company's sales representatives are active in the Company's new product development efforts and are strategically located in the major geographic regions in which the Company's products are utilized. The woven polyolefin products are sold primarily through a well-established network of converters, most of whom have been doing business with the Company for more than 15 years. Converters add incremental value to the Company's products and service the small order size requirements typical of many end users.

  In certain new high-margin niche markets, the Company has maintained control over distribution by dealing directly with the end-use customer through its sales representatives. The Company offers a broad range of high-quality products, utilizing multiple technologies and materials, allowing its sales force to offer customers what the Company believes is the widest range and variety of nonwoven and woven polyolefin products available to meet customers' requirements from a single source. The Company has utilized its broadened product base resulting from strategic acquisitions to market its products in high-value niche product areas.

MANUFACTURING PROCESSES

  GENERAL. The Company's competitive strengths include low-cost, high-quality manufacturing processes and a broad range of process technologies, which allow the Company to offer its customers the best-suited product for each respective application. Additionally, the Company has made significant capital investments in modern technology and has developed proprietary equipment and manufacturing techniques. The Company believes that it exceeds industry standards in productivity, reduction of variability and delivery lead time. The Company has a wide range of manufacturing capabilities (many of which are patented) that allow it to produce specialized products which, in certain cases, cannot be reproduced in the market. Substantially all of the Company's manufacturing sites have plant-wide real time control and monitoring systems that constantly monitor key process variables using a sophisticated closed loop system of computers, sensors and custom software.

  NONWOVENS. The Company believes that it has the most comprehensive array of nonwoven manufacturing technologies in the industry. The Company has capabilities spanning the entire spectrum of nonwoven technologies, including the following manufacturing processes: spunbond, SMS, thermal and adhesive bond, spunlace, wet-laid, film extrusion and aperturing, through-air bond, ultrasonic bond and tenters, which is a finishing process.

  Nonwoven rollgoods typically have three process steps: web formation, web consolidation or bonding and finishing. Web formation is the process by which previously prepared fibers, filaments or films are arranged into loosely held networks called webs, batts or sheets. In each process, the fiber material is laid onto a forming or conveying surface, which may be dry, wet or molten. The dry-laid process utilizes textile fiber processing equipment, called "cards," that have been specifically designed for high-capacity nonwoven production. The carding process converts bales of entangled fibers into uniform oriented webs that then feed into the bonding process. The wet-laid process utilizes papermaking technology in which the fibers are suspended in a water slurry and deposited onto a moving screen, allowing the water to pass through and the fibers to collect. In a molten polymer-laid process, extrusion technology is used to transform polymer pellets into filaments, which are laid on a conveying screen and interlocked by thermal fusion. In this process, the fiber formation, web formation and web consolidation are generally performed as a continuous simultaneous operation, making this method very efficient.

  Web consolidation is the process by which the fibers or film are bonded together using either mechanical, thermal, chemical or solvent means. The bonding method greatly influences the end products' strength, softness, loft and utility. The principal bonding processes are thermal bond, resin or adhesive bond, hydroentanglement or spunlace, binder fiber or through-air bond, calender, spun bond, melt blown, SMS, ultrasonic bond and needlepunch. Thermal bond utilizes heated calender rolls with embossed patterns to point bond or fuse the fibers together. In the resin bond process, an adhesive, typically latex, is pad rolled onto the web to achieve a bond. Spunlace, or hydroentanglement, uses high pressure water jets to mechanically entangle the fibers. Through-air bonding takes place through the fusion of bi-component fibers in a blown hot air drum. Spunbond and meltblown take advantage of the melt properties of the resins and may use thermal fusion with the aid of calender rolls. SMS is the integrated process of combining spunbond and meltblown sheets in a laminated structure, creating very strong, lightweight and uniform fabrics. Ultrasonic bonding utilizes high-frequency sound waves that heat the bonding sites. Needlepunch is a mechanical process in which beds of needles are punched through the web, entangling the fibers.

  Finishing, or post-treatment, adds value and functionality to the product and typically includes surface treatments for fluid repellency, aperturing, embossing, laminating, printing and slitting. Spunlace and resin bond systems also have a post-treatment drying or curing step. Certain products also go through an aperturing process in which holes are opened in the fabric, improving absorbency.

  FILMS AND WOVENS. The woven/film process begins with plastic resin, which is extruded into a thin plastic film. The film is slit into narrow tapes and stretched or "oriented," the process through which it derives its high strength. The tapes are wound onto spools which feed weaving machines. In the final step, the product is coated for water or chemical resistance, ultraviolet stabilization and protection, flame retardancy, color and other specialized characteristics. The Company operates 160-inch and 80-inch coating lines that have been equipped with the latest technology for gauge control, print treating, lamination, anti-slip finishes and perforation. The 160-inch line is one of only two lines of that size in North America. At its Portland, Oregon facility, the Company extrudes specialized films which are used to laminate the woven product to paper and has the additional capability of printing up to four colors on one of the widest printing presses in North America.

  OUTSIDE CONVERTING. The Company entered into a five-year manufacturing and distribution agreement commencing in August 1993 with BMR to convert, warehouse and distribute a wide range of wiping products. Under the agreement, the Company sells base fabrics produced at its Benson, North Carolina manufacturing facility to BMR. BMR then cuts, folds and packages the fabric using Company-owned machinery in a dedicated facility on behalf of the Company in accordance with specifications. BMR distributes the products directly to the Company's customers, while marketing, sales and order processing are the responsibility of the Company. In Europe, the Company operates its own cutting, folding and packaging machines at its Cuijk manufacturing facility.

COMPETITION

  The Company's primary competitors in its industrial and specialty product markets are Du Pont, Freudenberg Nonwovens L.P., Kimberly-Clark Inc., Dexter Nonwovens Division, Kuraray Co., Ltd., Veratec (a subsidiary of International Paper Co.) and Reemay Inc. for nonwoven products and Intertape Polymer Group Inc. and Amoco Fabrics and Fibers Co. for woven products. Generally, product innovation and performance, quality, service and cost are the primary competitive factors, with technical support being highly valued by the largest customers.

  The Company's primary competitors in its wiping product markets are Du Pont in nonwovens and paper producers such as Fort Howard Corp., Atlantic Mills Inc., James River Corp. of Virginia and Scott Paper Company. In addition to like-kind products, the Company's wiping products also compete with used rags, linen and paper products. Generally, cost, distribution and utility are the principal factors considered in food service and janitorial end uses, while product innovation, performance and technical support are the most important factors for specialty and industrial wiping products.

  The Company's primary competitors in its medical product markets are Du Pont and FiberWeb Group, Inc. Price, distribution, variety of product offerings and performance are the chief competitive factors in this product category.

  The Company's primary competitors in its hygiene product categories are Veratec, FiberWeb Group, Inc. and Poly-Bond Inc. in North America, Corovin GmbH and J.W. Suominen O.Y. in Europe and Uni-Charm Corp. in Japan. Generally, product cost, technical capacity and innovation and customer relationships are the most important competitive factors in these markets. The Company believes that it is an industry leader in each of these categories.

  A number of the Company's niche product applications are sold into select specialized markets, and the Company believes that the size of such markets, relative to the amount of capital required for entry, as well as the advanced manufacturing processes required to service them, present barriers to entry. There can be no assurance, however, that these specialized markets, particularly as niche product applications become standardized over time, will not attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than the Company. See "Risk Factors--Competition in the Company's Markets."

RAW MATERIALS

  The primary raw materials used in the manufacture of most of the Company's products are polypropylene and polyester fiber, polyethylene and polypropylene resin, and, to a lesser extent, rayon and tissue paper. In 1995, polypropylene fiber accounted for approximately 25% of the Company's cost of sales. The price of polypropylene and polyethylene is a function of, among other things, manufacturing capacity, demand and the price of crude oil. Historically, the price of polypropylene and polyethylene has fluctuated, such as in late 1994 and early 1995 when resin prices increased significantly. The sharp increase was primarily due to short-term interruptions in production capacity and increased demand as a result of an expanding economy. By mid-1995, supply had increased, reducing prices, which reductions the Company expects will continue as incremental capacity continues to be added.

  There can be no assurance that the price of polypropylene and polyethylene will not increase in the future or that the Company will be able to pass on such increases to its customers as it has generally been able to do in the past. A significant increase in the price of polyolefin resins that cannot be passed on to customers could have a material adverse effect on the Company's results of operations and financial conditions.

  The Company's major suppliers of polypropylene fiber are Hercules, Danaklon and Steen, while its major supplier of polyethylene is Novacor. The Company's major suppliers of rayon are Lenzing Fibers and Courtaulds Fibers, while its major suppliers of polyester are Wellman and Du Pont. The Company purchases its polypropylene resin and tissue paper from Indelpro and Crown Vantage, respectively.

  The Company believe that the loss of any one or more of its suppliers would not have a long-term material adverse effect on the Company because other manufacturers with whom the Company conducts business would be able to fulfill the Company's requirements. However, the loss of the Company's suppliers could, in the short term, adversely affect the Company's business until alternative supply arrangements were secured. In addition, there is no assurance that any new supply agreement entered into by the Company will have terms as favorable as those contained in current supply arrangements. The Company has not experienced any significant disruptions in supply as a result of shortages in raw materials.

ENVIRONMENTAL

  The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to the Company are laws relating to air emissions, wastewater discharges and the handling, disposal and release of solid and hazardous substances and wastes. Based on continuing internal review and advice from independent consultants, the Company believes that it is currently in substantial compliance with applicable environmental requirements.

  The Company is also subject to laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. The Company is not aware of any releases for which it may be liable under CERCLA or any analogous provision.

  Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect demand for its products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products, such as certain of the plastic wrapping materials which are produced by the Company. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company.

  Most of the Company's manufacturing processes are mechanical and are therefore considered to be environmentally benign. The polyolefin resins are readily recyclable, and the Company maintains a network of recyclers to receive post-industrial waste for certain of the Company's products. In addition, each of the Company's manufacturing sites has equipment and procedures for reclaiming a majority of internally generated scrap, thus reducing the amount of waste sent to local landfills. As a result, the Company does not currently anticipate any material adverse effect on its operations, financial condition or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company's business, and there can be no assurance that material environmental liabilities will not arise. It is also possible that future developments in environmental regulation could lead to material environmental compliance or cleanup costs.

PROPERTIES

  The Company and its subsidiaries operate the following principal manufacturing plants and other facilities, all of which are owned, except as noted. All of the Company's owned properties are subject to liens in favor of the lenders under the Company's credit facilities.

                             TOTAL SQUARE
           LOCATION              FEET                     PRINCIPAL FUNCTION
           --------          ------------                 ------------------
   Benson, North Carolina..    469,000     Manufacturing, Sales, Marketing and Warehousing
   North Little Rock,
    Arkansas (Plant 1).....    364,000(1)  Manufacturing
   North Little Rock,
    Arkansas (Plant 2).....    119,000     Manufacturing and Warehousing
   Gainesville, Georgia....    121,000(2)  Manufacturing and Warehousing
   Dayton, New Jersey......    239,200     Research and Development
   Montreal, Quebec........    118,000(2)  Manufacturing
   Cuijk, The Netherlands..    364,000     Manufacturing, Sales, Marketing and Warehousing
   Landisville, New Jersey.    245,000     Manufacturing, Sales, Marketing and Research and
                                           Development
   Vineland, New Jersey....     83,500(3)  Manufacturing
   Rogers, Arkansas........    126,000     Manufacturing
   Rogers, Arkansas........     15,000(2)  Warehousing
   Neunkirchen, Germany....    108,000     Manufacturing, Sales and Marketing
   North Bay, Ontario......    300,000     Manufacturing
   Mississauga, Ontario....      2,900(2)  Sales and Marketing
   Portland (Clackamas),
    Oregon.................     30,000     Manufacturing
   Vancouver, British
    Columbia...............     60,000(2)  Manufacturing
   San Luis Potosi, Mexico.    100,000     Manufacturing and Marketing
   Guadalajara, Mexico.....      6,200(2)  Sales, Marketing and Warehousing
   Monterrey, Mexico.......      2,325(2)  Sales, Marketing and Warehousing
   Mexico City, Mexico.....      9,850(2)  Sales, Marketing and Warehousing
   North Charleston, South
    Carolina...............      4,500(3)  Corporate

- --------
(1) Approximately 52,000 square feet of manufacturing space is utilized by the Company. The balance is leased to Johnson & Johnson.
(2) Leased.
(3) Leased from entities affiliated with one of the Company's stockholders. See "Certain Relationships and Related Transactions."

EMPLOYEES

  As of March 30, 1996, the Company employed approximately 1,962 persons. Approximately 246 of the employees in Canada, 19 in Portland, 90 in North Little Rock, 75 in Germany, 151 in Mexico, and 222 in the Netherlands are represented by labor unions or trade councils that have entered into separate collective bargaining agreements with the Company. The Company considers its employee relations to be very good.

INVENTORY AND BACKLOG

  Unfilled orders, excluding orders on hand not yet released for delivery, as of December 30, 1995 and December 31, 1994 amounted to approximately $54.1 million and $21.5 million, respectively. As of March 30, 1996, unfilled orders approximated $63.1 million. The Company's unfilled order position has increased in the past year and in the first quarter of 1996 primarily as a result of the Chicopee Acquisition.

PATENTS AND TRADEMARKS

  The Company considers its patents, patent licenses and trademarks, in the aggregate, to be of material importance to its business and seeks to protect this proprietary know-how in part through United States and foreign patent and trademark registrations. The Company maintains 44 registered trademarks and nearly 100 patents or patent licenses in the United States. In addition, the Company maintains certain trade secrets for which, in order to maintain the confidentiality of such trade secrets, it has not sought patent protection.

LITIGATION

  The Company is currently a party to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on the business, financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the Company's directors and executive officers as of March 30, 1996:

                 NAME             AGE                  POSITION
                 ----             ---                  --------
      Jerry Zucker...............  46 Chairman, President, Chief Executive
                                       Officer and Director of the Company
      James G. Boyd..............  51 Executive Vice President, Treasurer,
                                       Secretary and Director of the Company
      S. Grant Reeves............  40 Vice President of the Company
      Thomas E. Phillips.........  46 Group Vice President--Finance, Systems and
                                       Administration, Nonwovens
      James L. Schaeffer.........  45 Group Vice President--
                                       Operations/Engineering, Nonwovens
      Gregg Wilkinson............  43 Group Vice President--Marketing, Sales and
                                       Technology, Nonwovens
      Peter C. Bourgeois.........  52 Vice President, Wovens
      Bruce V. Rauner............  40 Director of the Company
      David A. Donnini...........  30 Director of the Company

  JERRY ZUCKER, Chairman, President, Chief Executive Officer and Director of the Company, 46, has been Chairman, President, Chief Executive Officer and a Director of the Company since its inception. In addition to his duties with the Company, Mr. Zucker presently serves as Chairman and Chief Executive Officer of InterTech, one of the Company's principal stockholders, and has served in this capacity since 1983.

  JAMES G. BOYD, Executive Vice President, Treasurer, Secretary and Director of the Company, 51, has been Executive Vice President, Treasurer, Secretary and a Director of the Company since its inception. In 1986, Mr. Boyd joined InterTech where he currently serves as Executive Vice President, Treasurer and Director and performs various treasury, financial and legal functions for the Company and its affiliates.

  S. GRANT REEVES, Vice President of the Company, 40, has been Vice President of the Company since its inception. Mr. Reeves joined InterTech in 1986 and served as General Manager at Fabrene from 1991 through June 1994.

  THOMAS E. PHILLIPS, Group Vice President--Finance, Systems and Administration, Nonwovens, 46, has held this position since March 1995. From 1993 until March 1995, Mr. Phillips served as General Manager and Vice President of FiberTech. Prior to joining FiberTech, Mr. Phillips served as a Vice President (1986-1992) and a Senior Vice President (1992-1993) of Reemay, Inc. Nonwovens Mfg., where his responsibilities included financial, systems, human resources and administrative functions.

  JAMES L. SCHAEFFER, Group Vice President--Operations/Engineering, Nonwovens, 45, has served in this capacity since March 1995. From 1992 until March 1995, Mr. Schaeffer served as Vice President--Operations/Engineering of FiberTech. Prior to joining FiberTech, Mr. Schaeffer served as General Manager for Scott Nonwovens at the Landisville facility from 1990 to 1992.

  GREGG WILKINSON, Group Vice President--Marketing, Sales and Technology, Nonwovens, 43, has served in this capacity since March 1995. From July 1994 until March 1995, Mr. Wilkinson served as Vice President--Marketing, Sales and Technology of FiberTech and from August 1993 until July 1994, Mr. Wilkinson served as Director--New Business Development. For the period 1987 to August 1993, Mr. Wilkinson served in sales and marketing management capacities with Reemay, Inc., a former InterTech affiliate.

  PETER C. BOURGEOIS, Vice President, Wovens, 52, has served in this capacity since 1993. Prior to attaining this position, Mr. Bourgeois had served as Vice President--Marketing and Sales for Fabrene since June 1989.

  BRUCE V. RAUNER, Director, 40, has been a Director of the Company since its inception. Mr. Rauner has been a Principal and General Partner with Golder, Thoma in Chicago, Illinois since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner is also a Director of ERO, Inc and COREStaff, Inc.

  DAVID A. DONNINI, Director, 30, has been a Director of the Company since its inception. Mr. Donnini has been a Principal of Golder, Thoma since 1993. From 1991 to 1993, Mr. Donnini was an Associate with Golder, Thoma. Prior to joining Golder, Thoma in 1991, Mr. Donnini attended The Stanford Graduate School of Business.

  The Board currently consists of four directors, who are divided into three classes as nearly equal in number as possible, with Mr. Donnini's term expiring in 1997, Mr. Boyd's term expiring in 1998 and Messrs. Zucker's and Rauner's terms expiring in 1999. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. Following consummation of the Offerings, the Company expects to appoint two additional directors who are not employees of the Company or any affiliate of the Company. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal. There are three Committees of the Board: the Compensation Committee, the 1996 Key Employee Stock Option Plan Committee (the "Stock Option Committee") and the Audit Committee. The Compensation Committee, which is composed of Messrs. Donnini and Rauner, reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company. The Stock Option Committee, which is composed of Messrs. Donnini and Rauner, is empowered to grant options to purchase Common Stock of the Company to any key employee in accordance with the 1996 Key Employee Stock Option Plan (the "1996 Plan"). The Audit Committee is composed of Messrs. Donnini and Rauner. Among other duties, the Audit Committee reviews the internal and external financial reporting of the Company, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and provides the management's response to the auditors' comments. The Company does not have a nominating committee.

EXECUTIVE COMPENSATION

  The table below sets forth the aggregate cash compensation paid to, or accrued by the Company for, the chief executive officer of the Company and each of the Company's four other most highly compensated executive officers for each of fiscal year 1994 and fiscal year 1995.

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL
                                                COMPENSATION
                                               ---------------    ALL OTHER
NAME AND PRINCIPAL POSITION        FISCAL YEAR SALARY   BONUS  COMPENSATION(1)
- ---------------------------        ----------- ------- ------- ---------------
Jerry Zucker......................    1995     649,791 604,000     29,835
  Chairman, President and Chief       1994     379,462       0     14,024
   Executive Officer
James G. Boyd.....................    1995     350,000 321,000     20,343
  Executive Vice President,           1994     237,048       0     12,494
   Treasurer and Secretary
Thomas E. Phillips................    1995     126,410  75,000      8,917
  Group Vice President--Finance,      1994     104,400  76,000      7,690
   Nonwovens
James L. Schaeffer................    1995     126,410  75,000      8,917
  Group Vice President--              1994     104,400  66,000      7,980
   Operations/Engineering,
   Nonwovens
Gregg Wilkinson...................    1995     126,410  75,000      8,917
  Group Vice President--Marketing,    1994      86,247  36,000      6,900
   Sales and Technology, Nonwovens

- --------
(1) The following table identifies and quantifies the amount of All Other Compensation for each named executive officer.

                             FISCAL MONEY PURCHASE 401(K) COMPANY 401(H) COMPANY
NAME                          YEAR   PENSION PLAN   CONTRIBUTION   CONTRIBUTION
- ----                         ------ -------------- -------------- --------------
Jerry Zucker................  1995     $24,087         $1,866         $3,882
                              1994      12,919          1,105              0
James G. Boyd...............  1995      13,357          4,657          2,329
                              1994       7,822          4,672              0
Thomas E. Phillips..........  1995       5,125          3,792              0
                              1994       5,020          2,670              0
James L. Schaeffer..........  1995       5,125          3,792              0
                              1994       5,220          2,760              0
Gregg Wilkinson.............  1995       5,125          3,792              0
                              1994       4,312          2,588              0

  The amounts included under the column entitled "Money Purchase Pension Plan" are amounts paid by the Company into a trust fund which provides retirement benefits and, under certain circumstances, death or disability benefits or benefits upon termination of employment.

  In connection with the Offerings, the Company has adopted the 1996 Plan. The 1996 Plan is administered by the Stock Option Committee, which is composed of non-management members of the Board who are appointed by the Board. Any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the 1996 Plan (a "Participant"). The Stock Option Committee selects the Participants and determines the terms and conditions of the options. The 1996 Plan provides for the issuance of options to Participants covering 1,500,000 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization.

  At the time of the Offerings, options to acquire a number of shares of Common Stock equal to $600,000 divided by the initial public offering price per share of Common Stock will be granted at a price per share equal to the initial public offering price per share of Common Stock. Such options will vest over a five-year period and will expire three years from the date of vesting. Messrs. Phillips, Schaeffer and Wilkinson will each be granted one-sixth of such options, while the remaining one-half of such options will be granted to three employees of the Company who are not named executive officers.

  Options granted under the 1996 Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Stock Option Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the options will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the 1996 Plan may be subject to time vesting and certain other restrictions at the Stock Option Committee's sole discretion. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the grantee of such option is not employed by either the Company or any subsidiary for any reason other than termination without cause, death, voluntary retirement or permanent disability or (ii) the expiration date of the option. If the grantee of an option dies or suffers a permanent disability while still employed by the Company or any subsidiary, the right to exercise all unexpired installments of such option may be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or the discovery of such permanent disability, and such option may be exercisable, subject to certain exceptions, for 90 days after such date in the case of death and for one year in the case of disability. If the employee voluntarily retires, the option may be exercisable for up to three years following the date of retirement, as long as the employee does not engage in conduct that the Stock Option Committee determines to be not in the best interest of the Company. If the employment of the grantee of an option is terminated without cause, to the extent the option has been vested, such option shall be exercisable for 30 days after such date.

  The Board generally has the power and authority to amend the 1996 Plan at any time without the approval of the Company's stockholders; provided that, without the approval of the Company's stockholders, the Board shall not amend the 1996 Plan to cause any outstanding ISOs to no longer qualify as ISOs. In addition, the Board shall not amend the 1996 Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

DIRECTORS' COMPENSATION

  Each Director who is not an employee of the Company receives a $5,000 annual retainer, which includes attendance at four quarterly meetings of the Board, and $500 for any committee meeting attended on a day other than a Board meeting. The outside directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Employee Directors receive no Director's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Zucker, Rauner and Donnini served as members of the Compensation Committee of the Board during fiscal year 1995. Mr. Zucker was an officer and an employee of the Company during such period. Messrs. Rauner and Donnini will serve as members of the Compensation Committee of the Board for fiscal year 1996.

EMPLOYMENT AND MANAGEMENT AGREEMENTS

  Pursuant to management agreements originally entered into in October, 1992 (the "PGI Management Agreements"), Messrs. Zucker and Boyd (collectively, the "Executives") have agreed to serve as President and Chief Executive Officer, and Executive Vice President and Treasurer, respectively, of PGI and FiberTech. Pursuant to management agreements entered into in March, 1995 (the "Chicopee Management Agreements" and, together with the PGI Management Agreements, the "Management Agreements"), the Executives have agreed to serve in the same capacities for Chicopee. The Management Agreements provide that the Executives' employment thereunder will continue until the Executive's resignation, permanent disability, death or termination by PGI's or Chicopee's Board of Directors, as the case may be.

  The PGI Management Agreements provide for an annual base salary of $250,000 to be paid to Mr. Zucker and an annual base salary of $150,000 to be paid to Mr. Boyd, while the Chicopee Management Agreements provide for an annual base salary of $400,000 to be paid to Mr. Zucker and an annual base salary of $200,000 to be paid to Mr. Boyd, all of which amounts may be increased as determined in good faith by the Board of Directors of PGI and Chicopee, respectively. The Management Agreements also provide for a bonus to be paid at the end of each fiscal year to each of the Executives in an amount determined by PGI's or Chicopee's Board of Directors, as the case may be, but not to exceed such Executive's base salary.

  The Management Agreements provide that upon the termination of either Executive's employment, such Executive is entitled to receive severance payments equal to either one-half (in the case of death, disability, resignation without good reason or termination for cause) or three times (in all other cases) his annual salary.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE 1994 TRANSACTIONS

  In October, 1992, in connection with the Scott Acquisition, ZBG Partners acquired 240,000 shares of PGI's Class A Preferred Cumulative Redeemable Stock ("Class A Preferred") at a price of $100 per share and 10,000 shares of PGI's Class B Cumulative Convertible Preferred Stock ("Class B Preferred") at a price of $100 per share. The Class A Preferred was non-voting, while the holders of the Class B Preferred voted together with the holders of PGI common stock on an as-if-converted basis. ZBG Partners was a general partnership, the partners of which were GTC Fund III and ZB Holdings, Inc. ("ZB Holdings"), which is a wholly owned subsidiary of InterTech, a corporation whose sole stockholders are Messrs. Zucker and Boyd. In connection with the 1994 Transactions, ZBG Partners was dissolved, GTC Fund III received the shares of Class A Preferred and Class B Preferred originally issued to ZBG Partners, PGI redeemed a portion of such Class A Preferred for an aggregate redemption price of approximately $11,367,652 in cash, and GTC Fund III transferred the remainder of such Class A Preferred and Class B Preferred to the Company. In return, GTC Fund III received 1,207,767 shares of Class A Common Stock, par value $.01 per share, of the Company (the "existing Class A Common Stock").

  Concurrently with the above transactions, in October, 1992, InterTech acquired 22,104 shares of Class A Preferred and 921 shares of Class B Preferred in exchange for 30,000 Class B Series Shares and 2,534,728 Class A Series 1 Preference Shares of Fabrene. Pursuant to the 1994 Transactions, a portion of such Class A Preferred was redeemed by PGI for approximately $1,046,973 in cash. InterTech transferred the remaining Class A Preferred and Class B Preferred to the Company in return for 111,236 shares of existing Class A Common Stock of the Company.

  On May 7, 1993, FTG acquired from The Chase Manhattan Bank of Canada and First City senior subordinated loans of Fabrene in the amount of $10,251,076. The purchase price was the full face value of the senior subordinated loans. FTG was specifically organized to acquire the notes and warrants attached thereto. The notes bore interest at 11.825% and were payable quarterly. The notes were repaid as part of the 1994 Transactions.

  Pursuant to the PGI Management Agreements, Messrs. Zucker and Boyd acquired 132,343 shares and 44,113 shares, respectively, of common stock of PGI at a price of $.45337 per share and 14,400 shares and 4,800 shares, respectively, of Class A Preferred at a price of $100 per share. Pursuant to the 1994 Transactions, PGI redeemed a portion of such Class A Preferred for a redemption price of $682,105, in the case of Mr. Zucker, and $227,330, in the case of Mr. Boyd. Messrs. Zucker and Boyd transferred the remainder of such Class A Preferred and common stock of PGI to the Company pursuant to the 1994 Transactions and received 152,527 shares and 50,840 shares, respectively, of existing Class A Common Stock in return. PGI loaned Messrs. Zucker and Boyd $1,498,532.92 and $499,509.52, respectively, in connection with the October 1992 purchases. The promissory notes evidencing this indebtedness bore an interest rate of at least the minimum rate required by the Internal Revenue Service to avoid imputed interest and have been repaid in full.

  As part of the 1994 Transactions, Chase Manhattan Investment Holdings, Inc. ("CMIHI") received approximately $587,824 in payment of capitalized interest with respect to a subordinated loan made to Fabrene by CMIHI's predecessor in interest. In addition, in exchange for certain debt and equity securities of Fabrene and PGI held by it, CMIHI received 81,000 shares of existing Class A Common Stock, 10,835 shares of existing Class B Common Stock and cash in the amount of $594,815. CMIHI is an affiliate of Chase Securities Inc., which is one of the Underwriters. Chase Securities, Inc., a predecessor company, was one of the Initial Purchasers (as defined) in the Notes Offering. CMIHI is also an affiliate of Chase Bank, which acts as the agent bank and a lender under the 1994 Credit Facility, for which Chase Bank received customary syndication fees, commitment fees and annual agency fees. Chase Securities, Inc. also acted as arranger in connection with the syndication of the 1994 Credit Facility, for which it received customary fees.

  As part of the 1994 Transactions, FTG, Inc., an affiliate of InterTech ("FTG"), received 36,385 shares of existing Class A Common Stock of the Company and $235,664 in cash in exchange for all of the debt and equity securities of Fabrene held by it.

  Also as part of the 1994 Transactions, Fabrene redeemed or purchased all of the debt and equity securities of Fabrene held by First City Capital Markets (Canada) Ltd. ("First City") for $12.5 million in cash. As a result of the 1994 Transactions, the Company owns approximately 66% of Fabrene, with PGI owning the remainder.

  In connection with the Notes Offering, Messrs. Zucker and Boyd entered into an agreement with the Company pursuant to which Messrs. Zucker and Boyd granted to the Company the prior right to acquire any business identified by either of them (while employed by the Company), or their affiliates, engaged in, or planning to engage in, the manufacture and marketing of nonwoven and woven polyolefin fabrics for industrial and consumer applications or any other business then engaged in by the Company. To the extent the Company does not elect to pursue any such acquisition, Messrs. Zucker and Boyd are free to acquire such business.

THE 1995 TRANSACTIONS

  In connection with the 1995 Transactions, the Company, GTC Fund III, InterTech, the Executives, FTG, CMIHI, Leeway & Co. ("Leeway") and the California Public Employees' Retirement System ("CalPERS") (collectively, the "Stockholders") entered into an Amended and Restated Stockholders Agreement, which (i) provides for the designation of the Board, (ii) imposes certain restrictions on transfer of shares of the Company, (iii) requires the Company to offer shares to the Stockholders under certain circumstances upon authorization of an issuance or sale of shares, (iv) grants the Stockholders certain participation rights in connection with a sale of shares and (v) imposes certain restrictive covenants on the Company regarding fundamental corporate transactions. Concurrently with the Offerings, the Amended and Restated Stockholders Agreement will be terminated.

  In connection with the 1995 Transactions, the Company and the Stockholders entered into an Amended and Restated Registration Agreement, pursuant to which the Stockholders have the right, in certain circumstances and subject to certain conditions, to require the Company to register shares of the Company's Common Stock held by them under the Securities Act of 1933. Under the Registration Agreement, except in certain limited circumstances, the Company is obligated to pay all expenses in connection with such registration. See "Shares Eligible for Future Sale--Registration Agreement."

  In connection with the 1995 Transactions, the following transactions were consummated: (i) pursuant to a Recapitalization Agreement among the Company, InterTech, GTC Fund III, the Executives, CMIHI and FTG, (a) GTC Fund III exchanged 1,207,767 shares of existing Class A Common Stock for 111,825 shares of Class A-1 Common Stock, par value $.01 per share (the "Class A-1 Common Stock"), 115,000 shares of Class A-3 Common Stock, par value $.01 per share (the "Class A-3 Common Stock") and 185,902 shares of new Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), (b) CMIHI exchanged 81,000 shares of existing Class A Common Stock and 10,835 shares of existing Class B Common Stock of the Company, par value $.01 per share, for 17,248 shares of Class A-1 Common Stock and 14,136 shares of Class B Common Stock,
(c) InterTech exchanged 111,236 shares of existing Class A Common Stock for 46,760 shares of Class B Common Stock, (d) FTG exchanged 36,385 shares of existing Class A Common Stock for 15,295 shares of Class B Common Stock, (e) Mr. Zucker exchanged 51,864 shares of existing Class A Common Stock for 21,802 shares of Class B Common Stock, and (f) Mr. Boyd exchanged 17,287 shares of existing Class A Common Stock for 7,267 shares of new Class B Common Stock;
(ii) pursuant to a Stock Purchase Agreement, (a) GTC Fund III purchased 78,452 shares of Class A-1 Common Stock for $9.0 million in cash, (b) InterTech purchased 163,655 shares of Class B Common Stock for $8,675,000 in cash, (c) CMIHI purchased 8,584 shares of Class A-1 Common Stock and 35,000 shares of Class A-2 Common Stock, par value $.01 per share (the "Class A-2 Common Stock") for $5.0 million in cash, and (d) each of Leeway and CalPERS purchased 26,150 shares of Class A-1 Common Stock for $3.0 million in cash; (iii) pursuant to the Chicopee Management Agreements, (a) Mr. Zucker purchased 61,809 shares of Class B Common Stock in exchange for 100,663 shares of existing Class A Common Stock and $993,750 in cash, and (b) Mr. Boyd purchased 20,603 shares of Class B Common Stock in exchange for 33,553 shares of existing Class A Common Stock and $331,250 in cash; and (iv) Leeway, CalPERS, Chicopee and the Company entered into a Securities Purchase Agreement pursuant to which each of Leeway and CalPERS purchased 20,000 shares of Preferred Stock of Chicopee for $19,550,000 in cash and, for $250,000 in cash, warrants to purchase 35,500 shares of the Company's Class C Common Stock, par value $.01 per share (the "Class C Common Stock").

  Chase Securities, Inc., in March of 1995, acted (i) as arranger in connection with the syndication of the 1995 Credit Facility, (ii) as solicitation agent in connection with the solicitation of consents from the holders of the Notes and (iii) as private placement agent of Chicopee's Redeemable Preferred Stock and Warrants to purchase the Company's Class C Common Stock. For each such transaction, Chase Securities, Inc. received customary fees. Chase Bank acts as the agent bank and a lender under the 1995 Credit Facility, for which Chase Bank received customary syndication fees, commitment fees and annual agency fees.

OTHER TRANSACTIONS

  The Company's corporate headquarters are housed in space leased by InterTech from an affiliate of InterTech. A portion of the payments and other expenses, primarily insurance and allocated costs, are charged to the Company. Such amounts approximated $2.3 million during 1995.

  On September 1, 1993 ConX, Inc. ("ConX"), a subsidiary of InterTech, acquired a manufacturing facility in Vineland, New Jersey for the benefit of Technetics Group, Inc. ("Technetics"), a wholly owned subsidiary of FiberTech, and entered into a lease of the facility to Technetics at a base rate of $2.50 per square foot, subject to adjustment to account for inflation, which is comparable to similar properties in the area. The lease terminates on August 31, 2008 and is subject to a purchase option at termination. The leased facility consists of 83,500 square feet of manufacturing space and was acquired by ConX for $1,250,000.

  Fabrene and PGI have entered into a Technical Services Agreement pursuant to which PGI provides certain services for the benefit of Fabrene, including strategic and operational management services, risk management (including the issuance of comprehensive and general liability and property insurance), environmental and safety assessment, and engineering support. Fabrene pays PGI a monthly payment of $25,000, as well as the direct out-of-pocket cost of PGI to provide these services.

  On June 1, 1995, FiberTech and ConX II, Inc. ("ConX II"), a Delaware corporation all of whose outstanding capital stock is held by InterTech and GTC Fund III, entered into supply and services agreements (collectively, the "ConX Agreements") pursuant to which (i) ConX II has agreed to purchase certain manufacturing equipment, which equipment ConX II has agreed to install at certain of FiberTech's manufacturing locations, (ii) FiberTech has agreed to purchase from ConX II certain materials and supplies and (iii) FiberTech has agreed to provide certain manufacturing, warehousing and administrative services and to provide exclusive space and dedicated areas to ConX II at the sites at which the equipment is located. The ConX Agreements are initially terminable on the date which is five years after the date the equipment at each plant becomes operational.

  On January 11, 1996, the Company authorized and issued 10,000 shares of Company Redeemable Preferred Stock to ConX II for $10.0 million cash. Of the $10.0 million purchase price, an aggregate of $4.0 million was loaned to ConX II by InterTech, ZB Holdings and Mr. Zucker, while $6.0 million was advanced to ConX II by a third-party lender (the repayment of which is guaranteed by GTC Fund III). The Company intends to use a portion of the proceeds of the Offerings to redeem the Company Redeemable Preferred Stock.

  Chase Bank will also act as the agent bank and a lender under the New Credit Facility, for which it will receive customary syndication fees, commitment fees and annual agency fees. Chemical Bank, an affiliate of Chase Securities Inc., will act as Operations Agent under the New Credit Facility. In addition, Chase Securities Inc. acted as solicitation agent in connection with the solicitation of certain consents from the holders of the Notes. See "Description of Certain Indebtedness."

  Concurrently with the Offerings, certain of the stockholders will enter into an agreement (the "Voting Agreement") providing, among other things, for the nomination and voting for up to six directors of the Company by such stockholders, which after consummation of the Offerings will own approximately 52.5% of the outstanding Common Stock. Under the Voting Agreement, each of the stockholders party thereto will agree to vote its shares in favor of the Company's Chief Executive Officer and Executive Vice President, two nominees designated by GTC Fund III and two outside directors to be jointly designated by GTC Fund III and InterTech. Each director nominated by parties to the Voting Agreement may be removed only at the request of the party who nominated such director. The Voting Agreement terminates at such time as (a) GTC Fund III and its affiliates cease to own at least 10% of the Common Stock and (b) InterTech and its affiliates cease to own at least 10% of the Common Stock. The stockholders who are parties to the Voting Agreement will hold, in the aggregate, a substantial amount of the voting power of the Company and thus, if acting in unison or in various combinations, could likely be able to elect a majority of the directors of the Company even if the Voting Agreement were not in place.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  Prior to the Reclassification, the Company's issued and outstanding common stock consisted of 268,409 shares of Class A-1 Common Stock, 35,000 shares of Class A-2 Common Stock, 115,000 shares of Class A-3 Common Stock, 537,229 shares of Class B Common Stock and warrants to purchase 71,000 shares of Class C Common Stock. The terms of the Class A-1 Common Stock, Class A-2 Common Stock, and Class A-3 Common Stock (collectively, the "Class A Common Stock"), the Class B Common Stock and the Class C Common Stock provide that the holders of the Class A Common Stock and the Class B Common Stock are entitled to receive the first $85.0 million of distributions to holders thereof as follows: first, the holders of the Class A Common Stock are entitled to receive an amount equal to the yield accrued (at a rate of 12% per annum, compounded quarterly) on the unreturned original value of such Class A Common Stock; second, the holders of the Class A Common Stock are entitled to receive an amount equal to the unreturned original value of such Class A Common Stock; and third, the holders of the Class A Common Stock and the Class B Common Stock are entitled to receive, ratably, the balance, if any, of such $85.0 million. Thereafter, distributions are allocated ratably between the holders of the Class A Common Stock and Class B Common Stock, on the one hand, and the holders of the Class C Common Stock, on the other. The holders of Class A Common Stock are entitled to receive all such distributions to the holders of Class A Common Stock and Class B Common Stock until they receive all accrued and unpaid yield on their Class A Common Stock together with the unreturned original value thereof, and all subsequent distributions are shared ratably among the holders of Class A Common Stock and Class B Common Stock. All distributions to holders of Class C Common Stock are allocated ratably among such holders.

  Immediately prior to and contingent upon the consummation of the Offerings, all of the outstanding warrants to acquire shares of Class C Common Stock will be exercised, the outstanding shares of Class A, B and C Common Stock will then be converted into shares of Common Stock (containing the terms set forth in the Company's Amended and Restated Certificate of Incorporation) (such transactions are collectively referred to herein as the "Reclassification"), and the Common Stock will then be split on an approximate 19.97 shares to one share basis. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the effectiveness of the Reclassification and the stock split and immediately following the Offerings
(i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each current director of the Company, (iii) by all officers and directors of the Company as a group and (iv) by each of GTC Fund III, CMIHI, Leeway and CalPERS (collectively, the "Selling Stockholders"). The numbers of shares shown for each listed stockholder are based on an assumed initial public offering price of $16.50 per share and an assumed closing date of the Recapitalization of April 30, 1996. The allocation of the aggregate number of outstanding shares of Common Stock among the various stockholders will depend upon the actual initial public offering price and the actual closing date, which may vary from such assumptions. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

                              COMMON STOCK                          COMMON STOCK
                          BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                         PRIOR TO OFFERINGS(1)                   AFTER OFFERINGS(2)
                         -----------------------                -----------------------
  DIRECTORS, OFFICERS       NUMBER                   SHARES       NUMBER
  AND 5% STOCKHOLDERS     OF SHARES     PERCENT   BEING OFFERED  OF SHARES    PERCENT
  -------------------    ------------- ---------  ------------- ------------- ---------
Jerry Zucker(3)(4)(5)...     5,222,950     25.5%          --        5,222,950     16.3%
  4838 Jenkins Avenue
  North Charleston, SC
  29405
James G. Boyd(3)(5)(6)..     4,284,956     20.9           --        4,284,956     13.4
  4838 Jenkins Avenue
  North Charleston, SC
  29405
The InterTech Group,         3,815,985     18.6           --        3,815,985     11.9
  Inc.(3)(7)............
  4838 Jenkins Avenue
  North Charleston, SC
  29405
Golder, Thoma, Cressey
Fund III                    10,704,099     52.2     1,982,376       8,721,723     27.3
   Limited
  Partnership(3)(5)(8)..
  c/o Golder, Thoma,
  Cressey, Rauner, Inc.
  6100 Sears Tower
  Chicago, IL 60606-6402
Bruce V. Rauner(8)......    10,704,099     52.2     1,982,376       8,721,723     27.3
  c/o Golder, Thoma,
  Cressey, Rauner, Inc.
  6100 Sears Tower
  Chicago, IL 60606-6402
David A. Donnini........           --       --            --              --       --
  c/o Golder, Thoma,
  Cressey, Rauner, Inc.
  6100 Sears Tower
  Chicago, IL 60606-6402
Chase Manhattan              1,746,284      8.5       323,408       1,422,876      4.4
  Investment Holdings,
  Inc.(3)(5)............
  One Chase Manhattan
  Plaza
  New York, NY 10081
Leeway & Co.(3).........     1,178,848      5.8       218,320         960,528      3.0
  c/o State Street Bank
  and Trust Co.
  Master Trust
  Division--Q4W
  P.O. Box 1992
  Boston, MA 02110
CalPERS(3)..............     1,178,848      5.8       218,320         960,528      3.0
  Investment Office
  P.O. Box 2749
  Sacramento, CA 95812-
  2749
All Executive Officers
  and Directors of the
  Company as a group....    16,396,020     80.0     1,982,376      14,413,644     45.0

- --------
(1) Based on 20,500,000 shares of Common Stock outstanding prior to the Offerings.

(2) Based on 32,000,000 shares of Common Stock outstanding after the Offerings.

(3) All of these parties have entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of shares of Common Stock owned by each other party.

(4) Includes 1,406,965 shares held by Mr. Zucker, 3,557,799 shares held by InterTech, and 258,186 shares held by FTG. Mr. Zucker is Chairman and Chief Executive Officer of InterTech and FTG, and as a result has voting and dispositive power over the shares held by InterTech and FTG.

(5) Each of these stockholders has entered into an agreement pursuant to which, upon the occurrence of certain events, Messrs. Zucker and Boyd and CMIHI would acquire additional shares of Common Stock from GTC Fund III, which would result in an increase in the ownership of Common Stock by Messrs. Zucker and Boyd and CMIHI and a corresponding decrease in the ownership of Common Stock by GTC Fund III.
(6) Includes 468,971 shares held by Mr. Boyd, 3,557,799 shares held by InterTech and 258,186 shares held by FTG. Mr. Boyd is Executive Vice President and Treasurer of InterTech and FTG.
(7) Includes 3,557,799 shares held by InterTech and 258,186 shares held by FTG.
(8) All such shares are held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P. ("GTCR L.P.") is the general partner. Mr. Rauner is a general partner of GTCR L.P. Mr. Rauner disclaims beneficial ownership of the shares of Common Stock owned by GTC Fund III.

  If the Underwriters over-allotment options are exercised in full, GTC Fund III, Mr. Rauner, CMIHI, Leeway, CalPERS and all directors and executive officers of the Company as a group would own 7,177,441, 7,177,441, 1,170,939, 790,455, 790,455 and 12,869,362 shares of Common Stock, respectively, representing 22.4%, 22.4%, 3.7%, 2.5%, 2.5% and 40.2%, respectively, of the
Common Stock outstanding after the Offerings.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

  GENERAL. In connection with the Offerings, the Company and its subsidiaries intend to enter into a New Credit Facility (the "New Credit Facility") with a group of lenders with Chase Bank, as Administrative Agent, and Chemical Bank, as Operations Agent. The commitment of such lenders is subject to customary conditions and is also subject to the condition that the Company receive gross proceeds of at least $175.0 million from the Offerings. The New Credit Facility will provide for term loans in an aggregate principal amount of $200.0 million and revolving loans in an aggregate principal amount not to exceed $125.0 million. $130.0 million in the aggregate of the term loans will be denominated in U.S. dollars and will be made to the Company, Chicopee and FiberTech, $40.0 million of the term loans will be denominated in Dutch guilders and will be made to Chicopee Holdings B.V., and $30.0 million of the term loans will be denominated in Canadian dollars and will be made to Fabrene. Revolving loans may be denominated in U.S. dollars, Dutch guilders (up to $15.0 million) and Canadian dollars (up to $5.0 million). All indebtedness under the New Credit Facility will be guaranteed (in whole or in part) by each of the Company's domestic and certain of its foreign subsidiaries.

  Initial borrowings under the New Credit Facility will be effected by rolling over existing loans outstanding under the 1994 Credit Facility and the 1995 Credit Facility. Upon consummation of the Offerings, a portion of the proceeds therefrom will be applied to reduce the outstanding revolving loans under the New Credit Facility, leaving a remaining availability of $77.0 million. See "Use of Proceeds."

  SECURITY. The New Credit Facility and the related guarantees will be secured by (i) a lien on substantially all of the assets of the Company and its domestic subsidiaries, (ii) a lien on substantially all of the assets of the foreign borrowers, (iii) a pledge of all or a portion of the stock of the direct and indirect subsidiaries of the Company, and (iv) a pledge of intercompany notes issued by Bonlam and Fabrene evidencing advances made to such entities (which notes will be secured by substantially all of the assets of Bonlam and Fabrene, respectively).

  MATURITY; AMORTIZATION; PREPAYMENT. The term loan will have required annual principal payments in the aggregate of $19.25 million in 1997, $26.5 million in 1998, $36.5 million in 1999, $46.5 million in 2000, $56.5 million in 2001, and $14.75 million in 2002 and will have a final maturity date of March 31, 2002. The revolving loan will terminate on March 31, 2002, subject to two one-year extensions upon the request of the Company and the consent of all of the revolving loan lenders. The loans will be subject to mandatory prepayment out of proceeds received in connection with casualty events, asset sales and debt issuances.

  INTEREST RATES. The interest rate applicable to borrowings under the New Credit Facility will be, in the case of U.S. dollar denominated loans, the Agent's base rate or LIBOR, in the case of Dutch guilder denominated loans, the applicable Eurocurrency rate, and in the case of Canadian dollar denominated loans, the Agent's Canadian base rate or the BA rate, in each case plus a margin determined on the basis of the ratio of the Company's total consolidated indebtedness to its consolidated EBITDA on a rolling four quarter basis. The margin applicable to base rate loans will range from 0% to 1.25% and the margin for LIBOR, Eurocurrency and BA loans will range from 1% to 2.5%.

  COVENANTS. The New Credit Facility will contain covenants customary for financings of this type, including, without limitation, maximum leverage, maximum fixed charge coverage, and minimum net worth, and limitations on asset sales, incurrence and refinancing of indebtedness and liens, restricted payments, mergers and acquisitions and transactions with affiliates.

  EVENTS OF DEFAULT. The New Credit Facility will contain covenants customary for financings of this type.

NOTES

  In June 1994, the Company issued and sold (the "Notes Offering") $150.0 million principal amount of 12 1/4% Senior Notes due 2002 (the "Original Notes") pursuant to a Purchase Agreement dated June 17, 1994 among the Company, Chase Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. (the "Initial Purchasers") and an indenture dated as of June 24, 1994 between the Company and First Union National Bank of South Carolina ("First Union"), as amended by the First Supplemental Indenture dated as of March 15, 1995 between the Company and First Union and the Second Supplemental Indenture dated as of September 14, 1995 among the Company, First Union and Harris Trust and Savings Bank (as so amended, the "Indenture"). The Initial Purchasers subsequently resold the Original Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In October 1995, pursuant to a Registration Statement on Form S-4 (Reg. No. 33-81862) declared effective by the Commission on September 29, 1995, the Company consummated an exchange offer pursuant to which the Company, in exchange for the $150.0 million principal amount of Original Notes outstanding, issued, pursuant to the Indenture, an equal principal amount of notes identical to the Original Notes (the "Notes"), with the exception that the Notes have been registered under the Securities Act. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture.

  GENERAL. The Notes will mature on July 15, 2002, are limited to $150.0 million in aggregate principal amount, and are unsecured senior obligations of the Company. As of March 30, 1996, $150.0 million principal amount of the Notes were outstanding.

  Payment of the Notes is fully and unconditionally guaranteed by certain of the Company's subsidiaries, including PGI and FiberTech and its subsidiaries, on a senior basis. The Notes are not guaranteed by Bonlam, Fabrene or Chicopee.

  OPTIONAL REDEMPTION. The Notes are subject to redemption at any time on or after July 15, 1998, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at declining redemption prices set forth in the Indenture, together with accrued and unpaid interest, if any, to the redemption date.

  In addition, at any time prior to July 15, 1997, the Company may redeem up to $50.0 million of the Notes originally issued (provided that after such redemption Notes having an aggregate principal amount of at least $100.0 million remain outstanding) at a redemption price of 112.25% of the principal amount of Notes redeemed, plus accrued interest to the redemption date, with the Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture) of Common Stock of the Company. The Company intends to use the proceeds of the Offerings to redeem up to $50.0 million of Notes pursuant to this provision. See "Use of Proceeds."

  CERTAIN COVENANTS. The Indenture contains a number of covenants restricting the operations of the Company and its subsidiaries, including covenants with respect to the following matters: (i) limitation on Indebtedness (as defined in the Indenture); (ii) limitation on restricted payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of the Company or its Restricted Subsidiaries (as defined in the Indenture), the purchase, redemption or other acquisition of any capital stock of the Company (or any affiliate thereof), the voluntary prepayment of subordinated Indebtedness, or an investment in any other person); (iii) limitation on transactions with affiliates; (iv) limitation on certain subordinated Indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuances of guarantees by Restricted Subsidiaries; (viii) limitation on capital stock issuances by Restricted Subsidiaries; (ix) limitations on dividends and other payment restrictions affecting Restricted Subsidiaries; and (x) limitations on consolidations, mergers and sales of substantially all assets.

  PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control (as defined in the Indenture) shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount of such Senior Notes, plus accrued and unpaid interest, if any, to the date of purchase.

  EVENTS OF DEFAULT. The events of default under the Indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable immediately as provided in the Indenture.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  Upon completion of the Offerings, the total amount of authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $0.01 per share, 3,000,000 shares of Non-Voting Common Stock, par value $0.01 per share (the "Non-Voting Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Upon completion of the Offerings, 32,000,000 shares of Common Stock will be issued and outstanding, 1,500,000 shares of Common Stock will be reserved for issuance under the 1996 Plan, no shares of Non-Voting Common Stock will be issued and outstanding, and 100,000 shares of Junior Participating Preferred Stock, Series A (the "Junior Preferred Stock") will be reserved for issuance. The Company's stockholders have approved an Amended and Restated Certificate of Incorporation to become effective upon consummation of the Offerings. The discussion herein describes the Company's capital stock, Amended and Restated Certificate of Incorporation and By-laws as anticipated to be in effect upon consummation of the Offerings. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

  Prior to the Reclassification, the Company's issued and outstanding common stock consisted of 268,409 shares of Class A-1 Common Stock, 35,000 shares of Class A-2 Common Stock, 115,000 shares of Class A-3 Common Stock, 537,229 shares of Class B Common Stock and warrants to purchase 71,000 shares of Class C Common Stock. The terms of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock provide that the holders of the Class A Common Stock and the Class B Common Stock are entitled to receive the first $85.0 million of distributions to holders thereof as follows: first, the holders of the Class A Common Stock are entitled to receive an amount equal to the yield accrued (at a rate of 12% per annum, compounded quarterly) on the unreturned original value of such Class A Common Stock; second, the holders of the Class A Common Stock are entitled to receive an amount equal to the unreturned original value of such Class A Common Stock; and third, the holders of the Class A Common Stock and the Class B Common Stock are entitled to receive, ratably, the balance, if any, of such $85.0 million. Thereafter, distributions are allocated ratably between the holders of the Class A Common Stock and Class B Common Stock, on the one hand, and the holders of the Class C Common Stock, on the other. The holders of Class A Common Stock are entitled to receive all such distributions to the holders of Class A Common Stock and Class B Common Stock until they receive all accrued and unpaid yield on their Class A Common Stock together with the unreturned original value thereof, and all subsequent distributions are shared ratably among the holders of Class A Common Stock and Class B Common Stock. All distributions to holders of Class C Common Stock are allocated ratably among such holders.

  THE RECLASSIFICATION

  Immediately prior to and contingent upon the consummation of the Offerings, all of the outstanding warrants to acquire shares of Class C Common Stock will be exercised, and the outstanding shares of Class A, B and C Common Stock will then be converted into shares of Common Stock (containing the terms set forth in the Company's Amended and Restated Certificate of Incorporation). On March 5, 1996, the Board approved an approximate 19.97 to 1 stock split to be effective upon consummation of the Offerings. Following the Reclassification and the stock split and without giving effect to the Offerings, there will be 20,500,000 shares of Common Stock outstanding held by eight holders of record. The rights of holders of Common Stock and Non-Voting Common Stock are identical except for voting. The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock and Non-Voting Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. See "Dividend Policy." Following consummation of the Offerings, the shares of Common Stock and Non-Voting Common Stock will not be redeemable or convertible, and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock and Non-Voting Common Stock will be entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders. Holders of Non-Voting Common Stock are not entitled to vote, except as required by law and in the case of certain mergers or consolidations. Subject to certain regulatory limitations which may be imposed on a holder thereof, the Non-Voting Common

Stock is convertible on a one-for-one basis into Common Stock at any time at the option of the holder thereof.

  The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "PGH," subject to official notice of issuance.

PREFERRED STOCK

  The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offerings, there will be 100,000 shares of Junior Preferred Stock reserved for issuance in connection with the Rights Agreement as described below, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND STATUTORY PROVISIONS

  The Amended and Restated Certificate of Incorporation to be effective upon consummation of the Offerings will provide that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director. The provisions for a classified Board and the exclusive power of the Board to fill vacancies may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

  The Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Amended and Restated Certificate of Incorporation will require that special meetings of the stockholders of the Company be called only by the affirmative vote of at least two members of the Board then in office or by certain officers. The provisions requiring stockholders to take action only at a duly called annual or special meeting, and those setting forth the manner in which such a special meeting may be called, may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock of the Company.

  The By-laws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The By-laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders. These provisions may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock of the Company.

  Following the consummation of the Offerings, the Company will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any Interested Stockholder for a period of three years after the date of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the Board prior to the date the Interested Stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. The Board intends to adopt a resolution approving any acquisition of shares of Common Stock by InterTech, GTC Fund III or their respective affiliates that would otherwise result in InterTech, GTC Fund III or such affiliates becoming an Interested Stockholder. See "Risk Factors--Certain Charter, By-Laws and Statutory Provisions."

RIGHTS AGREEMENT

  On April 15, 1996, the Board declared a dividend of one Right for each share of Common Stock outstanding at the close of business on June 3, 1996. The holders of any additional Common Stock issued subsequent to such date and before the earliest of the Distribution Date (as defined), the redemption of the Rights, the exchange of the Rights or the expiration of the Rights also will be entitled to one Right for each such additional share. Each Right will entitle the registered holder under certain circumstances to purchase from the Company one one-thousandth of a share of Junior Preferred Stock at a price of $80 per one one-thousandth share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, a copy of the form of which is filed as an exhibit to the Registration Statement.

  The Rights will be evidenced by Common Stock certificates and not by separate certificates until the earlier of (i) the day following the first date of public disclosure that a person or group other than an "Exempt Person" (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than Exempt Persons), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date") and (ii) the tenth business day after the date of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an Exempt Person, the Company and certain related entities if, upon consummation of the offer, such persons or group, together with persons affiliated or associated with it (other than those that are exempt persons), would acquire beneficial ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be transferable only with the Common Stock (except with redemption of the Rights); (ii) Common Stock certificates will contain a notation incorporating the Rights

Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. For purposes of the Rights Agreement, an "Exempt Person" is defined to include, among other persons, GTC Fund III and its affiliates, InterTech and its affiliates, Jerry Zucker and James G. Boyd.

  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date. From and after the Distribution Date, such separate Rights Certificates alone will evidence the Rights.

  The Rights will first become exercisable on or after the Distribution Date (unless sooner redeemed or exchanged). The Rights will expire at the close of business on the tenth anniversary of the date of initial issuance (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

  The Purchase Price payable and the number of shares of Junior Preferred Stock or other securities, cash or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision or combination of, or reclassification of the Junior Preferred Stock, (ii) upon the grant to holders of the Junior Preferred Stock of certain rights, options or warrants to subscribe for Junior Preferred Stock or securities convertible into Junior Preferred Stock at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of other securities, cash (excluding regular periodic cash dividends), property, evidences of indebtedness or assets.

  If a person becomes an Acquiring Person, the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Common Stock having a market value of two times such Purchase Price. In addition, following a "flip-in," the Board has the option of exchanging all or part of the Rights, except as provided below, for Common Stock.

  In the event that, following a "flip-in," the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is exchanged or 50% or more of its consolidated assets or earning power is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of related transactions), the Rights will "flip-over" and entitle each holder (other than the Acquiring Person and certain related persons or transferees) of a Right to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times such Purchase Price.

  Any Rights beneficially owned at any time on or after the earlier of the Distribution Date and the Stock Acquisition Date by an Acquiring Person or an affiliate or associate (other than an Exempt Person) of an Acquiring Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a "Triggering Event," and any such holder of such Rights will have no right to exercise such Rights as provided above. A "Triggering Event" will be deemed to occur in the event that any person becomes an Acquiring Person.

  The number of outstanding Rights, the number of one one-thousandths of a share of Junior Preferred Stock issuable upon exercise of each right and the Purchase Price are subject to adjustment in the event of a stock dividend on the Common Stock payable in Common Stock or subdivision or combination of the Common Stock occurring, in any such case, prior to the Distribution Date.

  At any time prior to the earlier of the Stock Acquisition Date and the Expiration Date, the Company may redeem the Rights at $0.01 per share.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or distributions.

  At any time prior to the Stock Acquisition Date, a majority of the Continuing Directors (as defined therein) may, without the approval of any holder of the Rights (except, in certain circumstances, an Exempt Person), supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date will occur after announcement of commencement of the tender offer). Thereafter, the Rights Agreement may be amended by a majority of the Continuing Directors without the approval of any holder of the Rights only to cure ambiguities, to correct defective or inconsistent provisions, or in ways that do not adversely affect the Rights holders. Notwithstanding the foregoing, the Rights Agreement may not be amended to change the Purchase Price, the number of shares of Junior Preferred Stock, other securities, cash or other property obtainable upon exercise of a Right, the redemption price or the Expiration Date.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group other than an exempt person that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time a person or group other than an Exempt Person has acquired beneficial ownership of 15% or more of the Common Stock, because until such time the Rights may be redeemed by the Company.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (a copy of the form of which is filed as an exhibit to the Registration Statement), including the definitions therein of certain terms.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Amended and Restated Certificate of Incorporation will limit the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Amended and Restated Certificate of Incorporation and By-laws will provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law.

TRANSFER AGENT, REGISTRAR AND RIGHTS AGENT

  The Transfer Agent and Registrar for the Common Stock and the Rights Agent for the Rights will be First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offerings, there will be 32,000,000 shares of Common Stock outstanding. The 14,242,424 shares of Common Stock sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in Rule 144, which shares will be subject to the resale limitations of Rule 144. Of the outstanding shares, 17,757,576 will not have been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. All of such unregistered shares would be eligible for sale beginning March 15, 1997, subject to certain volume and other limitations under Rule 144. In June 1995, the Commission proposed shortening the two-year holding period to one year.

  Upon completion of the Offerings, 17,757,576 unregistered shares will be subject to the Lockup Period. The Company and its stockholders, including the Selling Stockholders, have agreed for the Lockup Period not to offer, sell, contract to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company (other than the registration by the Company of 1,500,000 shares of Common Stock pursuant to the 1996 Plan and the granting of options under such plan that do not vest (except in case of death or disability) for a period that is longer than the Lockup Period) which are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offerings.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the outstanding Common Stock (320,000 shares of Common Stock immediately after the Offerings) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above. In June 1995, the Commission proposed shortening the three-year holding period to two years.

  Pursuant to the Registration Agreement, the Stockholders, who will hold in the aggregate 17,757,576 shares of Common Stock (the "Registrable Shares") following the Offerings, are entitled to certain registration rights. Following the Offerings, the holders of at least a majority of each of (i) the Registrable Shares of GTC Fund III, (ii) the Registrable Shares of CMIHI or
(iii) the Registrable Shares of InterTech, FTG and Messrs. Zucker and Boyd may require the Company on two occasions to effect the registration of their Registrable Shares on Form S-1 (a "Long-Form Registration") in which the Company will pay all registration expenses and two Long-Form Registrations in which the participating stockholders will pay their respective shares of registration expenses. In addition, holders of at least a majority of the Registrable Shares of Leeway and CalPERS may also require the Company on one occasion to the effect one Long-Form Registration at the Company's expense and one Long-Form Registration at such holders' expense. Notwithstanding the foregoing, Long-Form Registration rights may not be exercised more than once during every six-month period, and, under certain circumstances, a request may be delayed by the Company for up to six months (but no more than two times). In addition to the Long-Form Registrations, after the Offerings, each of the above groups of

1995 Stockholders will be entitled to request the Company to effect an unlimited number of registrations of Registrable Shares with a minimum value of $5 million on Form S-2 or S-3 in which the Company will pay all registration expenses.

  If the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise, the holders of Registrable Shares are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Shares in such registration. The registration expenses of the holders of Registrable Shares will be paid by the Company in all such registrations.

  Promptly after consummation of the Offerings, the Company expects to file with the Commission a Registration Statement on Form S-8 covering the shares of Common Stock underlying options available for grant under the 1996 Plan. Any options granted under the 1996 Plan will not be exercisable during the Lockup Period.

  Prior to the Offerings, there has been no public market for the Common Stock, and no assurances can be given as to the effect, if any, that public market sales of shares of Common Stock or the availability of such shares for sale will have on the trading price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect trading prices of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                           VALIDITY OF COMMON STOCK

  The validity of the Common Stock being offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), Chicago, Illinois, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company at December 31, 1994 and December 30, 1995, and for each of the three years in the period ended December 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined statements of income and cash flows of J&JAMC and Chicopee B.V. for the years ended January 2, 1994 and January 1, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of Coopers & Lybrand, independent auditors, appearing elsewhere herein. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  In connection with the Chicopee Acquisition on March 15, 1995, the Company appointed Ernst & Young LLP, independent auditors, as independent accountants for Chicopee to replace Coopers & Lybrand LLP, independent public accountants ("Coopers & Lybrand"), whom the Company dismissed effective as of March 15, 1995. Coopers & Lybrand is the independent auditor for Johnson & Johnson.

  In connection with the audits of Chicopee's financial statements for each of the two most recent fiscal years preceding such replacement, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor did Coopers & Lybrand's reports on the financial statements for such periods contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

  Coopers & Lybrand has been provided with a copy of this disclosure and has been requested by the Company to furnish a letter addressed to the Commission stating whether they agree with the above statements. A copy of Coopers & Lybrand's letter to the Commission is filed as an exhibit to the Registration Statement.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information concerning the Company and the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. For further information pertaining to the Company and the Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

  The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                              POLYMER GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

POLYMER GROUP, INC.
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Consolidated Balance Sheets as of December 31, 1994 and December 30, 1995.  F-3
Consolidated Statements of Operations for the years ended January 1, 1994,
 December 31, 1994 and December 30, 1995..................................  F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended January 1, 1994, December 31, 1994 and December 30, 1995...........  F-5
Consolidated Statements of Cash Flows for the years ended January 1, 1994,
 December 31, 1994 and December 30, 1995..................................  F-6
Notes to Consolidated Financial Statements for the years ended January 1,
 1994,
 December 31, 1994 and December 30, 1995..................................  F-7
Condensed Consolidated Balance Sheets as of December 30, 1995 and March
 30, 1996 (unaudited).....................................................  F-28
Consolidated Statements of Operations (unaudited) for the three months ended April 1, 1995 and March 30, 1996...................................  F-29
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 1, 1995 and March 30, 1996............................  F-30
Notes to Condensed Consolidated Financial Statements (unaudited) for the three months ended April 1, 1995 and March 30, 1996......................  F-31
JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY AND CHICOPEE B.V.
Combined Statements of Operations (unaudited) for the period from January
 2, 1995 through
 March 15, 1995...........................................................  F-37
Condensed Combined Statements of Cash Flows (unaudited) for the period from
 January 2, 1995 through March 15, 1995...................................  F-38
Notes to Combined Financial Statements (unaudited) for the period from
 January 2, 1995 through March 15, 1995...................................  F-39
Report of Ernst & Young LLP, Independent Auditors.........................  F-40
Combined Statements of Income for the years ended January 2, 1994 and
 January 1, 1995..........................................................  F-41
Combined Statements of Cash Flows for the years ended January 2, 1994 and
 January 1, 1995..........................................................  F-42
Notes to Combined Statements of Income and Cash Flows for the years ended
 January 2, 1994 and January 1, 1995......................................  F-43
Report of Independent Auditors--Coopers & Lybrand.........................  F-48

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Polymer Group, Inc.

  We have audited the accompanying consolidated balance sheets of Polymer Group, Inc. as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polymer Group, Inc. at December 31, 1994 and December 30, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina

February 8, 1996, except as to
 the second and third
 paragraphs of Note 17, as to
 which the date is May 6, 1996

                              POLYMER GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     PRO FORMA
                                                                   SHAREHOLDERS'
                                                                      EQUITY
                                                                       1995
                                                 1994      1995      (NOTE 18)
                                               --------  --------  -------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and equivalents........................  $ 13,828  $ 18,088
 Marketable securities.......................     1,927     4,861
 Accounts receivable, net....................    27,936    58,288
 Inventories.................................    18,555    47,882
 Other.......................................     4,068    14,035
                                               --------  --------
   Total current assets......................    66,314   143,154
Property, plant and equipment, net...........   113,722   380,338
Intangibles, loan acquisition and
 organization costs, net.....................    52,486    95,753
Other........................................     2,420     5,480
                                               --------  --------
   Total assets..............................  $234,942  $624,725
                                               ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.......  $ 20,041  $ 44,001
 Accrued interest payable....................    12,401     8,898
 Accrued salaries, wages and other fringe
  benefits...................................     2,292     5,924
 Income taxes payable........................       520     4,295
 Current portion of accrued restructuring
  costs......................................       --      7,540
 Current portion of long-term debt...........       --     10,938
                                               --------  --------
   Total current liabilities.................    35,254    81,596
Accrued restructuring costs, less current
 portion.....................................       --      7,913
Accrued postretirement benefit obligations...       --      3,493
Long-term debt, less current portion.........   190,814   439,940
Deferred income taxes........................     6,654    33,882
Mandatory redeemable preferred stock of
 subsidiary; 13% cumulative, non-voting, $.01
 par value--40,000 shares authorized, issued
 and outstanding at 1995 (0 at 1994); plus
 accumulated dividends of $4,575 at 1995 (0
 at 1994); mandatory redemption value of
 $44,575 at 1995 (0 at 1994).................       --     44,339
Shareholders' equity:
 Class A common stock--$.0005 par value, 0
  shares authorized at 1995 (39,936,180 at
  1994) 0 shares issued and outstanding at
  1995 (32,742,775 at 1994)..................        16       --          --
 Class A-1 common stock--$.0005 par value,
  8,985,641 shares authorized at 1995 (0 at
  1994); 5,359,615 shares issued and
  outstanding at 1995 (0 at 1994)............       --          3         --
 Class A-2 common stock--$.0005 par value,
  998,405 shares authorized (0 at 1994);
  698,883 shares issued and outstanding at
  1995 (0 at 1994)...........................       --        --          --
 Class A-3 common stock--$.0005 par value,
  2,995,214 shares authorized at 1995 (0 at
  1994); 2,296,330 shares issued and
  outstanding at 1995 (0 at 1994)............       --          1         --
 Class B common stock--$.0005 par value,
  11,980,854 shares authorized at 1995
  (1,996,809 at 1994); 10,727,437 shares
  issued and outstanding at 1995 (216,354 at
  1994)......................................         1         6         --
 Class C common stock--$.0005 par value,
  4,992,023 shares authorized at 1995 (0 at
  1994), 0 issued and outstanding at 1995 (0
  at 1994)...................................       --        --          --
 Common Stock--$.01 par value, 100,000,000
  shares authorized, 19,082,265 shares
  issued and outstanding, pro forma..........       --        --          191
 Additional paid-in capital..................    22,626    53,134      52,953
 Deficit.....................................   (24,207)  (52,653)    (52,653)
 Cumulative translation adjustment...........     3,784    12,729      12,729
 Unrealized holding gain on marketable
  securities.................................       --        342         342
                                               --------  --------    --------
                                                  2,220    13,562      13,562
                                               --------  --------    --------
   Total liabilities and stockholders'
    equity...................................  $234,942  $624,725    $    --
                                               ========  ========    ========

                            See accompanying notes.

                              POLYMER GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE FISCAL YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30,
                                      1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1993      1994      1995
                                                  --------  --------  --------
Net sales........................................ $121,473  $165,333  $437,638
Cost of goods sold...............................   97,291   129,071   333,606
                                                  --------  --------  --------
Gross profit.....................................   24,182    36,262   104,032
Selling, general and administrative expenses.....   13,022    20,699    61,744
                                                  --------  --------  --------
Operating income.................................   11,160    15,563    42,288
Other expense:
  Interest expense...............................    4,387    13,216    37,868
  Foreign currency transaction losses, net.......    1,310    17,055    22,811
  Other, net.....................................       53       277       --
                                                  --------  --------  --------
                                                     5,750    30,548    60,679
                                                  --------  --------  --------
Income (loss) before income taxes and
 extraordinary item..............................    5,410   (14,985)  (18,391)
Income taxes.....................................    1,970     3,353     5,216
                                                  --------  --------  --------
Income (loss) before extraordinary item..........    3,440   (18,338)  (23,607)
Extraordinary item, loss from extinguishment of
 debt, net of income tax benefit of $1,846.......      --     (4,372)      --
                                                  --------  --------  --------
Net income (loss)................................    3,440   (22,710)  (23,607)
Redeemable preferred stock dividends and
 accretion.......................................   (2,480)   (1,209)   (4,839)
                                                  --------  --------  --------
Net income (loss) applicable to common stock..... $    960  $(23,919) $(28,446)
                                                  ========  ========  ========
Net income (loss) per common share:
  Income (loss) before extraordinary item........ $    .05  $   (.95) $  (1.39)
  Extraordinary item, loss from extinguishment of
   debt..........................................      --       (.21)      --
                                                  --------  --------  --------
Net income (loss) applicable to common stock..... $    .05  $  (1.17) $  (1.39)
                                                  ========  ========  ========
Weighted average number of shares................   20,500    20,500    20,500
                                                  ========  ========  ========


                            See accompanying notes.

                              POLYMER GROUP, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

 FOR THE FISCAL YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30,
                                      1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     UNREALIZED
                                                                           NOTES      HOLDING
                                       ADDITIONAL           CUMULATIVE   RECEIVABLE   GAIN ON
                                        PAID-IN             TRANSLATION     FROM     MARKETABLE
                          COMMON STOCK  CAPITAL   DEFICIT   ADJUSTMENT  SHAREHOLDERS SECURITIES  TOTAL
                          ------------ ---------- --------  ----------- ------------ ---------- -------
Balance--January 2,
 1993...................      $ 2       $    78   $ (1,012)   $  (255)      $(80)       $--     $(1,267)
 Net income.............      --            --       3,440        --         --          --       3,440
 Foreign currency
  translation
  adjustments...........      --            --         --        (285)       --          --        (285)
 Cumulative dividends on
  redeemable preferred
  stock.................      --            --      (2,480)       --         --          --      (2,480)
                              ---       -------   --------    -------       ----        ----    -------
Balance--January 1,
 1994...................        2            78        (52)      (540)       (80)        --        (592)
 Exchange of preferred
  stock for common
  stock.................      --         21,406        --         --         --          --      21,406
 Exchange of shareholder
  loans for common
  stock.................      --          2,523        --         --         --          --       2,523
 Cash paid to and
  collected from
  shareholders..........      --           (595)      (236)       --          80         --        (751)
 Acquisition of
  affiliate.............      --           (876)       --        (698)       --          --      (1,574)
 Issuance of stock
  (29,435,640 shares)...       15           --         --         --         --          --          15
 Net loss...............      --            --     (22,710)       --         --          --     (22,710)
 Foreign currency
  translation
  adjustments...........      --             90        --       5,022        --          --       5,112
 Cumulative dividends on
  redeemable preferred
  stock.................      --            --      (1,209)       --         --          --      (1,209)
                              ---       -------   --------    -------       ----        ----    -------
Balance--December 31,
 1994...................       17        22,626    (24,207)     3,784        --          --       2,220
 Exchange of Class A and
  B stock (32,959,130
  shares)...............      (17)      (22,626)       --         --         --          --     (22,643)
 Issuance of Class A-1
  stock (5,359,615
  shares)...............        3        21,155        --         --         --          --      21,158
 Issuance of Class A-2
  stock (698,883
  shares)...............      --          4,015        --         --         --          --       4,015
 Issuance of Class A-3
  stock (2,296,330
  shares)...............        1         4,621        --         --         --          --       4,622
 Issuance of Class B
  stock (10,727,437
  shares)...............        6        22,843        --         --         --          --      22,849
 Issuance of warrants...      --            500        --         --         --          --         500
 Net loss...............      --            --     (23,607)       --         --          --     (23,607)
 Foreign currency
  translation
  adjustments...........      --            --         --       8,945        --          --       8,945
 Cumulative dividends on
  redeemable preferred
  stock and discount
  accretion.............      --            --      (4,839)       --         --          --      (4,839)
 Unrealized holding gain
  on marketable
  securities............      --            --         --         --         --          342        342
                              ---       -------   --------    -------       ----        ----    -------
Balance--December 30,
 1995...................      $10       $53,134   $(52,653)   $12,729       $--         $342    $13,562
                              ===       =======   ========    =======       ====        ====    =======

                            See accompanying notes.

                              POLYMER GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE FISCAL YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30,
                                      1995
                                 (IN THOUSANDS)

                                                  1993      1994       1995
                                                --------  ---------  ---------
Operating activities
 Net income (loss)............................. $  3,440  $ (22,710) $ (23,607)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
 Depreciation and amortization expense.........    4,955      8,348     29,834
 Foreign currency transaction losses, net......    1,310     17,055     22,811
 Write-off of loan acquisition costs...........      --       4,372        --
 Provision for losses on accounts receivable
  and price concessions........................       15        435      5,788
 Provision for deferred income taxes...........      947        582     (1,375)
 Other, net....................................      414        740        --
 Changes in operating assets and liabilities,
  net of effect of acquisitions:
   Accounts receivable.........................   (2,225)    (7,401)   (16,160)
   Inventories.................................   (2,571)     3,953     (7,799)
   Accounts payable and accrued expenses.......      930     13,381     (2,666)
   Income taxes payable........................      229         78      2,742
   Accrued restructuring costs.................      --         --      (2,406)
   Other, net..................................     (556)    (1,447)     4,394
                                                --------  ---------  ---------
     Net cash provided by operating activities.    6,888     17,386     11,556
Investing activities
 Purchases of property, plant and equipment....   (6,505)   (11,341)   (47,842)
 Purchases of marketable securities............      --      (4,705)   (22,521)
 Proceeds from sales of marketable securities..      --       2,707     19,929
 Acquisition of businesses, net of cash
  acquired.....................................      --     (48,643)  (281,358)
 Organization costs............................      --      (1,391)    (1,416)
 Other, net....................................     (453)     1,998        --
                                                --------  ---------  ---------
     Net cash (used in) investing activities...   (6,958)   (61,375)  (333,208)
Financing activities
 Issuance of common stock......................      --          15     30,000
 Proceeds from debt............................   11,900    189,514    273,654
 Payments of debt..............................  (12,938)  (113,404)   (13,638)
 Issuance of redeemable preferred stock of
  subsidiary and warrants......................      --         --      40,000
 Redemption of preferred stock.................      --     (13,324)       --
 Loan acquisition costs........................      --      (7,020)    (2,380)
 Other, net....................................      --       2,701        --
                                                --------  ---------  ---------
     Net cash provided by (used in) financing
      activities...............................   (1,038)    58,482    327,636
Effect of exchange rate changes on cash........     (120)    (3,359)    (1,724)
                                                --------  ---------  ---------
     Net increase (decrease) in cash and
      equivalents..............................   (1,228)    11,134      4,260
     Cash and equivalents at beginning of year.    3,922      2,694     13,828
                                                --------  ---------  ---------
     Cash and equivalents at end of year....... $  2,694  $  13,828  $  18,088
                                                ========  =========  =========
Noncash investing and financing activities
 Issuance of common stock in exchange for
  preferred stock, cumulative dividends and
  common stock in affiliated companies......... $    --   $  23,065  $     --
 Cumulative dividends on redeemable preferred
  stock and accretion..........................    2,480      1,209      4,839
Supplemental information
 Cash paid for interest........................    4,653      3,949     43,186
 Cash paid for income taxes....................      795      1,298      5,027
Acquisition of businesses
 Fair value of assets acquired.................      --     122,165    358,814
 Liabilities assumed and incurred..............      --      73,522     77,456
 Cash paid.....................................      --      48,643    281,358

                            See accompanying notes.

                              POLYMER GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

 DESCRIPTION OF BUSINESS

  Polymer Group, Inc. (the "Company") is a world-wide manufacturer and marketer of flexible nonwoven and woven polyolefin fabrics. The Company's principal lines of business include industrial and specialty products and disposable wiping, medical and hygiene products for consumer applications. The Company operates twelve manufacturing facilities located in the United States, Canada, Mexico, Germany and the Netherlands.

 BASIS OF PRESENTATION

  The accompanying consolidated financial statements are prepared on the basis of generally accepted accounting principles and include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material intercompany accounts are eliminated in consolidation. Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classification. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. ORGANIZATION AND ACQUISITIONS

 GENERAL

  The Company is a Delaware corporation incorporated on June 16, 1994. On June 24, 1994, the Company: issued $150,000 in 12 1/4% Senior Notes (the "Notes" or "Senior Notes") due 2002 in a private placement, in accordance with Rule 144A of the Securities Act of 1933; acquired two affiliated companies, PGI Polymer, Inc. ("PGI") and Fabrene Inc. ("Fabrene"); and acquired Bonlam, S.A. de C.V. ("Bonlam"). Following these transactions, PGI, Fabrene and Bonlam became wholly owned subsidiaries of the Company. PGI, a holding company, was acquired by exchanging 1,522,370 shares of the Company's common stock and approximately $13,300 in cash for all of the outstanding shares of common stock and preferred stock of PGI, and accrued dividends thereon. The acquisition was considered to be between entities under common control and was accounted for at historical cost in a manner similar to a pooling of interests. The net assets of PGI on a historical cost basis were approximately $16,300 at the time of the acquisition.

  Prior to the acquisitions of PGI and Fabrene by the Company, PGI owned 27% of Fabrene, a Canadian-based manufacturer and marketer of woven polyolefin fabrics. This equity interest was acquired indirectly by the Company in connection with the acquisition of PGI. The remaining 73% was acquired by the Company in a transaction accounted for by the purchase method of accounting. To effect the transaction, Fabrene acquired shares of its common stock and warrants from a shareholder, and repaid a subordinated loan to the shareholder for $12,500 in cash. The remaining shareholders of Fabrene exchanged their common stock and common stock warrants for 128,220 shares of common stock of the Company and approximately $830 in cash. The Company's total cost of acquiring the ownership not previously owned by PGI was approximately $7,000. The Company also acquired all the outstanding common stock of Bonlam, a Mexican-based manufacturer and marketer of spunbond nonwoven products, for approximately $40,700 in a transaction accounted for by the purchase method

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) of accounting. The Company's 1994 consolidated statements of operations include 100% of Fabrene's net loss for the period from June 25, 1994 through December 31, 1994 and 27% of Fabrene's net loss for periods prior to June 25, 1994. Bonlam's results of operations for the period from June 25, 1994 through December 31, 1994 have been included in the Company's 1994 consolidated results of operations. As a result of the acquisition of Fabrene and Bonlam, the excess of cost over the fair value of net assets acquired ("goodwill") approximated $45,859 and $41,837 as of December 31, 1994 and December 30, 1995, respectively.

 CHICOPEE ACQUISITION

  On March 15, 1995, the Company completed the acquisition (the "Chicopee Acquisition") of Johnson & Johnson Advanced Materials Company and Chicopee B.V. (collectively, "Chicopee") from Johnson & Johnson ("J&J") for an aggregate consideration of $290,000 (including $15,000 of fees and expenses) in a transaction accounted for by the purchase method of accounting. Chicopee is a leading manufacturer and marketer of both nonwoven roll and converted products, with a leading market share in the domestic and international health care market. The Company financed the Chicopee Acquisition with the following sources of funds: (i) borrowings by Chicopee under a six-year $125,000 amortizing term loan, an eight-year $85,000 amortizing term loan and initial borrowings of $4,500 under a $30,000 revolving credit facility provided by a group of banks; (ii) the issuance by Chicopee to J&J of a $5,000 subordinated promissory note, which was repaid at closing; (iii) a $30,000 common equity contribution from the Company; and (iv) the issuance of $40,000 redeemable preferred stock due 2004 ("Preferred Stock") of Chicopee. Chicopee's results of operations for the period from March 16, 1995 through December 30, 1995 have been included in the Company's 1995 consolidated results of operations.

  In connection with the Chicopee Acquisition, management of the Company adopted a plan (the "Plan") to relocate manufacturing equipment from Chicopee's Canadian operation to certain other manufacturing sites within the United States. The Plan also provides for relocation of Chicopee's corporate offices, including certain equipment used in its North American research and development activities, to other sites within the United States. As of March 15, 1995, the Company provided for accrued restructuring costs of approximately $17,859 in connection with the allocation of the purchase price to the fair value of assets acquired and liabilities assumed. During 1995, the Company charged approximately $2,406 against the liability associated with the Plan, including $1,353 related to asset and personnel relocation and foreign import duties and approximately $1,053 associated with an unfavorable manufacturing contract that existed at the acquisition date and other miscellaneous costs. At December 30, 1995, the Company's accrued restructuring costs associated with the Plan approximated $15,453. Management currently estimates that approximately $7,540 of the total accrued restructuring costs will be expended during 1996; therefore, this portion of the total accrual has been recognized as a current liability in the consolidated balance sheet.

 PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma information is presented as though the acquisition of Fabrene, Bonlam and Chicopee (collectively, the "Acquisitions") occurred as of the beginning of the respective periods. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been had the Acquisitions been effective at the beginning of fiscal 1994 and 1995.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              1994      1995
                                                            --------  --------
      Net sales............................................ $448,472  $493,658
      (Loss) before extraordinary item.....................  (20,290)  (24,264)
      Net (loss)........................................... $(24,662) $(24,264)
                                                            ========  ========
      Per Common Share:
        (Loss) before extraordinary item................... $   (.99) $  (1.18)
        Net (loss)......................................... $  (1.20) $  (1.18)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 REVENUE RECOGNITION

  Revenue from product sales is recognized at the time ownership of goods transfers to the customer and the earnings process is complete.

 CASH EQUIVALENTS

  Investment securities with maturities of three months or less at the time of acquisition are considered cash equivalents.

 MARKETABLE SECURITIES

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") on January 1, 1994. In accordance with the provisions of FAS 115, the Company has classified equity securities as available-for-sale which are carried at fair market value based on quoted market prices. Material unrealized holding gains on available-for-sale securities are included as a component of shareholders' equity. Material realized gains and losses are determined on the specific identification method and included in the determination of net income.

 ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISKS

  Accounts receivable potentially expose the Company to concentration of credit risk, as defined by Statement of Financial Accounting Standards No. 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk." The Company provides credit in the normal course of business and performs ongoing credit evaluations on certain of its customers' financial condition, but generally does not require collateral to support such receivables. The Company also establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The allowance for doubtful accounts was $496 and $1,885 at December 31, 1994 and December 30, 1995, respectively, which management believes is adequate to provide for credit loss in the normal course of business, as well as losses for customers who have filed for protection under the bankruptcy law. The Procter & Gamble Company ("P&G") and Paragon accounted for approximately 62% and 47% of the Company's net sales during 1993 and 1994, respectively. J&J and P&G accounted for approximately 28% and 15%, respectively, of the Company's net sales during 1995.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 INVENTORIES

  Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting. Supply inventories not expected to be utilized within one year are classified as other non-current assets. Inventories, classified as current assets, as of December 31, 1994 and December 30, 1995, consist of the following:

                                                                  1994    1995
                                                                 ------- -------
      Finished goods............................................ $ 9,773 $22,476
      Work in process and stores and maintenance parts..........   2,265   4,010
      Raw materials.............................................   6,517  21,396
                                                                 ------- -------
        Total................................................... $18,555 $47,882
                                                                 ======= =======

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight line method over the estimated useful lives of the related assets. The estimated useful lives established for buildings and land improvements range from 18 to 33 years, and the estimated useful lives established for machinery, equipment and other fixed assets range from three to 15 years. Costs of the construction of certain long-term assets include capitalized interest which is amortized over the estimated useful life of the related asset. The Company capitalized approximately $272, $483 and $1,933 of interest costs during 1993, 1994 and 1995, respectively.

 INTANGIBLES AND ORGANIZATION COSTS

  Goodwill is amortized on the straight-line method over an estimated useful life of 40 years. Identified intangibles are amortized on the straight-line method over periods not exceeding an estimated useful life of 10 years. The lives established for these assets are a composite of many factors; accordingly, the Company evaluates the continued appropriateness of these lives based upon the latest available economic factors and circumstances. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

  Capitalized organization costs are amortized over 5 years on the straight-line method. Loan acquisition costs relating to long-term debt are amortized over the term of the related debt.

 INCOME TAXES

  The provision for income taxes and corresponding balance sheet accounts are determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax liabilities and assets are determined based upon temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be ultimately realized.

 RESEARCH AND DEVELOPMENT

  The cost of research and development is charged to expense as incurred and is included in selling, general and administrative expense in the consolidated statement of operations. The Company

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) incurred approximately $2,325, $2,860 and $6,375 of research and development expense during 1993, 1994 and 1995, respectively.

 FOREIGN CURRENCY TRANSLATION

  The local currencies of the Company's foreign subsidiaries have been determined to be the functional currencies in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("FAS 52"). Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at current exchange rates and resulting translation adjustments are included as a separate component of shareholders' equity while revenue and expense accounts of these operations are translated at weighted average exchange rates during the period. Transaction gains and losses are included in the determination of net income.

 NET INCOME (LOSS) PER COMMON SHARE

  Net income (loss) per common share is determined by dividing net income
(loss) applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission ("SEC"), all issuances of the Company's common stock and warrants at prices below the expected Offering price during the twelve month period preceding the planned Offering (See Note 17) have been included as common stock equivalents for purposes of calculating net income
(loss) per common share as if they had been issued at the Company's inception.

 SHAREHOLDERS' EQUITY

  Prior to the Chicopee Acquisition, the Company had outstanding 1,639,755 shares of existing Class A common stock and 10,835 shares of existing Class B non-voting common stock. The existing Class A common stock and existing Class B non-voting common stock were identical in all respects except that the existing Class B non-voting common stock was non-voting. In connection with the Chicopee Acquisition, the Company also consummated the following transactions: (i) the Company, The InterTech Group, Inc. ("InterTech"), Golder, Thoma, Cressey Fund III Limited Partnership ("GTC Fund III"), certain executives (the "Executives"), Chase Manhattan Investment Holdings, Inc. ("CMIHI") and FTG, Inc. ("FTG") entered into a Recapitalization Agreement pursuant to which (a) their respective shares of the Company's existing Class A common stock and existing Class B common stock were exchanged for shares of the new Class A-1 common stock, Class A-3 non-voting common stock and new Class B common stock, (b) GTC Fund III and CMIHI received shares of new Class B common stock, Class A-1 common stock and non-voting Class A-3 non-voting common stock, and (c) InterTech, the Executives and FTG received shares of new Class B common stock; (ii) the Company, InterTech, GTC Fund III, CMIHI, Leeway & Co., ("Leeway") and the California Public Employees' Retirement System ("CalPERS") entered into a Stock Purchase Agreement pursuant to which InterTech, GTC Fund III, CMIHI, Leeway and CalPERS purchased shares of Class A-1 common stock, Class A-2 non-voting common stock and new Class B non-voting common stock; and (iii) the Executives purchased shares of new Class B common stock in exchange for shares of the Company's existing Class A common stock and cash.

  The Class A-1 common stock, Class A-2 non-voting common stock and Class A-3 non-voting common stock are identical in all respects with the exception that the Class A-2 non-voting common stock and Class A-3 non-voting common stock are non-voting. The Class A-2 non-voting common stock and Class A-3 non-voting common stock may be converted into Class A-1 common stock upon

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) the occurrence of certain events at the option of the holder thereof. The Class B common stock is identical to the Class A-1 common stock with the exception of the yield and distribution preferences described below.

  The terms of the Class A-1 common stock, the Class A-2 non-voting common stock and the Class A-3 non-voting common stock (collectively, the "Class A common stock"), the Class B common stock and the Class C common stock provide that the holders of the Class A common stock and the Class B common stock are entitled to receive the first $85,000 of distributions to holders thereof as follows: first, the holders of the Class A common stock are entitled to receive an amount equal to the yield accrued (at a rate of 12% per annum, compounded quarterly) on the unreturned original value of such Class A common stock; second, the holders of the Class A common stock are entitled to receive an amount equal to the unreturned original value of such Class A common stock; and third, the holders of the Class A common stock and the Class B common stock are entitled to receive, ratably, the balance, if any, of such $85,000. Thereafter, distributions are allocated ratably between the holders of the Class A common stock and Class B common stock, on the one hand, and the holders of the Class C common stock, on the other. The holders of Class A common stock are entitled to receive all such distributions to the holders of Class A common stock and Class B common stock until they receive all accrued and unpaid yield on their Class A common stock together with the unreturned original value thereof, and all subsequent distributions are shared ratably among the holders of Class A common stock and Class B common stock. All distributions to holders of Class C common stock are allocated ratably among such holders. (See Note 17).

 ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995; therefore, the Company will adopt FAS 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. In connection with the Offering (see Note 18-unaudited), the Company has adopted the 1996 Key Employee Stock Option Plan. With adoption of the 1996 Key Employee Stock Option Plan, the Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by FAS 123. In accordance with FAS 123, beginning in the fiscal year ended 1996, the Company will make pro forma disclosures relative to stock-based compensation as part of the accompanying footnotes to the consolidated financial statements.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 4. MARKETABLE SECURITIES

  Marketable securities as of December 31, 1994 and December 30, 1995, consist of the following:

                                               UNREALIZED UNREALIZED GROSS FAIR
                                         COST    GAINS      LOSSES     VALUE
                                        ------ ---------- ---------- ----------
      1994
        Marketable securities--
         preferred stocks.............. $1,927    $--        $--       $1,927
                                        ------    ----       ----      ------
                                        $1,927    $--        $--       $1,927
                                        ======    ====       ====      ======
      1995
        Marketable securities--
         preferred stocks.............. $4,519    $342       $--       $4,861
                                        ------    ----       ----      ------
                                        $4,519    $342       $--       $4,861
                                        ======    ====       ====      ======

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment as of December 31, 1994 and December 30, 1995, consist of the following:

                                                               1994      1995
                                                             --------  --------
      Cost:
        Land................................................ $  2,382  $  9,091
        Buildings and land improvements.....................   24,810    75,297
        Machinery, equipment and other......................   97,539   316,712
        Construction in progress............................    7,136    18,429
                                                             --------  --------
                                                              131,867   419,529
      Less accumulated depreciation.........................  (18,145)  (39,191)
                                                             --------  --------
                                                             $113,722  $380,338
                                                             ========  ========

  Depreciation charged to expense was $4,131, $6,298 and $20,959 during 1993, 1994 and 1995, respectively.

NOTE 6. INTANGIBLES, LOAN ACQUISITION AND ORGANIZATION COSTS

  Intangibles, loan acquisition and organization costs as of December 31, 1994 and December 30, 1995, consist of the following:

                                                               1994      1995
                                                              -------  --------
      Cost:
        Goodwill............................................. $45,859  $ 41,837
        Identified intangibles:
          Supply Agreement...................................     --     13,000
          Proprietary technology.............................     --     24,100
          Other..............................................   1,366       876
        Loan acquisition costs...............................   8,212    21,613
        Organization and start-up costs......................   1,391     7,375
                                                              -------  --------
                                                               56,828   108,801
      Less accumulated amortization..........................  (4,342)  (13,048)
                                                              -------  --------
                                                              $52,486  $ 95,753
                                                              =======  ========

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Amortization charged to expense was $824, $2,050 and $8,875 during 1993, 1994 and 1995, respectively. The increase in intangibles, loan acquisition costs and organizational costs between 1994 and 1995 was due primarily to the Chicopee Acquisition.

NOTE 7. COMMITMENTS AND CONTINGENCIES

 LEASE COMMITMENTS

  The Company leases certain manufacturing, warehousing and other facilities and equipment under operating leases.The leases on most of the properties contain renewal provisions. Rent expense, including incidental leases, approximated $200, $314 and $2,274 in 1993, 1994 and 1995, respectively. Rent expense for 1995 is net of sub-lease income of $559. Rental income approximated $0, $0 and $2,280 in 1993, 1994 and 1995, respectively. The approximate net minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 30, 1995 are:

                                                        GROSS             NET
                                                       MINIMUM   SUB-   MINIMUM
                                                       RENTAL   LEASE    RENTAL
      YEAR ENDING                                      PAYMENT (INCOME) PAYMENTS
      -----------                                      ------- -------- --------
      1996............................................ $1,648    $(86)   $1,562
      1997............................................  1,496     --      1,496
      1998............................................  1,319     --      1,319
      1999............................................  1,274     --      1,274
      2000............................................  1,036     --      1,036
      Thereafter......................................  2,851     --      2,851
                                                       ------    ----    ------
                                                       $9,624    $(86)   $9,538
                                                       ======    ====    ======

 PURCHASE COMMITMENTS

  At December 30, 1995, the Company had commitments of approximately $43,706 related to the purchase of raw materials, converting services and capital projects.

 ENVIRONMENTAL

  The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to the Company are laws relating to air emissions, wastewater discharges and the handling, disposal and release of solid and hazardous substances and wastes. Based on continuing internal review and advice from independent consultants, the Company believes that it is currently in substantial compliance with environmental requirements. The Company is also subject to laws, such as the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), that may impose liability retroactively and without fault for releases or threatened release of hazardous substances at on-site or off-site locations. The Company is not aware of any releases for which it may be liable under CERCLA or any analogous provision.

  Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured or otherwise adversely affect the demand for the Company's products. In addition, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Most of the Company's manufacturing processes are mechanical and are therefore considered to be environmentally benign. The polyolefin resins are readily recyclable, and the Company maintains a network of recyclers to receive post-industrial waste for certain of the Company's products. In addition, each of the Company's manufacturing sites has equipment and procedures for reclaiming a majority of internally generated scrap, thus reducing the amount of waste sent to local landfills. As a result, the Company does not currently anticipate any material adverse effect on its operations, financial condition or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company's business, and there can be no assurance that material environmental liabilities will not arise.

 COLLECTIVE BARGAINING AGREEMENTS

  As of December 30, 1995, the Company employed approximately 2,023 persons. Approximately 246 of the employees in Canada, 19 in Portland, 97 in North Little Rock, 73 in Germany, 142 in Mexico, and 243 in the Netherlands are represented by labor unions or trade councils that have entered into separate collective bargaining agreements with the Company.

NOTE 8. LONG-TERM DEBT

  Long-term debt as of December 31, 1994 and December 30, 1995, consist of the following:

                                                                 1994     1995
                                                               -------- --------
Senior Notes, 12 1/4%, due 2002............................... $150,000 $150,000
Revolving credit facilities...................................   39,200   89,600
Term loans payable............................................      --   209,363
Other.........................................................    1,614    1,915
                                                               -------- --------
                                                                190,814  450,878
Less current maturities.......................................      --    10,938
                                                               -------- --------
  Total....................................................... $190,814 $439,940
                                                               ======== ========

 SENIOR NOTES

  The Senior Notes mature on July 15, 2002 and are unsecured senior obligations of the Company. The Senior Notes bear interest at a rate of 12 1/4% payable semi-annually on January 15 and July 15, commencing January 15, 1995. Payment of the Senior Notes is unconditionally guaranteed, jointly and severally, on a senior basis by PGI and FiberTech Group, Inc. ("FiberTech") (collectively, the "Guarantors"), wholly owned subsidiaries of the Company. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors. The Senior Notes are subject to redemption at any time on or after July 15, 1998 at the option of the Company, in whole or in part in amounts of $1 or an integral multiple thereof based on certain redemption prices declining from 106.125% in 1998 through the year 2000 and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date. Notwithstanding the foregoing, at any time prior to July 15, 1997, the Company may redeem up to $50 million of the Senior Notes originally issued at a redemption price of 112.25% of the principal amount redeemed, plus accrued interest to the redemption date. In connection with the Company's issuance of the Senior Notes on June 24, 1994, the Company agreed to file a registration statement with the SEC with respect to the exchange of the Senior Notes for notes registered under the Securities Act of 1933, as amended (the "Exchange Notes"), to cause such registration statement to become effective within 90 days of the original date of issuance of the Senior Notes, and to

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) consummate the exchange of the Senior Notes within 120 days of the original date of issuance of the Senior Notes. Because such registration statement was not declared effective within such 90 day period and because the exchange was not consummated within such 120 day period, the interest rate on the Senior Notes increased 1/2% to 12 3/4% for the period September 23, 1994 through September 29, 1995. On September 29, 1995 the registration statement was declared effective by the SEC and the exchange of the Senior Notes was completed within 30 days. Consequently, the interest rate on the Senior Notes decreased 1/2% to 12 1/4% for the period from September 29, 1995 through December 30, 1995. Selected financial data of the Guarantors of the Senior Notes is presented below:

                                      1994                      1995
                            ------------------------- -------------------------
                             FIBERTECH       PGI       FIBERTECH       PGI
                            GROUP, INC. POLYMER, INC. GROUP, INC. POLYMER, INC.
                            ----------- ------------- ----------- -------------
   Statement of Operations
    Data:
     Net sales.............  $126,310      $   --      $134,889     $    --
     Operating income
      (loss)...............     8,591         (393)       5,476         (716)
     Income (loss) before
      income taxes and
      extraordinary item...     5,161         (710)         518         (572)
     Income (loss) before
      extraordinary item...     3,162         (426)         311         (343)
     Extraordinary item....    (1,803)         --           --           --
     Net income (loss).....  $  1,359      $  (426)    $    311     $   (343)
   Balance Sheet Data (at
    end of period):
     Working capital
      (deficit)............  $ 25,691      $ 1,591     $ 22,525     $ (2,383)
     Total assets..........   126,539       77,714      154,118      103,673
     Total debt............    39,200          --        71,600          --
     Shareholder's equity..  $ 58,148      $62,713     $ 58,638     $ 62,956

 FIBERTECH CREDIT FACILITY

  On June 24, 1994 FiberTech entered into a credit facility ("FiberTech Credit Facility") with a group of lenders, with a total commitment of $75,000 with two tranches consisting of $50,000 ("FiberTech Tranche A") available for working capital and general corporate purposes and $25,000 ("FiberTech Tranche B") available solely to fund the development and construction of pre-determined capital projects. All indebtedness under the FiberTech Credit Facility is guaranteed by the restricted subsidiaries of the Company and the Guarantors (other than FiberTech) and is collateralized by a lien on substantially all of the assets of the restricted subsidiaries of the Company including certain pledges of stock and intercompany notes. The FiberTech Tranche A commitment will mature on June 30, 1997, and the FiberTech Tranche B commitment will mature on June 30, 1998. The interest rate applicable to borrowings under the FiberTech Credit Facility is the Agent's base rate or the London Interbank Bid Offer Rate ("LIBOR"), in each case plus a margin. The margin applicable to base rate loans is 2.0%, and the margin applicable to LIBOR loans is 3.25%. At December 30, 1995, the effective interest rates on the FiberTech Tranche A and FiberTech Tranche B commitments were 9.0% to 10.5%. At December 30, 1995, unused commitments under the FiberTech Credit Facility approximated $3,400.

 CHICOPEE CREDIT FACILITY

  In connection with the Chicopee Acquisition on March 15, 1995, Chicopee entered into a credit facility ("Chicopee Credit Facility") with a group of lenders. The Chicopee Credit Facility provides for revolving credit loans to Chicopee in an aggregate amount not to exceed $30,000 ("Chicopee

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revolver"). Borrowings under the revolving credit commitment are subject to meeting minimum coverage ratios at the time of borrowing. In addition, the Chicopee Credit Facility provides for term loans of $125,000 ("Chicopee Tranche A Term Loan") and $85,000 ("Chicopee Tranche B Term Loan"). The Chicopee Credit Facility is secured by (i) a lien on substantially all of the assets of Chicopee and (ii) a pledge of stock of all direct subsidiaries of Chicopee. The Chicopee Tranche A Term Loan will mature and the Chicopee Revolver will be reduced to zero on March 31, 2001. The Chicopee Tranche B Term Loan will mature on March 31, 2003. The interest rate applicable to borrowings under the Chicopee Credit Facility is the Agent's base rate or LIBOR, in each case plus a margin. The margin applicable to base rate loans ranges from 1.5% to 2.0%, and the margin applicable to LIBOR loans ranges from 2.75% to 3.25%. At December 30, 1995, the effective interest rates on the Chicopee Tranche A Term Loan and Chicopee Tranche B Term Loan were 8.63% and 9.13%, respectively, while the effective interest rates on the Chicopee Revolver were 8.63% to 10.5%. At December 30, 1995, unused commitments under the Chicopee Credit Facility approximated $9,288.

 INTEREST RATE CAP AGREEMENT

  The Company uses derivative financial instruments to manage well-defined interest rate risk and does not use them for trading purposes. On April 25, 1995, the Company (through Chicopee) entered into an interest rate cap agreement (the "Agreement") for an initial premium (cash) of $421 and quarterly installments of $50 through March 31, 1998. Premiums paid for the Agreement, including quarterly installments, are amortized to interest expense over the term of the Agreement. Unamortized premiums are included in other assets in the consolidated balance sheet. The Agreement provides for an initial principal notional amount of $105,000 on April 25, 1995, which declines to $90,000 on December 31, 1997. If LIBOR exceeds 8% on each quarterly reset date (as defined in the Agreement), the Company shall be due the amount by which LIBOR exceeds 8%. Over the term of the Agreement during 1995, LIBOR did not exceed 8%.

 OTHER

  The Senior Notes, the FiberTech Credit Facility and the Chicopee Credit facility contain certain financial ratio covenants. The Company is in compliance with provisions of such covenants as of December 30, 1995. In addition, the loan agreements prohibit the Company from paying dividends and, accordingly shareholders' equity of $13,562 was restricted at December 30, 1995. Commitment fees on the FiberTech Credit Facility and Chicopee Credit Facility are generally equal to a percentage of the daily average unused amount of each such commitment. Loan acquisition costs, including commitment and placement fees approximated $6,450 and $13,540 in 1994 and 1995, respectively. Total annual maturities of long-term debt will be: 1996-- $10,938, 1997--$46,092, 1998--$72,821, 1999--$31,271, 2000--$35,278,
thereafter--$254,478.

  As discussed in Note 18 (unaudited), the Company expects to refinance a substantial amount of its outstanding debt.

NOTE 9. MANDATORY REDEEMABLE PREFERRED STOCK OF SUBSIDIARY AND COMMON STOCK WARRANTS

 MANDATORY REDEEMABLE PREFERRED STOCK OF SUBSIDIARY

  Chicopee has outstanding 40,000 shares of redeemable preferred stock ("Preferred Stock") which were issued in part to finance the Chicopee Acquisition. Dividends accrue, whether or not declared, on a daily basis at an annual rate of $130 per share through March 31, 2000 and thereafter at an annual rate of $150 per share. The holders of shares of the Preferred Stock are entitled to receive dividends on a quarterly basis in an amount equal to all accrued and unpaid dividends on the Preferred Stock; provided that if and to the extent that the holder of the Preferred Stock does not receive dividends on a quarterly basis, such dividends shall be cumulative and shall accrue dividends at a rate of 13% per annum.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The Preferred Stock is mandatorily redeemable ("Mandatory Redemption") by Chicopee at the earlier of (i) the last business day of March, 2004 and (ii) the earlier of (a) the date on which Chicopee no longer is an indirect wholly owned subsidiary of the Company and (b) the date on which a sale of substantially all the assets of Chicopee is consummated. In connection with the Mandatory Redemption, Chicopee shall redeem all of the shares of Preferred Stock at a price of $1,000 per share, plus an amount equal to accrued but unpaid dividends plus a call premium ("Preferred Redemption Price"). At any time, and from time to time, Chicopee may at its option by resolution of its Board of Directors redeem, at the Preferred Redemption Price, all or any part of the shares of the Preferred Stock.

  Upon the occurrence of a change in control of the Company, the holders of the Preferred Stock shall have the right, at their option ("Optional Redemption") exercisable within ninety (90) days after receipt of notice of the occurrence of a change in control, to send a written put notice ("Put Notice") to Chicopee instructing Chicopee to redeem all of the outstanding shares of Preferred Stock. Upon receipt of the Put Notice, Chicopee shall redeem all of the shares of Preferred Stock within thirty (30) days. The redemption shall be made out of funds legally available at a price of $1,000 per share plus an amount equal to accrued, but unpaid dividends ("Basic Redemption Price") plus an additional fee.

  If on the date of the Mandatory Redemption or Optional Redemption, Chicopee does not have funds legally available to redeem all of the shares required to be redeemed on such date, Chicopee will on such date, and quarterly thereafter until all such shares are redeemed, redeem the maximum number of shares for which it has funds legally available.

  Upon any liquidation, dissolution, or winding up of Chicopee, before any distribution of common stock of Chicopee, the holders of the shares of the Preferred Stock shall be paid in cash an amount equal to the Basic Redemption Price. Upon any other liquidation, dissolution or winding up of Chicopee, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to be paid an amount equal to the Preferred Redemption Price before any distribution of common stock of Chicopee.

  Preferred Stock activity comprises the following:

                                                                         1995
                                                                        -------
      Balance at beginning of period................................... $   --
        Issuance of Preferred Stock....................................  39,500
        Redemption of Preferred Stock..................................     --
        Exchange of Preferred Stock for Common Stock...................     --
        Accrued dividends..............................................   4,575
        Accretion of discount..........................................     264
                                                                        -------
      Balance at end of period......................................... $44,339
                                                                        =======

  As discussed in Note 18 (unaudited), the Company expects to redeem the Preferred Stock of Chicopee in connection with the Offering (as defined).

 COMMON STOCK WARRANTS

  In connection with the Chicopee Acquisition, holders of the Preferred Stock were issued 71,000 warrants to purchase Class C common stock, par value $.01 per share, of the Company. Each warrant entitles the holders to purchase, prior to March 15, 2007, one fully paid and non assessable share of the Class C common stock at a nominal exercise price of $.01 per share. The warrants have been recorded at their fair values on their issuance dates and have been accounted for as discounts on the respective Preferred Stock.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 10. INCOME TAXES

  Significant components of the provision for income taxes are as follows:

                                                          1993   1994    1995
                                                         ------ ------  -------
      Current:
        Federal and state............................... $1,023 $ (812) $ 1,461
        Foreign.........................................    --   1,737    5,130
                                                         ------ ------  -------
                                                          1,023    925    6,591
      Deferred:
        Federal and state...............................    947    833     (826)
        Foreign.........................................    --    (251)    (549)
                                                         ------ ------  -------
                                                            947    582   (1,375)
                                                         ------ ------  -------
                                                         $1,970 $1,507  $ 5,216
                                                         ====== ======  =======

  The Company has not provided U.S. income taxes for undistributed earnings of foreign subsidiaries which are considered to be retained indefinitely for reinvestment. The distribution of these earnings would result in additional foreign withholding taxes and additional U.S. federal income taxes to the extent they are not offset by foreign tax credits, but it is not practicable to estimate the total liability that would be incurred upon such a distribution.

  Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 and December 30, 1995 are as follows:

                                                               1994      1995
                                                              -------  --------
      Deferred tax assets:
        Provision for restructuring.........................  $   --   $  3,341
        Alternative minimum tax credit carryforward.........       88     2,108
        Foreign withholding taxes...........................      497       733
        U.S. net operating loss carryforward................    4,315     4,360
        Foreign net operating and capital loss carryforward.   10,450     9,660
        Foreign tax credits.................................      654       783
        Other...............................................      681     5,066
                                                              -------  --------
          Total deferred tax assets.........................   16,685    26,051
      Valuation allowance for deferred tax assets related to
       foreign operations...................................  (10,198)  (11,792)
                                                              -------  --------
      Net deferred tax assets...............................    6,487    14,259
      Deferred tax liabilities:
        Depreciation and amortization.......................  (11,518)  (16,827)
        Basis difference on foreign fixed assets............      --    (27,795)
        Other...............................................   (2,008)   (2,985)
                                                              -------  --------
          Total deferred tax liabilities....................  (13,526)  (47,607)
                                                              -------  --------
          Net deferred taxes................................  $(7,039) $(33,348)
                                                              =======  ========

  The Company has operating loss carryforwards of approximately $12,456 for federal income tax purposes expiring in the years 2007-2010. At December 30, 1995, one of the Company's foreign operations had a capital loss carryforward of approximately $7,200 and has recognized for accounting

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) purposes an additional amount of approximately $1,300 of capital gains relating to translation gains on debt denominated in U.S. dollars which will be a capital gain when realized. No accounting recognition has been given to the potential income tax benefits of approximately $1,500 related to these net capital amounts. These capital loss amounts have no fixed expiration date.

  Taxes on income are based on earnings (loss) before taxes as follows:

                                                     1993      1994      1995
                                                    -------  --------  --------
      Domestic..................................... $ 7,144  $  4,056  $  1,611
      Foreign......................................  (1,734)  (19,041)  (20,002)
                                                    -------  --------  --------
                                                    $ 5,410  $(14,985) $(18,391)
                                                    =======  ========  ========

  The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate as follows:

                                                       1993    1994     1995
                                                      ------  -------  -------
   Computed tax (benefit) expense at the expected
    statutory rate................................... $2,020  $(5,095) $(6,437)
   Valuation allowance...............................   (135)   6,800    7,521
   Withholding taxes.................................     45      720    1,244
   Effect of foreign operations......................    --       239    2,375
   Other, net........................................     40      689      513
                                                      ------  -------  -------
   Provision for income taxes........................ $1,970  $ 3,353  $ 5,216
                                                      ======  =======  =======

NOTE 11. RETIREMENT PLANS

 FIBERTECH RETIREMENT PLANS

  FiberTech maintains a 401(k) Plan ("FiberTech 401(k) Plan"), a Money Purchase Salary Plan ("FiberTech Money Purchase Salary Plan") and a Money Purchase Hourly Plan ("FiberTech Money Purchase Hourly Plan") (collectively, the "FiberTech Money Purchase Plans") covering all employees who meet certain service requirements. Under the provisions of the FiberTech Money Purchase Plans, the Company has established 401(h) accounts to fund covered medical claims for early retirees up to age 65. Under the FiberTech 401(k) Plan, employer contributions are defined as a matching of employee contributions allowing for a maximum matching contribution of 3% of a participant's earnings. Under the FiberTech Money Purchase Salary Plan, employer contributions are defined as 6.5% of a participant's base salary with 5% contributed to an employee's account and 1.5% allocated to fund the general pool of the 401(h) account. Under the FiberTech Money Purchase Hourly Plan, employer contributions are defined as 2.5% of a participant's base salary with 2% given to an employee's account and .5% allocated to fund the 401(h) account. The 401(h) accounts can be terminated at the Company's discretion at any time without notice. Participant contributions are not allowed under the FiberTech Money Purchase Plans or the 401(h) accounts. The cost of the FiberTech plans was approximately $734, $791 and $772 for 1993, 1994 and 1995, respectively.

 CHICOPEE RETIREMENT PLANS

  Chicopee maintains a 401(k) Retirement Savings Plan for non-union employees ("Chicopee Non-Union 401(k) Plan") and a Money Purchase Retirement Plan for non-union employees ("Chicopee Non-Union Money Purchase Plan"). Under the Chicopee Non-Union 401(k) Plan, employer

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) contributions are defined as a matching of employee contributions allowing for a match of 25% of the first 2% contributed, 60% on the next 2% contributed and 75% of the next 2% contributed, for the maximum match of 3%. Under the Chicopee Non-Union Money Purchase Plan, employer contributions are defined as 3.50% of a participant's base salary. Participant contributions are not allowed under the Chicopee Non-Union Money Purchase Plan. Chicopee also maintains a 401(k) Retirement Savings Plan for union employees ("Chicopee Union 401(k) Plan") whereby employer contributions are based on 25% of the first $.40 per hour deferred by the employee. The cost of the Chicopee plans was approximately $707 during 1995.

 OTHER

  The Company maintains defined benefit retirement plans covering substantially all employees at certain of the Company's subsidiaries. The annual service costs are determined on the basis of an actuarial valuation by using the projected benefit method prorated on services. Any realizable surpluses are amortized on a straight-line basis over the expected average remaining service lives of the employees in the plan. It is the Company's policy to fund such plans in accordance with applicable laws and regulations. At December 30, 1995, the pension plan assets were primarily invested in separate funds whose values are subject to fluctuation in interest rates and bond securities markets. Pension expense included in the determination of net income for 1993, 1994 and 1995 is included in the following table:

                                                            1993 1994    1995
                                                            ---- -----  -------
   Current service cost.................................... $--  $ 104  $ 1,297
   Interest cost on projected benefit obligations..........  --    163    1,169
   Return on plan assets...................................  --   (194)  (1,400)
   Net amortization of transition obligation...............  --    (12)       6
                                                            ---- -----  -------
   Pension expense, net.................................... $--  $  61  $ 1,072
                                                            ==== =====  =======

  Significant assumptions used in accounting for the defined benefit retirement plans are as follows:

                                                      1993    1994       1995
                                                      ---- ---------- ----------
   Return on assets.................................. --         8.0% 6.5%- 9.0%
   Discount rate on projected benefit obligation..... --   8.0%-11.0% 6.0%-12.5%
   Salary and wage escalation rate................... --   4.0%- 8.0% 3.0%- 8.5%

  The following table sets forth the funded status and amounts recognized as other assets in the consolidated balance sheet as of December 31, 1994 and December 30, 1995:

                                                                 1994    1995
                                                                ------  -------
   Actuarial present value of benefit obligation............... $5,568  $19,479
   Plan assets at market value.................................  6,242   23,523
                                                                ------  -------
   Plan assets in excess of projected benefit obligation.......    674    4,044
   Unrecognized transition net asset...........................   (451)    (412)
   Unrecognized net gain.......................................    389      364
                                                                ------  -------
   Deferred pension costs included in other assets............. $  612  $ 3,996
                                                                ======  =======

  The increases in net pension expense and deferred pension costs between 1994 and 1995 were due primarily to the Chicopee Acquisition.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

 In connection with the Chicopee Acquisition, the Company assumed obligations under a defined benefit health care retirement plan for union employees at Chicopee's North Little Rock, Arkansas manufacturing facility in addition to certain other postretirement benefits for non-union Chicopee employees. Accordingly, the Company followed the provisions of Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires that the accrual method of accounting for postretirement benefits other than pensions be used and the accrual period be based on the period that employees render the services necessary to earn their postretirement benefits. The Company currently anticipates funding the plans on a "pay-as-you-go" basis. The weighted average discount rate used in the calculation of the accumulated postretirement benefit obligation and the net postretirement benefit cost was 6.5% to 7.5%. The assumed annual composite rate of increase in the per capita cost of Company provided health care benefits begins at 10.0% for 1995, gradually decreases to 6.0% by 1999 and remains at that level thereafter. A 1% increase in these health care cost trend rates would cause the accumulated obligation to increase by $606 and the aggregate of the service and interest components of 1995 net postretirement benefit costs to increase by $135. Net postretirement benefit cost included in the determination of net income for 1995 is included in the following table:

                                                                           1995
                                                                           ----
      Service cost--benefits earned during period......................... $109
      Interest cost on accumulated postretirement benefit obligation......  174
                                                                           ----
      Net postretirement benefit cost..................................... $283
                                                                           ====

  The following table sets forth the funded status of the Company's obligation under FAS 106 as of December 30, 1995:

                                                                          1995
                                                                         ------
      Accumulated postretirement benefit obligation:
        Retirees........................................................ $  --
        Fully eligible active plan participants.........................    --
        Other active plan participants..................................  3,493
                                                                         ------
      Accrued postretirement benefit obligation......................... $3,493
                                                                         ======

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company has estimated the fair value amounts of financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The carrying amount of cash and equivalents, accounts receivable, other assets and accounts payable are reasonable estimates of their fair values. Fair value of the Company's long-term debt, redeemable preferred stock and warrants, as illustrated in the following table, was estimated using interest rates at those dates for issuance of such financial instruments with similar terms and remaining maturities and other independent valuation

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) methodologies. The estimated fair value of the Company's financial instruments at December 31, 1994 and December 30, 1995 were as follows:

                                                   1994              1995
                                             ----------------- -----------------
                                             CARRYING   FAIR   CARRYING   FAIR
                                              VALUE    VALUE    VALUE    VALUE
                                             -------- -------- -------- --------
   Assets
     Cash and equivalents..................  $ 13,828 $ 13,828 $ 18,088 $ 18,088
     Marketable securities.................     1,927    1,927    4,861    4,861
     Accounts receivable...................    27,936   27,936   58,288   58,288
     Other current assets..................     4,068    4,068   14,035   14,035
     Interest rate cap agreement...........       --       --       419      571
   Liabilities
     Accounts payable and accrued expenses.    20,041   20,041   44,001   44,001
     Long term debt........................   190,814  185,564  439,940  445,190
   Mandatory redeemable preferred stock of
    subsidiary and warrants................  $    --  $    --  $ 44,839 $ 45,075

NOTE 14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                          FIRST     SECOND    THIRD     FOURTH
                                         QUARTER   QUARTER   QUARTER   QUARTER
                                         --------  --------  --------  --------
   1994
     Net sales.........................  $ 26,921  $ 33,646  $ 50,623  $ 54,143
     Gross profit......................     5,329     5,584    10,998    14,351
     Income (loss) before extraordinary
      item.............................     1,191       173       321   (20,023)
     Extraordinary item................       --     (4,372)      --        --
     Net income (loss).................     1,191    (4,199)      321   (20,023)
     Redeemable preferred stock
      dividends and accretion..........      (605)     (604)      --        --
     Net income (loss) attributable to
      common stock.....................       586    (4,803)      321   (20,023)
     Income (loss) before extraordinary
      item per common share............  $    .03  $   (.02) $    .02  $   (.98)
     Extraordinary item per common
      share............................       --       (.21)      --        --
     Net income (loss) per common
      share............................  $    .03  $   (.23) $    .02  $   (.98)
   1995
     Net sales.........................  $ 66,012  $123,041  $122,521  $126,064
     Gross profit......................    15,999    30,856    29,101    28,076
     Net income (loss).................   (11,304)    6,774    (2,860)  (16,217)
     Redeemable preferred stock
      dividends and accretion..........      (200)   (1,398)   (1,454)   (1,787)
     Net income (loss) attributable to
      common stock.....................  $(11,504) $  5,376  $ (4,314) $(18,004)
     Net income (loss) per common
      share............................  $   (.56) $    .26  $   (.21) $   (.88)

  Net foreign currency transaction losses during 1995 increased $5,756 from a net loss of $17,055 during 1994. The Company's Canadian and European operations collectively incurred net foreign

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) currency transaction gains of $1,559 which were offset by net foreign currency transaction losses of $24,370 within the Company's Mexican operation. During fourth quarter 1994, the Mexican government discontinued monetary support for the nuevo peso allowing it float to market rates which has caused the nuevo peso to devalue by approximately 124% between December 20, 1994 and December 30, 1995. Substantially all of the Company's Mexican related net foreign currency transaction losses during 1994 and 1995 resulted from its United States dollar denominated debt. During fourth quarter 1995, the Company completed its allocation of the purchase price to the fair value of assets acquired and liabilities assumed in connection with the Chicopee Acquisition. This resulted in the Company recording additional amortization expense of approximately $2,063 related to identified intangible assets. The Company recognized an extraordinary loss of $4,372 (net of the related income tax benefit of $1,846) during second quarter 1994 which resulted from early extinguishment of debt.

  The calculation of net income (loss) per common share gives effect to the approximate 19.97 to 1 stock split and the conversion of Class A common stock, Class B common stock and Class C common stock into a single class of common stock as discussed in Note 17.

NOTE 15. SEGMENT AND GEOGRAPHICAL INFORMATION

  The Company operates in one business segment, manufacturing and marketing woven and nonwoven polyolefin fabric for industrial and consumer applications. Geographic data for the Company's operations are presented in the following table. Intercompany sales and expenses are eliminated in determining results for each operation. Export sales from the Company's United States operations to unaffiliated customers approximated $9,481, $8,104 and $16,125 during 1993, 1994 and 1995, respectively.

                                                     1993     1994      1995
                                                   -------- --------  --------
   Net sales to unaffiliated customers:
     United States................................ $102,616 $108,356  $255,296
     Canada.......................................      --    24,418    59,417
     Europe.......................................   18,857   21,347    99,180
     Mexico.......................................      --    11,212    23,745
                                                   -------- --------  --------
       Total...................................... $121,473 $165,333  $437,638
                                                   ======== ========  ========
   Income from operations:
     United States................................ $ 10,195 $  7,994  $ 16,918
     Canada.......................................      --     5,746    13,485
     Europe.......................................      965      181     4,994
     Mexico.......................................      --     1,642     6,891
                                                   -------- --------  --------
       Total......................................   11,160   15,563    42,288
   Other expense
     Interest expense.............................    4,387   13,216    37,868
     Foreign currency transaction losses, net.....    1,310   17,055    22,811
     Other........................................       53      277       --
                                                   -------- --------  --------
   Income (loss) before income taxes and
    extraordinary item............................ $  5,410 $(14,985) $(18,391)
                                                   ======== ========  ========
   Identifiable assets:
     United States................................ $ 78,080 $ 98,305  $310,832
     Canada.......................................      --    71,088    88,100
     Europe.......................................   24,781   29,020   180,978
     Mexico.......................................      --    36,529    44,815
                                                   -------- --------  --------
       Total...................................... $102,861 $234,942  $624,725
                                                   ======== ========  ========

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 16. RELATED PARTY TRANSACTIONS

  The Company's corporate headquarters are housed in space leased by a shareholder ("Shareholder") of the Company from an affiliate of the Shareholder. A portion of the payments and other expenses, primarily insurance and allocated costs, are charged to the Company. Such amounts approximated $1,100, $1,400 and $2,259 in 1993, 1994 and 1995, respectively.

  On September 1, 1993, ConX, Inc. ("ConX"), an affiliated entity of the Company acquired a manufacturing facility in Vineland, New Jersey for the benefit of a wholly owned subsidiary (the "Subsidiary") of the Company and entered into a lease of the facility to the Subsidiary at a base rate of $2.50 per square foot, subject to adjustment to account for inflation, which is comparable to similar properties in the area. The lease terminates on August 31, 2003 and is subject to a purchase option at termination. Annual rental expense relating to this lease approximated $70, $209 and $209 for 1993, 1994 and 1995, respectively.


  On June 1, 1995 FiberTech and ConX II, Inc. ("ConX II"), an entity affiliated with the Company, entered into supply and services agreements (collectively, the "ConX Agreements") pursuant to which (i) ConX II has agreed to purchase certain manufacturing equipment, which equipment ConX II has agreed to install at certain of FiberTech's manufacturing locations, (ii) FiberTech has agreed to purchase from ConX II certain materials and supplies and (iii) FiberTech has agreed to provide certain manufacturing, warehousing and administrative services and to provide exclusive space and dedicated areas to ConX II at the sites at which the equipment is located. The ConX Agreements are initially terminable on the date which is five years after the equipment at each plant becomes operational.

NOTE 17. SUBSEQUENT EVENTS

  On January 11, 1996, the Company authorized and issued 10,000 shares of 13% Cumulative Redeemable Preferred Stock ("Company Preferred Stock"), $.01 par value, to ConX II for $10,000.

  On March 14, 1996, the Company filed a Registration Statement with the SEC in connection with the offering by the Company of 11,500,000 shares of its common stock for sale to the public (the "Offering"). Pursuant to the Recapitalization Agreement dated May 6, 1996, all of the warrants to acquire shares of Class C common stock will be exercised, and the outstanding shares of Class A common stock, Class B common stock and Class C common stock will be converted into shares of a single class of common stock concurrently with and contingent upon the Offering. The Company's Board of Directors (the "Board") has approved an approximate 19.97 to 1 stock split to be effective upon consummation of the Offering. All common share and warrant data have been restated to reflect such split.

  On April 15, 1996, the Board declared a dividend of one right ("Right") for each share of common stock outstanding at the close of business on June 3, 1996. The holders of any additional common stock issued subsequent to such date and before the earliest of the distribution date (determined in accordance with the Rights Agreement), the redemption of the Rights, the exchange of the Rights or the expiration of the Rights also will be entitled to one Right for each such additional share. Each Right will entitle the registered holder under certain circumstances to purchase from the Company one one-thousandth of a share of junior preferred stock (series A) at a price of $80 per one one-thousandth share of preferred stock, subject to adjustment.

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 18. OTHER MATTERS (UNAUDITED)

 NEW CREDIT FACILITY

  In connection with the Offering, the Company intends to consummate the following transactions: (i) effectively repay all outstanding indebtedness under the FiberTech Credit Facility and Chicopee Credit Facility (collectively, the "Facilities") and terminate the Facilities; (ii) redeem $50,000 principal amount of the Senior Notes at a premium of 112.25%; (iii) redeem the Preferred Stock of Chicopee at a price equal to $1,000 per share plus accrued but unpaid dividends; (iv) redeem the Company Preferred Stock at a price of $1,000 per share plus accrued but unpaid dividends; and (v) enter into a new credit facility ("New Credit Facility") as more fully described below.

  The Company has entered into a definitive commitment letter, dated March 7, 1996, with The Chase Manhattan Bank, N.A. to provide, subject to customary conditions, the financing for the New Credit Facility. The New Credit Facility will consist of a $200,000 term loan and a $125,000 revolving facility. The New Credit Facility will be secured by all of the assets of the Company and by a guarantee by each of the Company's domestic subsidiaries, which guarantee will be secured by the assets of each such subsidiary. The Company's non-domestic subsidiaries will either borrow directly under the New Credit Facility on a secured basis or borrow from the Company, with such borrowings being evidenced by a note pledged to the lenders.

  In order to enter into the New Credit Facility with the terms and conditions described above, the Company is required to obtain the affirmative consents (the "Required Consents") of holders of a majority of the outstanding principal amount of the Senior Notes. Pursuant to a Consent Solicitation Statement dated March 14, 1996, the Company has solicited and received the Required Consents, and, accordingly, the Company and the Trustee have executed a Third Supplemental Indenture dated as of April 9, 1996, to be effective upon the consummation of the Offerings, that will allow the Company to enter into the New Credit Facility.

 1996 KEY EMPLOYEE STOCK OPTION PLAN

  In connection with the Offering, the Company has adopted the 1996 Key Employee Stock Option Plan (the "1996 Plan"). The 1996 Plan will be administered by a committee (the "Committee") composed of non-management members of the Board who are appointed by the Board. Any person who is a full-time, salaried employee of the Company (excluding non-management directors) will be eligible to participate in the 1996 Plan (a "Participant"). The Committee will select the Participants and determine the terms and conditions of the options. The 1996 Plan provides for the issuance of options to Participants covering 1,500,000 shares of common stock, subject to certain adjustments reflecting changes in the Company's capitalization. At the time of the Offering, options to acquire a number of shares of common stock equal to $600 divided by the initial public offering price per share of common stock will be granted at a price per share equal to the initial public offering price per share of common stock. Such options will vest over a five-year period and will expire three years from the date of vesting.

 PREFERRED STOCK

  Concurrently with the Offering, the Company's Certificate of Incorporation will be amended to permit the Board, without further action of the Company's stockholders, from time to time, to direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding

                              POLYMER GROUP, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

shares of preferred stock would reduce the amount of funds available for payment of dividends on shares of common stock. Holders of shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of shares of common stock. The Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of the Offering, there will be 100,000 shares of junior preferred stock reserved for issuance in connection with the rights agreement as discussed in Note 17. The Company has no present intention to issue any shares of preferred stock.

 UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY

  Unaudited pro forma shareholders' equity at December 30, 1995 gives effect to the approximate 19.97 to 1 stock split to be effective upon the consummation of the Offering, which was approved by the Company's Board on March 5, 1996, and the conversion of Class A common stock, Class B common stock and Class C common stock into a single class of common stock as discussed in Note 17.

                            POLYMER GROUP, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                              (IN THOUSANDS)

                                                       DECEMBER 30,  MARCH 30,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents................................   $ 18,088    $ 20,902
  Marketable securities...............................      4,861       7,693
  Accounts receivable, net............................     58,288      62,702
  Inventories.........................................     47,882      47,659
  Other...............................................     14,035      15,350
                                                         --------    --------
    Total current assets..............................    143,154     154,306
Property, plant and equipment, net....................    380,338     376,595
Intangibles, loan acquisition and organization costs,
 net..................................................     95,753      93,626
Other.................................................      5,480       4,100
                                                         --------    --------
    Total assets......................................   $624,725    $628,627
                                                         ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $ 44,001    $ 42,107
  Accrued interest payable............................      8,898       4,116
  Accrued salaries, wages and other fringe benefits...      5,924       6,968
  Income taxes payable................................      4,295       2,489
  Current portion of accrued restructuring costs......      7,540       6,637
  Current portion long-term debt......................     10,938      13,417
                                                         --------    --------
    Total current liabilities.........................     81,596      75,734
Accrued restructuring costs, less current portion.....      7,913       7,820
Accrued postretirement benefit obligations............      3,493       3,785
Long-term debt, less current portion..................    439,940     442,133
Deferred income taxes.................................     33,882      33,065
Redeemable preferred stock, 13% cumulative............        --       10,293
Mandatory redeemable preferred stock, 13% cumulative..     44,339      46,150
SHAREHOLDERS' EQUITY
Common stock..........................................         10          10
Additional paid-in capital............................     53,134      53,134
Deficit...............................................    (52,653)    (55,240)
Cumulative translation adjustment.....................     12,729      11,831
Unrealized holding gain (loss) on marketable
 securities...........................................        342         (88)
                                                         --------    --------
                                                           13,562       9,647
                                                         --------    --------
    Total liabilities and shareholders' equity........   $624,725    $628,627
                                                         ========    ========

                          See accompanying notes.

                            POLYMER GROUP, INC.

             CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS
                                                                  ENDED
                                                            ------------------
                                                            APRIL 1,   MARCH
                                                              1995    30, 1996
                                                            --------  --------
Net sales.................................................. $ 66,012  $122,715
Cost of goods sold.........................................   50,013    93,320
                                                            --------  --------
Gross profit...............................................   15,999    29,395
Selling, general and administrative expenses...............    8,242    18,111
                                                            --------  --------
Operating income...........................................    7,757    11,284
Other expense:
  Interest expense.........................................    6,530    10,579
  Foreign currency transaction losses, net.................   10,815     1,332
                                                            --------  --------
                                                              17,345    11,911
                                                            --------  --------
(Loss) before income taxes.................................   (9,588)     (627)
Income taxes (benefit).....................................    1,716      (144)
                                                            --------  --------
Net (loss).................................................  (11,304)     (483)
Redeemable preferred stock dividends and accretion.........     (200)   (2,104)
                                                            --------  --------
Net (loss) applicable to common stock...................... $(11,504) $ (2,587)
                                                            ========  ========
Net (loss) applicable to common stock per share............ $  (0.56) $  (0.13)
                                                            ========  ========
Weighted average number of shares..........................   20,500    20,500
                                                            ========  ========

                          See accompanying notes.

                            POLYMER GROUP, INC.

        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                              (IN THOUSANDS)

                                                           THREE MONTHS ENDED
                                                           --------------------
                                                           APRIL 1,   MARCH 30,
                                                             1995       1996
                                                           ---------  ---------
Operating activities
  Net (loss).............................................. $ (11,304)  $  (483)
  Adjustments to reconcile net (loss) to net cash provided
   by operating activities:
    Depreciation and amortization expense.................     3,849     9,271
    Foreign currency transaction losses, net..............    10,815     1,332
    Provision for losses on accounts receivable and price
     concessions..........................................       310     2,111
  Changes in operating assets and liabilities, net of
   effects of business acquisition:
    Accounts receivable...................................    (6,001)   (6,525)
    Inventories...........................................    (3,542)      223
    Accounts payable and accrued expenses.................      (390)   (5,340)
    Other, net............................................       736    (3,721)
                                                           ---------   -------
      Net cash (used in) operating activities.............    (5,527)   (3,132)
                                                           ---------   -------
Investing activities
  Purchases of property, plant and equipment..............    (5,371)   (5,905)
  Purchases of marketable securities......................      (325)   (8,582)
  Proceeds from sales of marketable securities............       325     6,300
  Acquisition of business, net of cash acquired...........  (281,358)      --
  Organization costs......................................       --        (34)
                                                           ---------   -------
      Net cash (used in) investing activities.............  (286,729)   (8,221)
                                                           ---------   -------
Financing activities
  Issuance of common stock................................    30,000       --
  Proceeds from debt......................................   222,500     7,400
  Payments of debt........................................       --     (2,734)
  Issuance of redeemable preferred stock..................    40,000    10,000
  Loan acquisition costs..................................       --       (200)
                                                           ---------   -------
      Net cash provided by financing activities...........   292,500    14,466
                                                           ---------   -------
Effect of exchange rate changes on cash...................     5,163      (299)
                                                           ---------   -------
      Net increase in cash and equivalents................     5,407     2,814
      Cash and equivalents at beginning of period.........    13,828    18,088
                                                           ---------   -------
      Cash and equivalents at end of period............... $  19,235   $20,902
                                                           =========   =======
Noncash financing activities
  Cumulative dividends on redeemable preferred stock...... $     200   $ 2,104
Acquisition of business
  Fair value of assets acquired...........................   358,814       --
  Liabilities assumed and incurred........................    77,456       --
  Cash paid...............................................   281,358       --

                          See accompanying notes.

                           POLYMER GROUP, INC.

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

 DESCRIPTION OF BUSINESS

  Polymer Group, Inc. ("Polymer Group" or the "Company") is a world-wide manufacturer of flexible nonwoven and woven polyolefin fabrics. The Company's principal lines of business include industrial and specialty products and disposable wiping medical and hygiene products for consumer applications. The Company operates twelve manufacturing facilities located in the United States, Canada, Mexico, Germany and the Netherlands.

 BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Polymer Group, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation. Operating results for the three months ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 28, 1996. Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classification. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. ORGANIZATION

  The Company is a Delaware corporation incorporated on June 16, 1994. On June 24, 1994, the Company: issued $150,000 in 12 1/4% Senior Notes ("Senior Notes" or the "Notes") due 2002 in a private placement, in accordance with Rule 144A of the Securities Act of 1933; acquired two affiliated companies, PGI Polymer, Inc. ("PGI") and Fabrene Inc. ("Fabrene"); and acquired Bonlam, S.A. de C.V. ("Bonlam"). Following these transactions, PGI, Fabrene and Bonlam became wholly owned subsidiaries of the Company. PGI, a holding company, was acquired by exchanging 1,522,370 shares of the Company's common stock and approximately $13,300 in cash for all of the outstanding shares of common stock and preferred stock of PGI, and accrued dividends thereon. The acquisition was considered to be between entities under common control and was accounted for at historical cost in a manner similar to a pooling of interests. The net assets of PGI on a historical cost basis were approximately $16,300 at the time of the acquisition.

  Prior to the acquisitions of PGI and Fabrene by the Company, PGI owned 27% of Fabrene, a Canadian-based manufacturer and marketer of woven polyolefin fabrics. This equity interest was acquired indirectly by the Company in connection with the acquisition of PGI. The remaining 73% was acquired by the Company in a transaction accounted for by the purchase method of accounting. To effect the transaction, Fabrene acquired shares of its common stock and warrants from a shareholder, and repaid a subordinated loan to the shareholder for $12,500 in cash. The remaining shareholders of Fabrene exchanged their common stock and common stock warrants for 128,220 shares of common stock of the Company and approximately $830 in cash. The Company's total cost of acquiring the ownership not previously owned by PGI was approximately $7,000. The Company also acquired all the outstanding common stock of Bonlam, a Mexican-based manufacturer and marketer of spunbond nonwoven products, for approximately $40,700 in a transaction accounted for by the purchase method of accounting.

                           POLYMER GROUP, INC.

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  On March 15, 1995, the Company completed the acquisition (the "Chicopee Acquisition") of Johnson & Johnson Advanced Materials Company and Chicopee B.V. (collectively, "Chicopee") from Johnson & Johnson ("J&J") for an aggregate consideration of $290,000 (including $15,000 of fees and expenses). The Company financed the Chicopee Acquisition with the following sources of funds: (i) borrowings by Chicopee under a six-year $125,000 amortizing term loan, an eight-year $85,000 amortizing term loan and initial borrowings of $4,500 under a $30,000 revolving credit facility provided by a group of banks;
(ii) the issuance by Chicopee to J&J of a $5,000 subordinated promissory note, which was repaid at closing; (iii) a $30,000 common equity contribution from the Company; and (iv) the issuance of $40,000 redeemable preferred stock due 2004 of Chicopee with warrants to acquire shares of Class C common stock of the Company. The acquisitions of Fabrene, Bonlam and Chicopee were accounted for using the purchase method of accounting.

  In connection with the Chicopee Acquisition, management of the Company adopted a plan (the "Plan") to relocate manufacturing equipment from Chicopee's Canadian operation to certain other manufacturing sites within the United States. The Plan also provides for relocation of Chicopee's corporate offices, including certain equipment used in its North American research and development activities, to other sites within the United States. As of March 15, 1995, the Company provided for accrued restructuring costs of approximately $17,859 in connection with the allocation of the purchase price to the fair value of assets acquired and liabilities assumed. During the three month period ended March 30, 1996, the Company charged approximately $996 against the liability related to asset relocation and other miscellaneous costs. At March 30, 1996, the Company's accrued restructuring costs associated with the Plan was $14,457. Management currently estimates that approximately $6,637 of the total accrued restructuring costs will be expended over the next twelve month period; therefore, this portion of the total accrual has been recognized as a current liability in the accompanying condensed consolidated balance sheet.

NOTE 3. INVENTORIES

  Inventories are stated at the lower of cost or market using the first-in, first-out method of accounting. Supply inventories not expected to be utilized within one year are classified as other non-current assets. Inventories, classified as current assets, as of March 30, 1996 and December 30, 1995, consist of the following:

                                                          DECEMBER 30, MARCH 30,
                                                              1995       1996
                                                          ------------ ---------
      Finished goods.....................................   $22,476     $24,462
      Work in process and stores and maintenance.........     4,010       3,826
      Raw materials......................................    21,396      19,371
                                                            -------     -------
          Total..........................................   $47,882     $47,659
                                                            =======     =======

NOTE 4. SELECTED FINANCIAL DATA OF GUARANTORS

  Payment of the Senior Notes is unconditionally guaranteed, jointly and severally, on a senior basis by FiberTech Group, Inc. and PGI (collectively, the "Guarantors"), wholly owned subsidiaries of the Company. Separate financial statements of the Guarantors are not presented because management

                            POLYMER GROUP, INC.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

has determined that they would not be material to investors. Selected unaudited financial data of the Guarantors are presented in the following tables:

                                        STATEMENT OF OPERATIONS DATA
                             ---------------------------------------------------
                                   THREE MONTHS              THREE MONTHS
                                ENDED APRIL 1, 1995      ENDED MARCH 30, 1996
                             ------------------------- -------------------------
                              FIBERTECH       PGI       FIBERTECH       PGI
                             GROUP, INC. POLYMER, INC. GROUP, INC. POLYMER, INC.
                             ----------- ------------- ----------- -------------
Net sales..................   $ 34,742     $    --      $ 28,825     $    --
Operating income (loss)....      3,540          (26)          31          (71)
Income (loss) before income
 taxes.....................      4,482          (12)      (2,652)        (271)
Net income (loss)..........   $  3,747     $    (12)    $ (2,052)    $   (402)
                                    BALANCE SHEET DATA (AT END OF PERIOD)
                             ---------------------------------------------------
                                 DECEMBER 30, 1995          MARCH 30, 1996
                             ------------------------- -------------------------
                              FIBERTECH       PGI       FIBERTECH       PGI
                             GROUP, INC. POLYMER, INC. GROUP, INC. POLYMER, INC.
                             ----------- ------------- ----------- -------------
Working capital (deficit)..   $ 22,525     $ (2,383)    $ 24,338     $ (1,660)
Total assets...............    154,118      103,673      152,923      113,510
Total debt.................     71,600          --        74,500          --
Shareholder's equity.......   $ 58,638     $ 62,956     $ 56,457     $ 62,845

                           POLYMER GROUP, INC.

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 5. NET (LOSS) PER SHARE

  Net (loss) per common share is determined by dividing net (loss) applicable to common stock by the average number of shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission (the "SEC"), all issuances of the Company's common stock and warrants at prices below the expected offering price during the twelve month period preceding the planned Offering (as defined) have been included as common stock equivalents for purposes of calculating net (loss) per common share as if they had been issued at the Company's inception.

NOTE 6. RELATED PARTY TRANSACTION

  On January 11, 1996, the Company authorized and issued 10,000 shares of 13% Cumulative Redeemable Preferred Stock, $.01 par value, to ConX II, Inc., an entity affiliated with the Company, for $10,000.

NOTE 7. OTHER MATTERS

 OFFERING

  On March 14, 1996, the Company filed a Registration Statement with the SEC in connection with the offering by the Company of 11,500,000 shares of its common stock for sale to the public (the "Offering"). Pursuant to the Recapitalization Agreement dated May 6, 1996, all of the warrants to acquire shares of Class C common stock will be exercised, and the outstanding shares of Class A-1 common stock, Class A-2 common stock, Class A-3 common stock, Class B common stock and Class C common stock will be converted into a single class of common stock concurrently with and contingent upon the Offering. The Company's Board of Directors has approved an approximate 19.97 to 1 stock split to be effective upon consummation of the Offering.

 NEW CREDIT FACILITY

  In connection with the Offering, the Company intends to consummate the following transactions: (i) effectively repay all outstanding indebtedness under the FiberTech Credit Facility and Chicopee Credit Facility (collectively, the "Facilities") and terminate the Facilities; (ii) redeem $50,000 principal amount of the Senior Notes at a premium of 112.25%; (iii) redeem the preferred stock of Chicopee at a price equal to $1,000 per share plus accrued but unpaid dividends; (iv) redeem the Company Preferred Stock at a price of $1,000 per share plus accrued but unpaid dividends; and (v) enter into a new credit facility ("New Credit Facility") as more fully described below.

  The Company has entered into a definitive commitment letter, dated March 7, 1996, with The Chase Manhattan Bank, N.A. to provide, subject to customary conditions, the financing for the New Credit Facility. The New Credit Facility will consist of a $200,000 term loan and a $125,000 revolving facility. The New Credit Facility will be secured by all of the assets of the Company and by a guarantee by each of the Company's domestic subsidiaries, which guarantee will be secured by the assets of each such subsidiary. The Company's non-domestic subsidiaries will either borrow directly under the New Credit Facility on a secured basis or borrow from the Company, with such borrowings being evidenced by a note pledged to the lenders.

  In order to enter into the New Credit Facility with the terms and conditions described above, the Company is required to obtain the affirmative consents (the "Required Consents") of holders of a majority of the outstanding principal amount of the Senior Notes. Pursuant to a Consent Solicitation Statement dated March 14, 1996, the Company has solicited and received the Required Consents, and, accordingly, the Company and the Trustee have executed a Third Supplemental Indenture dated as of April 9, 1996, to be effective upon the consummation of the Offerings, that will allow the Company to enter into the New Credit Facility.

                           POLYMER GROUP, INC.

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1996 KEY EMPLOYEE STOCK OPTION PLAN

  In connection with the Offering, the Company has adopted the 1996 Key Employee Stock Option Plan (the "1996 Plan"). The 1996 Plan will be administered by a committee (the "Committee") composed of non-management members of the Board who are appointed by the Board. Any person who is a full-time, salaried employee of the Company (excluding non-management directors) will be eligible to participate in the 1996 Plan (a "Participant"). The Committee will select the Participants and determine the terms and conditions of the options. The 1996 Plan provides for the issuance of options to Participants covering 1,500,000 shares of common stock, subject to certain adjustments reflecting changes in the Company's capitalization. At the time of the Offering, options to acquire a number of shares of common stock equal to $600 divided by the initial public offering price per share of common stock will be granted at a price per share equal to the initial public offering price per share of common stock. Such options will vest over a five-year period and will expire three years from the date of vesting.

 PREFERRED STOCK

  Concurrently with the Offering, the Company's Certificate of Incorporation will be amended to permit the Board, without further action of the Company's stockholders, from time to time, to direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for payment of dividends on shares of common stock. Holders of shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of shares of common stock. The Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of the Offering, there will be 100,000 shares of junior preferred stock reserved for issuance in connection with the rights agreement as described in the next paragraph (the "Rights Agreement"). The Company has no present intention to issue any shares of preferred stock.

 RIGHTS

  On April 15, 1996, the Board declared a dividend of one right ("Right") for each share of common stock outstanding at the close of business on June 3, 1996. The holders of any additional common stock issued subsequent to such date and before the earliest of the distribution date (determined in accordance with the Rights Agreement), the redemption of the Rights, the exchange of the Rights or the expiration of the Rights also will be entitled to one Right for each such additional share. Each Right will entitle the registered holder under certain circumstances to purchase from the Company one one-thousandth of a share of junior preferred stock (series A) at a price of $80 per one one-thousandth share of preferred stock, subject to adjustment.

NOTE 8. ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FAS 121 is effective for financial statements for

                           POLYMER GROUP, INC.

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

fiscal years beginning after December 15, 1995; therefore, the Company adopted FAS 121 in the first quarter of 1996. The effect of adoption did not have a material impact on the Company's results of operations for the three months ended March 30, 1996.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. In connection with the Offerings, the Company has adopted the 1996 Plan. With adoption of the 1996 Plan, the Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by FAS 123.

                  JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   PERIOD FROM
                                                                 JANUARY 2, 1995
                                                                     THROUGH
                                                                 MARCH 15, 1995
                                                                 ---------------
Net sales:
  Trade.........................................................     $22,600
  Affiliate.....................................................      30,511
                                                                     -------
                                                                      53,111
Cost of goods sold..............................................      42,736
Selling, general and administrative expenses....................       6,887
                                                                     -------
  Income from operations........................................       3,488
Other expenses, net.............................................       1,348
                                                                     -------
Income before income taxes......................................       2,140
Income taxes....................................................         445
                                                                     -------
Net income......................................................     $ 1,695
                                                                     =======

                  JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

            CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                                                JANUARY 2, 1995
                                                                    THROUGH
                                                                MARCH 15, 1995
                                                                ---------------
OPERATING ACTIVITIES
Net income.....................................................     $ 1,695
Adjustments to reconcile net income to net cash provided by
 operating activities..........................................       2,419
                                                                    -------
Net cash provided by operating activities......................       4,114
                                                                    -------
INVESTING ACTIVITIES
Purchases of property and equipment............................      (1,461)
Other, net.....................................................      (2,732)
                                                                    -------
Net cash (used in) investing activities........................      (4,193)
                                                                    -------
FINANCING ACTIVITIES
(Increases) in due from affiliates.............................      (5,034)
Effect of exchange rate change on cash.........................         135
                                                                    -------
Net (decrease) in cash and cash equivalents....................      (4,978)
Cash at beginning of period....................................       7,463
                                                                    -------
Cash at end of period..........................................     $ 2,485
                                                                    =======

                 JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

       NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS (UNAUDITED)

          FOR THE PERIOD FROM JANUARY 2, 1995 THROUGH MARCH 15, 1995
                                (IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 BASIS OF PRESENTATION

  The accompanying unaudited combined statements of income and cash flows were prepared on the basis of generally accepted accounting principles for interim financial information and include the combined accounts of Johnson & Johnson Advanced Materials Company and Chicopee B.V. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in combination to reflect the businesses which were acquired by Polymer Group, Inc. ("Polymer Group"). Operating results for the period from January 2, 1995 through March 15, 1995 are not necessarily indicative of the results that may be expected for the year ended December 30, 1995. For further information, refer to the audited combined statements of income and cash flows and footnotes thereto of Johnson & Johnson Advanced Materials Company and Chicopee B.V. for the year ended January 1, 1995.

 DESCRIPTION OF BUSINESS

  The Company operates in one business segment, manufacturing and marketing nonwoven roll and converted products. The Company's nonwoven roll products are used in the production of spunlaced operating room gown fabrics, dry formed and spunlaced sponge fabrics, dry formed sanitary protection facings, wet formed facemask fabrics, thermal bonded nonwoven composites, battery separator media, filtration media and automotive insulation products, wipes, towels and aprons for the foodservice industry, as well as the industrial and consumer markets. In addition, the Company manufactures and markets apertured films used as sanitary protection facings. The Company is organized into two geographically separate operations addressing the specific needs of the North American and European markets. In both North America and Europe, the Company operates separate divisions which manufacture and market a range of converted and rolled nonwovens for both disposable and durable end-uses. Materials produced by the Company are sold to other J&J affiliates for the production of medical products and consumer absorbent products and to external trade customers for use in disposable and durable products.

2. FUNCTIONAL CURRENCY

  The local currency of Chicopee B.V. has been determined to be the functional currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("FAS 52"). Assets and liabilities of Chicopee B.V. are translated into United States dollars at current exchange rates while income and expense accounts are translated at average rates prevailing during the period. Resulting translation adjustments are included as a component of division equity. Transaction gains and losses are included in the determination of net income.

3. SUBSEQUENT EVENT

  On March 15, 1995, Polymer Group completed the acquisition of Johnson & Johnson Advanced Materials Company and Chicopee B.V. for an aggregate consideration of $290 million in a transaction accounted for by the purchase method of accounting.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Polymer Group, Inc.

  We have audited the accompanying combined statements of income and cash flows of Johnson & Johnson Advanced Materials Company and Chicopee B.V. (the "Company"), a division and wholly owned subsidiary, respectively, of Johnson & Johnson for the years ended January 2, 1994 and January 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Chicopee B.V., which statements reflect net sales of $82.4 million and $71.2 million for the years ended January 2, 1994 and January 1, 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the data included for Chicopee B.V., is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Johnson & Johnson Advanced Materials Company and Chicopee B.V., a division and wholly owned subsidiary, respectively, of Johnson & Johnson for the years ended January 2, 1994 and January 1, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Greenville, South Carolina
May 24, 1995

                  JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 YEAR ENDED
                                                              -----------------
                                                              JANUARY  JANUARY
                                                              2, 1994  1, 1995
                                                              -------- --------
Net sales:
  Trade...................................................... $129,666 $122,034
  Affiliate..................................................  115,798  118,484
                                                              -------- --------
                                                               245,464  240,518
Cost of goods sold...........................................  189,307  187,078
Selling, general and administrative expenses.................   46,788   46,633
                                                              -------- --------
Income from operations.......................................    9,369    6,807
Other income, net............................................    3,450      799
                                                              -------- --------
Income before income taxes...................................   12,819    7,606
Income tax provisions........................................    2,440    2,493
                                                              -------- --------
Net income (loss)............................................ $ 10,379 $  5,113
                                                              ======== ========






                            See accompanying notes.

                  JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED
                                                         ---------------------
                                                         JANUARY 2, JANUARY 1,
                                                            1994       1995
                                                         ---------- ----------
OPERATING ACTIVITIES
Net income (loss).......................................  $10,379    $ 5,113
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Depreciation..........................................   14,432     14,562
  Changes in operating assets and liabilities:
    Accounts receivable.................................   (4,875)     2,748
    Inventories.........................................   (3,720)     6,056
    Prepaid expenses and other current assets...........    4,243     (2,155)
    Accounts payable and accrued liabilities............   (3,824)    (4,589)
    Income taxes payable................................      131       (614)
                                                          -------    -------
      Net cash provided by operating activities.........   16,766     21,121
INVESTING ACTIVITIES
Purchases of property, plant and equipment..............  (14,462)   (15,258)
Proceeds from disposal of assets........................    2,579      5,615
Other, net..............................................   (4,789)    (2,959)
                                                          -------    -------
      Net cash (used in) investing activities...........  (16,672)   (12,602)
FINANCING ACTIVITIES
Dividends paid..........................................   (9,690)    (3,890)
Proceeds from long-term debt............................      --       8,640
Payments of long-term debt..............................   (2,212)       --
(Increase) decrease in due from affiliates..............    4,874     (6,037)
                                                          -------    -------
      Net cash (used in) financing activities...........   (7,028)    (1,287)
Effect of exchange rate change on cash..................      529       (184)
                                                          -------    -------
      Increase (decrease) in cash.......................   (6,405)     7,048
      Cash at beginning of period.......................    6,820        415
                                                          -------    -------
      Cash at end of period.............................  $   415    $ 7,463
                                                          =======    =======
SUPPLEMENTAL INFORMATION
Cash paid for interest..................................  $   541    $   624
Cash paid for taxes.....................................    2,393      1,947


                            See accompanying notes.

                 JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

             NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS

                                (IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 BASIS OF PRESENTATION

  The accompanying combined statements of income and cash flows were prepared on the basis of generally accepted accounting principles and include the combined accounts of Johnson & Johnson Advanced Materials Company ("J&JAMC") and Chicopee B.V. (collectively, the "Company"). On March 15, 1995, Polymer Group, Inc. ("Polymer Group") acquired J&JAMC and Chicopee B.V. Prior to the acquisition, J&JAMC operated as a division of McNeil Personal Products Company which was a wholly-owned subsidiary of Johnson & Johnson ("J&J"). Chicopee B.V. operated as a wholly-owned subsidiary of J&J.

  The combined statements of income and cash flows were compiled from historical books and records of the Company and have been adjusted in combination to reflect the businesses which were acquired by Polymer Group. Such adjustments consist of normal recurring adjustments. Operating results for 1994 and 1993 are not necessarily indicative of the results that would have been achieved if the Company were a separate entity for the periods presented.

 DESCRIPTION OF BUSINESS

  The Company operates in one business segment, manufacturing and marketing nonwoven roll and converted products. The Company's nonwoven roll products are used in the production of spunlaced operating room gown fabrics, dry formed and spunlaced sponge fabrics, dry formed sanitary protection facings, wet formed facemask fabrics, thermal bonded nonwoven composites, battery separator media, filtration media and automotive insulation products, wipes, towels and aprons for the foodservice industry, as well as the industrial and consumer markets. In addition, the Company manufactures and markets apertured films used as sanitary protection facings. The Company is organized into two geographically separate operations addressing the specific needs of the North American and European markets. In both North America and Europe, the Company operates separate divisions which manufacture and market a range of converted and rolled nonwovens for both disposable and durable end-uses. Materials produced by the Company are sold to other J&J affiliates for the production of medical products and consumer absorbent products and to external trade customers for use in disposable and durable products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 REVENUE RECOGNITION AND AFFILIATE PRICING

 REVENUE RECOGNITION

  Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete.

 AFFILIATE PRICING

  J&JAMC used a "cost-plus" system of affiliate pricing whereby the unit selling price charged to affiliated entities was determined based on manufacturing cost plus an approximate mark-up of 8% to cover other operating cost and expenses.

                 JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

      NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS--(CONTINUED)

                                (IN THOUSANDS)
 CASH

  Cash and investment activities for J&JAMC were included in J&J's centralized cash management system and were combined with other J&J corporate cash transactions and balances. Cash, which is reflected in the combined statements of cash flows, represents the ending cash balance of Chicopee B.V. for the periods presented.

 DUE FROM AFFILIATES

  Due from affiliates represents the result of cumulative transactions between the Company and J&J. The net increase or decrease in this account is disclosed in the accompanying combined statement of cash flows as a financing activity.

 EARNINGS PER SHARE

  Earnings per share are not applicable since the Company has operated as a division or wholly-owned subsidiary of J&J.

 RESEARCH AND DEVELOPMENT

  The cost of research and development by the Company is charged to expense as incurred and is included in selling, general and administrative expense in the combined statements of income. The Company incurred approximately $8,326 and $7,385 of research and development expense during 1993 and 1994, respectively.

 FOREIGN CURRENCY TRANSLATION

  The local currency of Chicopee B.V. has been determined to be the functional currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("FAS 52"). Income and expense accounts are translated at average rates prevailing during the period. Transaction gains and losses are included in the determination of net income but were insignificant for 1993 and 1994.

 INCOME TAXES

  The provision for income taxes and corresponding balance sheet accounts are determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes. Income taxes, in the accompanying combined statements of income have been allocated to the Company based on income taxes which would have been provided for on a separate company basis.

 FISCAL YEAR

  The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December. Normally, each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks.

                 JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

      NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS--(CONTINUED)

                                (IN THOUSANDS)

 CORPORATE ALLOCATIONS

  J&J paid for certain expenses, such as insurance, payroll taxes and 401(k) contributions specifically related to the Company and also provided certain services such as operations management, legal, accounting, treasury, insurance and benefits management and tax, among others. Costs charged to the Company for these services were allocated based on estimates of the proportionate share of J&J's total cost for such services. Cost and expenses allocated to the Company are included in selling, general and administrative expenses in the combined statements of income and were $4,076 and $4,343 for 1993 and 1994, respectively.

3. INCOME TAXES

  The provision for taxes on income consists of:

                                                                    1993   1994
                                                                   ------ ------
      Current:
        International taxes....................................... $2,440 $2,493
        Deferred..................................................    --     --
                                                                   ------ ------
                                                                   $2,440 $2,493
                                                                   ====== ======

  A comparison of income tax expense at the Federal statutory rate to the Company's effective tax rate is as follows:

                                                                  1993    1994
                                                                 ------  ------
      Computed tax expense at the expected statutory rate....... $4,487  $2,662
      Valuation allowance....................................... (2,429)   (140)
      Other.....................................................    382     (29)
                                                                 ------  ------
      Provision for income taxes................................ $2,440  $2,493
                                                                 ======  ======

4. EMPLOYEE BENEFIT PLANS

  Substantially all employees of J&JAMC participate in various retirement and pension and employee savings plans, including defined benefit, defined contribution and termination indemnity plans. J&J's actuarial valuation does not provide an allocation of the information relevant to J&JAMC required by Statement of Financial Accounting Standards No. 87. As of January 1, 1995, the market value of J&J's plan assets were substantially equal to the actuarially computed value of the projected benefit obligation. J&JAMC's expense based on the ratio of its employee headcount to total J&J employee headcount was $1,303 and $1,447 for the years 1993 and 1994, respectively.

  Substantially all employees of J&JAMC are eligible to participate in various J&J sponsored postretirement and postemployment benefit plans. J&JAMC followed the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." These standards require the accrual method of accounting for these benefits rather than accounting for them on a cash basis. J&J's actuarial valuation does not provide an allocation of the information relevant to J&JAMC required by Statement of Financial Accounting Standards No.
106. J&JAMC's expense for postretirement and postemployment benefits, based on the

                 JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

      NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS--(CONTINUED)

                                (IN THOUSANDS)
ratio of its employee headcount to total J&J employee headcount was $3,113 and $3,070 for the years 1993 and 1994, respectively.

  Chicopee B.V. has a contributory pension plan under which funds are deposited with trustees, annuities are purchased under group contracts, or reserves are provided. Such plan is insured by an insurance company and covers substantially all employees over 25 years of age. No liability for prior service existed at the end of 1994. Chicopee B.V. incurred pension expense of $1,653 and $1,117 during 1993 and 1994, respectively.

5. LEASES

  Rentals of space and equipment under operating leases approximated $2,144 and $2,346 in 1993 and 1994, respectively. These amounts are net of sub-lease income of $617 for 1993 and $625 for 1994. The approximate net minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year at January 1, 1995, are:

                                                         GROSS             NET
                                                        MINIMUM   SUB-   MINIMUM
                                                         RENTAL  LEASE    RENTAL
      YEAR ENDING                                       PAYMENTS INCOME  PAYMENTS
      -----------                                       -------- ------  --------
      1995.............................................  $2,684  $(660)   $2,024
      1996.............................................   1,044   (165)      879
      1997.............................................     462    --        462
      1998.............................................     461    --        461
      1999.............................................     477    --        477
      Thereafter.......................................   1,648    --      1,648
                                                         ------  -----    ------
                                                         $6,776  $(825)   $5,951
                                                         ======  =====    ======

                  JOHNSON & JOHNSON ADVANCED MATERIALS COMPANY
                               AND CHICOPEE B.V.

       NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS--(CONCLUDED)

                                 (IN THOUSANDS)

6. GEOGRAPHICAL AND EXPORT SALES INFORMATION

  Geographic data for the Company's operations are presented in the following table. During the years 1993 and 1994, 100% of J&JAMC's net sales were to entities within North America while approximately 83% of Chicopee B.V.'s net sales were to entities within Europe for each of the same time periods.

                                                               1993     1994
                                                             -------- --------
   Net sales:
     North America:
       Trade................................................ $ 91,408 $ 84,452
       Affiliate............................................   82,897   83,903
                                                             -------- --------
                                                              174,305  168,355
     Europe:
       Trade................................................   38,258   37,582
       Affiliate............................................   32,901   34,581
                                                             -------- --------
                                                               71,159   72,163
                                                             -------- --------
         Total trade........................................  129,666  122,034
         Total affiliate....................................  115,798  118,484
                                                             -------- --------
         Total.............................................. $245,464 $240,518
                                                             ======== ========
   Income (loss) from operations:.
     North America.......................................... $  4,003 $ (2,287)
     Europe.................................................    5,366    9,094
                                                             -------- --------
         Total..............................................    9,369    6,807
   Other income, net........................................    3,450      799
                                                             -------- --------
   Income before income taxes............................... $ 12,819 $  7,606
                                                             ======== ========

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Polymer Group, Inc.

  We have audited the statements of income and changes in financial position of Chicopee B.V. for each of the two years in the period ended December 31, 1994. These financial statements, drawn up under accounting principles generally accepted in The Netherlands, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

  We conducted our audits in accordance with generally accepted auditing standards in The Netherlands, which are substantially the same as generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in financial position of Chicopee B.V. for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles in The Netherlands. The financial statements referred to above have been subsequently adjusted for them to be in conformity with generally accepted accounting principles in the United States, which adjustments, to the best of our knowledge and belief, represent in all material respects the adjustments deemed necessary for a fair presentation of the Company's statements of income and changes in financial position for the years under review.

COOPERS & LYBRAND

Eindhoven, May 23, 1995

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and Chase Securities Inc. are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                      NUMBER OF
                                                                      SHARES OF
                                                                        COMMON
                              UNDERWRITER                               STOCK
                              -----------                             ----------
   Goldman, Sachs & Co...............................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Salomon Brothers Inc..............................................
   Chase Securities Inc..............................................
                                                                      ----------
     Total........................................................... 11,393,939
                                                                      ==========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $      per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 2,848,485 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers International Limited and Chase Securities Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell, or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and
(ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,709,092 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 14,242,424 shares of Common Stock offered. The Selling Stockholders have granted the International Underwriters a similar option to purchase up to an aggregate of 427,273 additional shares of Common Stock.

  The Company and its stockholders, including the Selling Stockholders, have agreed for the Lockup Period not to offer, sell, contract to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company (other than the registration by the Company of 1,500,000 shares of Common Stock pursuant to the 1996 Plan and the granting of options under such plan that do not vest (except in the case of death or disability) for a period that is longer than the Lockup Period) which are substantially similar to the shares of the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.

  The Company intends to use a portion of its net proceeds from the Offerings to repay accrued interest under the 1994 Credit Facility and 1995 Credit Facility and outstanding indebtedness under the New Credit Facility to one or more affiliates of the Underwriters. See "Use of Proceeds." In addition, CMIHI, an affiliate of Chase Securities Inc., will receive proceeds from the Offerings as a Selling Stockholder, which may, when combined with the foregoing, result in the Underwriters (or their affiliates) receiving more than 10% of the net proceeds from the Offerings. See "Principal and Selling Stockholders." Accordingly, this Offering is being conducted to comply with the requirements of Section 44(c)(8) of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Such rule provides generally that if more than 10% of the aggregate net proceeds from the sale of equity securities, not including underwriting compensation, is paid to the underwriters of such securities or their affiliates, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. will serve in such role and will recommend a price in compliance with the requirements of Section 44(c)(8). Goldman, Sachs & Co. will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the Offerings, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  After consummation of the Offerings, CMIHI, an affiliate of Chase Securities Inc., will own 4.4% of the outstanding shares of Common Stock. In addition, Chase Bank, an affiliate of Chase Securities Inc., currently acts as agent and lender under the 1994 Credit Facility and the 1995 Credit Facility and will serve in the same roles under the New Credit Facility. Chemical Bank, an affiliate of Chase Securities Inc., will act as Operations Agent under the New Credit Facility. Chase Securities Inc. acted as solicitation agent in connection with the solicitation of certain consents from the holders of the Notes and has performed certain other financial-related services for the Company. See "Description of Certain Indebtedness" and "Certain Relationships and Related Transactions."

  Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "PGH," subject to official notice of issuance. In order to meet the requirements for listing of the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

  The net proceeds from the sale of the 11,500,000 shares of Common Stock offered by the Company in the Offerings (after deducting the underwriting discounts and expenses) are estimated to be $177.4 million, assuming an initial public offering price of $16.50 per share (the midpoint of the estimated range). Simultaneously with the Offerings, the Company intends to roll into the New Credit Facility the outstanding loans under the 1994 and 1995 Credit Facilities. The Company intends to use its net proceeds from the Offerings, assuming a closing of the transactions listed below (together with the Offerings, the Reclassification and the approximate 19.97 to 1 stock split, the "Recapitalization") on March 30, 1996, to:

      (i) Repay $0.3 million in aggregate accrued interest under the 1994 Credit Facility and 1995 Credit Facility;

      (ii) Repay $58.3 million in aggregate principal amount of borrowings under the New Credit Facility;

      (iii) Redeem $50.0 million in aggregate principal amount of Notes at 112.25% of the principal amount thereof plus accrued interest;

      (iv) Redeem the Company's outstanding 13% Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Company Redeemable Preferred Stock"), for $10.3 million and the outstanding Redeemable Preferred Stock due 2004 of Chicopee (the "Chicopee Redeemable Preferred Stock" and, together with the Company Redeemable Preferred Stock, the "Redeemable Preferred Stock") for $46.1 million; and

      (v) Pay fees and expenses incurred in connection with the Recapitalization.

  The following table sets forth the estimated sources and uses of funds associated with the Recapitalization (assuming that the Recapitalization is consummated on March 30, 1996). The actual amounts of sources and uses of funds may differ.

                                                                    IN THOUSANDS
                                                                    ------------
      Sources:
        Offerings..................................................   $189,750
                                                                      --------
          Total Sources ...........................................   $189,750
                                                                      ========
      Uses:
        Effective Repayment of 1994 Credit Facility(a).............   $    171
        Effective Repayment of 1995 Credit Facility(b).............        145
        Repay New Credit Facility(c)...............................     58,300
        Repurchase of Notes(d).....................................     57,401
        Redemption of Redeemable Preferred Stock...................     56,443
        Fees and expenses(e).......................................     17,290
                                                                      --------
          Total Uses...............................................   $189,750
                                                                      ========

- --------

(a) Consists of a $75.0 million revolving credit facility (the "1994 Credit Facility"), of which $74.5 million was outstanding as of March 30, 1996. Outstanding balances under the 1994 Credit Facility bear interest at the agent's base rate or LIBOR, in each case plus a margin of 2.0% for base rate loans and 3.25% for LIBOR loans. Outstanding balances under the 1994 Credit Facility would have matured on June 24, 1998. Upon consummation of the Offerings and the effective repayment of all outstanding amounts under the 1994 Credit Facility, the 1994 Credit Facility will be terminated.

(b) Consists of a $210.0 million term loan and a $30.0 million revolving credit facility (the "1995 Credit Facility"), of which approximately $229.2 million was outstanding as of March 30, 1996. Outstanding balances under the 1995 Credit Facility bear interest at the agent's base rate or

   LIBOR, in each case plus a margin ranging from 1.5% to 2% for base rate loans and 2.75% to 3.25% for LIBOR loans. Borrowings under the 1995 Credit Facility were used to consummate the Chicopee Acquisition. Upon consummation of the Offerings and effective repayment of all outstanding amounts under the 1995 Credit Facility through the roll-in into the New Credit Facility, the 1995 Credit Facility will be terminated.
(c) See "Description of Certain Indebtedness--New Credit Facility."
(d) Includes a redemption premium of $6.125 million.
(e) Expenses are estimated and are inclusive of the underwriting discount for the shares of Common Stock offered hereby.

  In order to enter into the New Credit Facility with the terms and conditions described above, the Company is required to obtain the Required Consents. Pursuant to a Consent Solicitation Statement dated March 14, 1996, the Company has solicited and received the Required Consents, and, accordingly, the Company and the Trustee have executed a Third Supplemental Indenture dated as of April 9, 1996, to be effective upon the consummation of the Offerings, that will allow the Company to enter into the New Credit Facility.

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash or other dividends on the Common Stock and presently intends for the foreseeable future to retain its earnings to finance the development of its business and for repayment of debt. The declaration and payment of dividends by the Company are subject to the discretion of the Board. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board. In addition, the New Credit Facility will contain, and the Indenture contains, restrictions on the Company's ability to declare and pay dividends. See "Description of Certain Indebtedness."

                                   DILUTION

  The net tangible book value of the Company as of March 30, 1996 was approximately $(19.6) million, or $(.96) per share of Common Stock. Net tangible book value per share is equal to shareholders' equity plus Redeemable Preferred Stock less the net book value of goodwill and identified intangible assets, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 11.5 million shares of Common Stock in the Offerings and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company at March 30, 1996 would have been approximately $101.1 million, or $3.16 per share. This represents an immediate increase in net tangible book value of $4.12 per share to the existing shareholders and an immediate net tangible book value dilution of $13.34 per share to investors purchasing shares in the Offerings. The following table illustrates this dilution:

   Assumed initial public offering price...............................  $16.50
     Net tangible book value per share at March 30, 1996......... $(.96)
     Increase in net tangible book value per share attributable to new investors...........................................  4.12
                                                                  -----
   Pro forma net tangible book value after the Offerings...............    3.16
                                                                         ------
   Dilution to new investors...........................................  $13.34
                                                                         ======

  The Company expects to realize significant one-time charges in the second quarter of 1996 in connection with consummation of the Offerings, including approximately $15.4 million in connection with the non-cash write-off of previously capitalized debt issuance costs and approximately $6.1 million of cash expense for prepayment costs paid in connection with the repurchase of a portion of the Notes. These one-time charges, net of the estimated income tax effect, have been reflected in the calculation of net tangible book per share in the above table.

  The following table summarizes, on a pro forma basis as of March 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and new stockholders, adjusted to give effect to the sale of the shares of Common Stock offered hereby and before deducting the underwriting discounts and commissions and estimated offering expenses payable by the
Company:

                                                       TOTAL CASH
                                SHARES PURCHASED     CONSIDERATION      AVERAGE
                               ------------------ --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 20,500,000    64%  $ 53,141,814    22%    $2.59
   New investors.............. 11,500,000    36    189,750,000    78     16.50
                               ----------   ---   ------------   ---
     Total.................... 32,000,000   100%  $242,891,814   100%
                               ==========   ===   ============   ===

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at March 30, 1996 (i) as adjusted to give effect to the Reclassification and the approximate 19.97 to1 stock split and (ii) as additionally adjusted to give effect to the sale by the Company of 11,500,000 shares of Common Stock in the Offerings, at an assumed initial public offering price of $16.50 per share (the midpoint of the estimated range) and the application of the net proceeds of the Offerings as described under "Use of Proceeds." This table should be read in conjunction with the unaudited pro forma financial data and the combined consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                        MARCH 30, 1996
                                               ---------------------------------
                                                          AS ADJUSTED
                                               ---------------------------------
                                               RECLASSIFICATION
                                               AND STOCK SPLIT  RECAPITALIZATION
                                               ---------------- ----------------
                                                        (IN THOUSANDS)
Current portion of long-term debt............      $ 13,417         $  5,067
                                                   --------         --------
Long-term debt, less current portion.........      $442,133         $343,333
                                                   --------         --------
Cumulative redeemable preferred stock; 13%,
 non-voting, $.01 par value--10,000 shares
 authorized, issued and outstanding at March
 30, 1996; plus accumulated dividends of $293
 at March 30, 1996...........................      $ 10,293         $    --
                                                   --------         --------
Mandatory redeemable preferred stock of
 subsidiary; 13% cumulative, non-voting, $.01
 par value--40,000 shares authorized, issued
 and outstanding at March 30, 1996; plus
 accumulated dividends of $6,150 at March 30,
 1996; mandatory redemption value of $46,150
 at March 30, 1996...........................      $ 46,150         $    --
                                                   --------         --------
Shareholders' Equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized,
   0 issued and outstanding..................           --               --
  Common Stock--$.01 par value, 100,000,000
   shares authorized, 32,000,000 shares
   issued and outstanding, as adjusted.......           191              320
  Non-Voting Common Stock--$.01 par value,
   3,000,000 shares authorized, 0 shares
   issued and outstanding....................           --               --
  Additional paid-in capital.................        52,953          230,238
  Deficit....................................       (55,240)         (65,771)
  Cumulative translation adjustment..........        11,831           11,831
  Unrealized holding (loss) on marketable
   securities................................           (88)             (88)
                                                   --------         --------
    Total shareholders' equity...............      $  9,647         $176,530
                                                   --------         --------
    Total capitalization.....................      $521,640         $524,930
                                                   ========         ========

                             [PHOTO APPEARS HERE]









                                                      Industrial and
                                                      Specialty Products
                                                      (woven/film)





                             [PHOTO APPEARS HERE]









           Micro-Set(R)
               Sorbents





                             [PHOTO APPEARS HERE]





                                                      Polymer Assisted
                                                      Metal Reclamation

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Unaudited Pro Forma Financial Information.................................   16
Selected Consolidated Financial Data......................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   38
Management................................................................   54
Certain Relationships and Related Transactions............................   58
Principal and Selling Stockholders........................................   62
Description of Certain Indebtedness.......................................   64
Description of Capital Stock..............................................   66
Shares Eligible for Future Sale...........................................   72
Validity of Common Stock..................................................   74
Experts...................................................................   74
Additional Information....................................................   74
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1
Use of Proceeds...........................................................  U-4
Dividend Policy...........................................................  U-5
Dilution..................................................................  U-6
Capitalization............................................................  U-7

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               14,242,424 SHARES

                              POLYMER GROUP, INC.

                                 COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                            ----------------------

                                     LOGO

                            ----------------------

                             GOLDMAN, SACHS & CO.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             SALOMON BROTHERS INC

                             CHASE SECURITIES INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of the expenses of the issuance and distribution of the securities being registered other than underwriting compensation, all of which are estimates with the exception of the Securities and Exchange Commission fee and the National Association of Securities Dealers fee and all of which will be paid by the Company:

      Securities and Exchange Commission registration fee........... $  101,661
      National Association of Securities Dealers fee................     29,982
      Blue sky fees and expenses (including attorneys' fees and
       expenses)....................................................     32,000
      Printing and engraving expenses...............................    200,000
      Transfer agent's fees and expenses............................      1,500
      Accounting fees and expenses..................................    175,000
      Legal fees and expenses.......................................    485,000
      Miscellaneous expenses........................................     74,857
                                                                     ----------
          Total..................................................... $1,100,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Amended and Restated Certificate of Incorporation and By-laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

  In that regard, the Amended and Restated Certificate of Incorporation and By-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following securities of the Company were sold by the Company within the past three years without registration:

  On June 24, 1994, the Company issued the following securities to the persons and for the consideration described below:

    (1) 1,207,767 shares of Class A Common Stock (the "Class A Common") to GTC Fund III in exchange for 140,240 shares of PGI Class A Preferred Cumulative Redeemable Stock (the "PGI Class A Preferred") and 10,000 shares of PGI Class B Cumulative Convertible Preferred Stock (the "PGI Class B Preferred");

    (2) 111,236 shares of Class A Common to InterTech in exchange for 12,916 shares of PGI Class A Preferred and 921 shares of PGI Class B Preferred;

    (3) 152,527 shares of Class A Common to Mr. Zucker in exchange for 8,414 shares of PGI Class A Preferred and 140,061 shares of PGI common stock;

    (4) 50,840 shares of Class A Common to Mr. Boyd in exchange for 2,805 shares of PGI Class A Preferred and 46,685 shares of PGI common stock;

    (5) 81,000 shares of Class A Common and 10,835 shares of Class B Non-voting Common Stock to CMIHI (together with a cash payment of $594,815) in exchange for 25,878 shares of Fabrene Class A Non-voting Series 3 shares, 4,122 shares of Fabrene Class B Series 3 shares, a promissory note in the original principal amount of $3,530,504.54 issued by Fabrene, and Warrants to acquire Class A Non-voting Series 2 shares of Fabrene; and

    (6) 36,385 shares of Class A Common to FTG (together with a cash payment of $235,664) in exchange for Warrants to acquire Class A Non-voting Series 2 shares of Fabrene.

  On March 15, 1995, the Company issued the following securities to the persons and in exchange for the securities described below:

    (1) 111,825 shares of Class A-1 Common Stock (the "Class A-1 Common"), 115,000 shares of Class A-3 Common Stock (the "Class A-3 Common"), and 185,902 shares of Class B Common Stock (the "Class B Common") to GTC Fund III in exchange for 1,207,767 shares of Class A Common;

    (2) 46,760 shares of Class B Common to InterTech in exchange for 111,236 shares of Class A Common;

    (3) 21,802 shares of Class B Common to Mr. Zucker in exchange for 51,864 shares of Class A Common;

    (4) 7,267 shares of Class B Common to Mr. Boyd in exchange for 17,287 shares of Class A Common;

    (5) 17,248 shares of Class A-1 Common and 14,136 shares of Class B Common to CMIHI in exchange for 81,000 shares of Class A Common and 10,835 shares of Class B Non-voting Common Stock; and

    (6) 15,295 shares of Class B Common to FTG in exchange for 36,385 shares of Class A Common.

  In addition, on March 15, 1995, the Company issued the following securities in sales to the persons listed:

    (1) 78,452 shares of Class A-1 Common to GTC Fund III for $9,000,000 cash;

    (2) 163,655 shares of Class B Common to InterTech for $8,675,000 cash;

    (3) 8,584 shares of Class A-1 Common and 35,000 shares of Class A-2 Common Stock to CMIHI for $5,000,000;

    (4) 26,150 shares of Class A-1 Common to Leeway for $3,000,000; and

    (5) 26,150 shares of Class A-1 Common to CalPERS for $3,000,000.

  On March 15, 1995, pursuant to the Chicopee Management Agreements, the Company issued 61,809 shares of Class B Common to Mr. Zucker in exchange for 100,663 shares of Class A Common and $993,750 in cash, and issued 20,603 shares of Class B Common to Mr. Boyd in exchange for 33,553 shares of Class A Common and $331,250 in cash.

  Pursuant to a Securities Purchase Agreement entered into on March 15, 1995, Leeway and CalPERS each purchased 35,500 warrants (each warrant representing the right to purchase one share of the Company's Class C Common Stock) for $250,000 per party.

  On January 11, 1996, the Company issued 10,000 shares of 13% Cumulative Redeemable Preferred Stock, par value $0.01 per share, to ConX II, Inc., an affiliate of the Company, for $10,000,000 cash.

  Such sales and issuances of securities were deemed exempt from registration under the Securities Act of 1933, as amended, by virtue of section 4(2) thereof, as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

     1.1*      Form of U.S. Underwriting Agreement.
     1.2*      Form of International Underwriting Agreement.
               Form of Amended and Restated Certificate of Incorporation of the
     3.1**     Company.
     3.2**     Amended and Restated By-laws of the Company.

- --------
*Previously filed.

**Filed herewith.

      4.1*     Form of certificate representing Common Stock of the Company.
      4.2*     Form of Rights Agreement.
      5*       Opinion and consent of Kirkland & Ellis.
     10.1      Stock Purchase Agreement dated as of June 17, 1994 by and among the Company, Cydsa and Bonlam (incorporated by reference to
                Exhibit 10.1 to the Company's Registration Statement on Form
                S-4 (Reg. No. 33-81862)).
     10.2      Intercompany Notes Agreement dated as of June 24, 1994 by and among Fabrene, the Subsidiary Guarantors identified therein, the Company and FiberTech (incorporated by reference to
                Exhibit 10.2 to the Company's Registration Statement on Form
                S-4 (Reg. No. 33-81862)).
     10.3      Intercompany Notes Agreement dated as of June 24, 1995 by and among FiberTech de Mexico, S.A. de C.V., the Subsidiary
                Guarantors identified therein, the Company and FiberTech
                (incorporated by reference to Exhibit 10.3 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.4      Stockholders Agreement dated as of June 24, 1994 by and among the Company, InterTech, GTC Fund III, Jerry Zucker, James G.
                Boyd, FTG and CMIHI (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (Reg. No.
                33-81862)).
     10.5      Registration Agreement dated as of June 24, 1994 by and among the Company, InterTech, GTC Fund III, Jerry Zucker, James G.
                Boyd, FTG and CMIHI (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Reg. No.
                33-81862)).
     10.6      Exchange Agreement dated as of June 24, 1994 by and among the
                Company, InterTech, GTC Fund III, Jerry Zucker, James G. Boyd,
                FTG and CMIHI (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4 (Reg. No. 33-
                81862)).
     10.7      Management Agreement dated October 21, 1992 by and among PGI,
                FiberTech, GTC Fund III and Jerry Zucker (incorporated by
                reference to Exhibit 10.7 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.8      Amendment No. 1 to Management Agreement dated June 24, 1994 by and among PGI, FiberTech, GTC Fund III and Jerry Zucker
                (incorporated by reference to Exhibit 10.8 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.9      Management Agreement dated October 21, 1992 by and among PGI,
                FiberTech, GTC Fund III and James G. Boyd (incorporated by reference to Exhibit 10.9 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.10     Amendment No. 1 to Management Agreement dated June 24, 1994 by and among PGI, FiberTech, GTC Fund III and James G. Boyd
                (incorporated by reference to Exhibit 10.10 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.11     Agreement dated June 24, 1994 among the Company, Jerry Zucker and James G. Boyd (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-4 (Reg. No.
                33-81862)).
     10.12     Asset Purchase Agreement dated as of October 29, 1993 by and among Fortifiber Corporation, Stanwall Corporation and Fabrene
                (incorporated by reference to Exhibit 10.14 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).

- --------
   *Previously filed.

     10.13     Joint Venture Agreement dated December 1, 1993 by and between
                FiberTech and Avgol Ltd (incorporated by reference to Exhibit
                10.15 to the Company's Registration Statement on Form S-4 (Reg.
                No. 33-81862)).
     10.14     Lease Agreement dated as of September 1, 1993 by and between
                ConX, Inc. and Technetics Group, Inc (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on
                Form S-4 (Reg. No. 33-81862)).
     10.15     Amendment No. 2 to Management Agreement dated March 15, 1995 by and among PGI, FiberTech, GTC Fund III and Jerry Zucker
                (incorporated by reference to Exhibit 10.18 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.16     Amendment No. 2 to Management Agreement dated March 15, 1995 by and among PGI, FiberTech, GTC Fund III and James G. Boyd
                (incorporated by reference to Exhibit 10.19 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.17     Stock Purchase Agreement made as of March 15, 1995 between the
                Company and the Purchasers defined therein (incorporated by reference to Exhibit 10.20 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.18     Amended and Restated Registration Agreement made as of March 15,
                1995 by and among the Company, InterTech, GTC Fund III, Jerry
                Zucker, James G. Boyd, FTG, CMIHI, Leeway and CalPERS
                (incorporated by reference to Exhibit 10.21 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.19     Amended and Restated Stockholders Agreement made as of March 15,
                1995 by and among the Company, InterTech, GTC Fund III, Jerry
                Zucker, James G. Boyd, FTG, CMIHI, Leeway and CalPERS
                (incorporated by reference to Exhibit 10.22 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.20     Management Agreement made as of March 15, 1995 by and among the
                Company, Chicopee, Inc. and Jerry Zucker (incorporated by reference to Exhibit 10.23 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.21     Management Agreement made as of March 15, 1995 by and among the
                Company, Chicopee, Inc. and James G. Boyd (incorporated by reference to Exhibit 10.24 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.22     Supply Agreement dated as of June 1, 1995 by and between
                FiberTech and ConX II (incorporated by reference to Exhibit
                10.25 to the Company's Registration Statement on Form S-4 (Reg.
                No. 33-81862)). Certain portions of the Agreement have been omitted and filed separately with the Commission pursuant to an Application for Confidential Treatment granted by the Commission on October 12, 1995. The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Agreement upon request by the Commission.
     10.23     Services/Production Agreement dated as of June 1, 1995 by and between FiberTech and ConX II (incorporated by reference to Exhibit 10.26 to the Company's Registration Statement on Form
                S-4 (Reg. No. 33-81862)). The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Agreement upon request by the Commission.

     10.24     Roll-In Agreement entered into as of November 18, 1994 by and among ZB Holdings, InterTech, FTG, the Company, Polypore,
                CMIHI, Jerry Zucker, James G. Boyd and GTC Fund III
                (incorporated by reference to Exhibit 10.27 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.25     Indenture dated as of June 24, 1994 among the Company, PGI,
                FiberTech and its subsidiaries and the Trustee (including Form of Exchange Note) (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 33-
                81862)).
     10.26     Purchase Agreement dated as of June 17, 1994 among the Company,
                PGI, FiberTech and the Initial Purchasers (incorporated by reference to Exhibit 4.2 to the Company's Registration
                Statement on Form S-4 (Reg. No. 33-81862)).
     10.27     Registration Rights Agreement dated as of June 24, 1994 among the Company, PGI, FiberTech and the Initial Purchasers
                (incorporated by reference to Exhibit 4.3 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.28     Amended and Restated Credit Agreement dated as of June 24, 1994 by and among FiberTech, the Company, PGI, the Subsidiary
                Guarantors identified therein, the Banks identified therein and The Chase Manhattan Bank (National Association), as agent
                (incorporated by reference to Exhibit 4.4 to the Company's
                Registration Statement on Form S-4 (Reg. No. 33-81862)).
     10.29     Amended and Restated Security Agreement dated as of June 24,
                1994 by and among FiberTech, the Subsidiary Guarantors
                identified therein and The Chase Manhattan Bank (National
                Association), as agent (incorporated by reference to Exhibit
                4.5 to the Company's Registration Statement on Form S-4 (Reg.
                No. 33-81862)).
     10.30     Pledge Agreement dated as of June 24, 1994 by and among the
                Company, PGI and The Chase Manhattan Bank (National
                Association), as agent (incorporated by reference to Exhibit
                4.6 to the Company's Registration Statement on Form S-4 (Reg.
                No. 33-81862)).
     10.31     Amendment No. 1 dated as of September 30, 1994 by and among
                FiberTech, the Subsidiary Guarantors identified therein, the
                Lenders signatory thereto and the Chase Manhattan Bank
                (National Association), as agent (incorporated by reference to
                Exhibit 4.7 to the Company's Registration Statement on Form S-
                4 (Reg. No. 33-81862)).
     10.32     Amendment No. 2 dated as of March 8, 1995 by and among
                FiberTech, the Subsidiary Guarantors identified therein, the
                Lenders signatory thereto and the Chase Manhattan Bank
                (National Association), as agent (incorporated by reference to
                Exhibit 4.8 to the Company's Registration Statement on Form S-
                4 (Reg. No. 33-81862)).
     10.33     Amendment No. 3 dated as of June 27, 1995 by and among
                FiberTech, the Subsidiary Guarantors identified therein, the
                Lenders signatory thereto and the Chase Manhattan Bank
                (National Association), as agent (incorporated by reference to
                Exhibit 4.9 to the Company's Registration Statement on Form S-
                4 (Reg. No. 33-81862)).
     10.34*    Amendment No. 4 dated as of December 22, 1995 by and among
                FiberTech, the Subsidiary Guarantors and Parent Guarantors
                identified therein, the Lenders signatory thereto and the
                Chase Manhattan Bank (National Association), as agent.

- --------
   *Previously filed.

     10.35     Securities Purchase Agreement dated as of March 15, 1995 among the Company, Chicopee, Leeway & Co. ("Leeway") and the
                California Public Employee's Retirement System ("CalPERS")
                (incorporated by reference to Exhibit 4.1 to the Company's
                Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March
                30, 1995).
     10.36     Warrant Certificate dated March 15, 1995 from the Company with respect to warrants issued to Leeway (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
     10.37     Warrant Certificate dated March 15, 1995 from the Company with respect to warrants issued to CalPERS (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc.
                and its subsidiaries, filed on March 30, 1995).
     10.38     Recapitalization Agreement dated as of March 15, 1995 between the Company, GTC Fund III, InterTech, Jerry Zucker, James G.
                Boyd, CMIHI and FTG (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
     10.39     First Supplemental Indenture dated as of March 15, 1995 between the Company and the Trustees (incorporated by referenced to Exhibit 4.5 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
     10.40     Stock Subscription Agreement dated as of January 18, 1995 with respect to Chicopee (incorporated by reference to Exhibit 4.6 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
     10.41     Stock Subscription Agreement dated as of March 13, 1995 with respect to Chicopee Holdings (incorporated by reference to Exhibit 4.7 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
     10.42     Credit Agreement dated as of March 15, 1995 between Chicopee,
                Chicopee Holdings B.V., Chicopee B.V., each of the lenders party thereto, The Chase Manhattan Bank (National Association), as administrative agent, and The Chase Manhattan Bank (National
                Association), The Bank of Nova Scotia and BHF-Bank, as co-agents (incorporated by reference to Exhibit 4.8 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March
                30, 1995).
     10.43     Second Supplemental Indenture dated as of September 14, 1995 among the Company, the Trustee and Harris Trust and Savings
                Bank, as successor trustee (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement on Form S-
                4 (Reg. No. 33-81862)).
     10.44     Purchase Agreement dated as of January 27, 1995 by and among
                J&JAMC, Johnson & Johnson, InterTech and Chicopee (incorporated by reference to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995). The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Agreement upon request by the Commission.

     10.45     First Amendment to Purchase Agreement dated as of March 15, 1995 by and among J&JAMC, Johnson & Johnson, InterTech and Chicopee
                (incorporated by reference to Exhibit 2.2 to the Company's
                Current Report on Form 8-K, regarding the acquisition of
                Chicopee Holdings, Inc. and its subsidiaries, filed on March
                30, 1995).
     10.46*    Supply Agreement dated as of March 15, 1995 between Johnson &
                Johnson and Chicopee. Certain portions of the Agreement have been omitted and filed separately with the Commission pursuant to an Application for Confidential Treatment filed on March 7,
                1996, as amended on April 29, 1996.
     10.47*    Stock Purchase Agreement dated as of January 10, 1996 between the Company and ConX II.
     10.48*    1996 Key Employee Stock Option Plan of the Company.
     10.49*    Form of Non-Qualified Stock Option Grant.
     10.50*    Amendment No. 5 dated as of December 30, 1995 by and among
                FiberTech, the Subsidiary Guarantors and Parent Guarantors
                identified therein, the Lenders signatory thereto and the Chase
                Manhattan Bank (National Association), as agent.
     10.51*    Form of New Credit Facility.
     10.52*    Form of Third Supplemental Indenture between the Company and
                Harris Trust and Savings Bank, as successor trustee.
     11**      Statement of Computation of Per Share Earnings.
     16*       Letter of Coopers & Lybrand.
     21*       Subsidiaries of the Company.
     23.1**    Consent of Ernst & Young LLP.
     23.2**    Consent of Coopers & Lybrand.
     23.3*     Consent of Kirkland & Ellis (included in Exhibit 5).
     24*       Powers of Attorney (included in signature page).
     27**      Financial Data Schedule.

- --------
   *Previously filed.
  **Filed herewith.

  (b) FINANCIAL STATEMENT SCHEDULES.

                                                            PAGE
                                                            ----
         Report of Independent Auditors on Schedules....... S-1
         Schedule I--Condensed Financial Information....... S-2
         Schedule II--Valuation and Qualifying Accounts.... S-9

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NORTH CHARLESTON, STATE OF SOUTH CAROLINA, ON MAY 7, 1996.

                                          Polymer Group, Inc.

                                                   /s/ Jerry Zucker
                                          By:  ________________________________
                                                       Jerry Zucker
                                                Chairman, President and CEO

                                     ****

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----


        /s/ Jerry Zucker             Chairman, President, CEO and     May 7, 1996
____________________________________   Director (principal
            Jerry Zucker               executive officer)

         /s/ James G. Boyd           Executive Vice President,        May 7, 1996
____________________________________   Treasurer and Director
           James G. Boyd               (principal financial
                                       officer and principal
                                       accounting officer)

      /s/ Bruce V. Rauner            Director                         May 7, 1996
____________________________________
          Bruce V. Rauner

     /s/ David A. Donnini            Director                         May 7, 1996
____________________________________
          David A. Donnini



        /s/ Jerry Zucker
*By ___________________________
          Jerry Zucker
        Attorney-in-Fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Polymer Group, Inc.

  We have audited the consolidated financial statements of Polymer Group, Inc. as of December 31, 1994 and December 30, 1995, and for each of the three years in the period ended December 30, 1995, and have issued our report thereon dated February 8, 1996, except as to the second and third paragraphs of Note 17, as to which the date is May 6, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Greenville, South Carolina

February 8, 1996, except as to
 the second and third
 paragraphs of Note 17, as to
 which the date is May 6, 1996

                      POLYMER GROUP, INC. (PARENT COMPANY)

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEETS
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
                                 (IN THOUSANDS)

                           ASSETS                              1994      1995
                           ------                            --------  --------
Cash........................................................ $     --  $    286
Due from affiliates.........................................   98,484    91,881
Investment in affiliates....................................   64,016    81,515
                                                             --------  --------
    Total assets............................................ $162,500  $173,682
                                                             ========  ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Accounts payable and accrued liabilities.................... $ 10,280  $ 10,120
Long term debt..............................................  150,000   150,000
Shareholders' equity
  Common stock..............................................       17        10
  Additional paid in capital................................   22,626    53,134
  Deficit...................................................  (24,207)  (52,653)
  Cumulative translation adjustment.........................    3,784    12,729
  Unrealized holding gain on marketable securities..........       --       342
                                                             --------  --------
                                                                2,220    13,562
                                                             --------  --------
    Total liabilities and shareholders' equity.............. $162,500  $173,682
                                                             ========  ========

                      POLYMER GROUP, INC. (PARENT COMPANY)

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION

                       CONDENSED STATEMENTS OF OPERATIONS
             FOR THE PERIOD FROM JUNE 23, 1994 (DATE OF INCEPTION)
       THROUGH DECEMBER 31, 1994 AND FOR THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                              1994      1995
                                                            --------  --------
Cost and expenses:
  Equity in (income) of affiliate.......................... $   (167) $     --
  Interest expense.........................................      436       295
  Foreign currency transaction losses, net.................       19        18
                                                            --------  --------
    (Loss) before taxes and equity in (loss) of
     subsidiaries..........................................     (288)     (313)
Income taxes...............................................    1,188     2,763
                                                            --------  --------
    (Loss) before equity in (loss) of subsidiaries.........   (1,476)   (3,076)
Equity in net (loss) of subsidiaries.......................  (22,731)  (20,531)
                                                            --------  --------
    Net (loss)............................................. $(24,207) $(23,607)
                                                            ========  ========

                      POLYMER GROUP, INC. (PARENT COMPANY)

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION

                  CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JUNE 23, 1994 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1994
                                      AND
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                           UNREALIZED
                                                                            HOLDING
                           COMMON STOCK   ADDITIONAL           CUMULATIVE   GAIN ON
                          ---------------  PAID-IN             TRANSLATION MARKETABLE
                          SHARES   AMOUNT  CAPITAL   DEFICIT   ADJUSTMENT  SECURITIES  TOTAL
                          -------  ------ ---------- --------  ----------- ---------- -------
Balance at June 23,
 1994...................      --    $--    $   --    $    --     $   --       $--     $   --
Net loss for the period
 from June 23, 1994
 through December 31,
 1994...................      --     --        --      (1,476)       --        --      (1,476)
Equity in net loss of
 subsidiaries from June
 23, 1994 through
 December 31, 1994......      --     --        --     (22,731)       --        --     (22,731)
Issuance of common stock
 & other................   32,959     17        78        --         --        --          95
Exchange of preferred
 stock for common stock.      --     --     21,406        --         --        --      21,406
Exchange of shareholder
 subordinated loans for
 common stock...........      --     --      2,523        --         --        --       2,523
Cash paid to
 shareholders...........                      (595)                                      (595)
Acquisition of remaining
 73% of affiliate.......      --     --       (876)       --        (698)      --      (1,574)
Foreign currency
 translation
 adjustments............      --     --         90        --       4,482       --       4,572
                          -------   ----   -------   --------    -------      ----    -------
Balance at December 31,
 1994...................   32,959     17    22,626    (24,207)     3,784       --       2,220
Net loss for the year
 ended December 30,
 1995...................      --     --        --      (3,076)       --        --      (3,076)
Equity in net loss of
 subsidiaries from
 January 1, 1995 through
 December 30, 1995......      --     --        --     (20,531)       --        --     (20,531)
Exchange of Class A &
 Class B stock..........  (32,959)   (17)  (22,626)       --         --        --     (22,643)
Issuance of Class A-1,
 Class A-2, Class A-3
 and Class B stock and
 warrants...............   19,082     10    53,134        --         --        --      53,144
Cumulative dividends on
 redeemable preferred
 stock of subsidiary and
 accretion..............      --     --        --      (4,839)       --        --      (4,839)
Foreign currency
 translation
 adjustments............      --     --        --         --       8,945       --       8,945
Unrealized holding gain
 on marketable
 securities.............      --     --        --         --         --        342        342
                          -------   ----   -------   --------    -------      ----    -------
Balance at December 30,
 1995...................   19,082   $ 10   $53,134   $(52,653)   $12,729      $342    $13,562
                          =======   ====   =======   ========    =======      ====    =======

                      POLYMER GROUP, INC. (PARENT COMPANY)

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION

                       CONDENSED STATEMENTS OF CASH FLOW
FOR THE PERIOD FROM JUNE 23, 1994 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1994
                                      AND
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                            1994      1995
                                                          --------  --------
Cash (used in) operating activities...................... $ (9,445) $(14,480)
Investing activities
  Net increase in investment in subsidiaries.............  (65,591)  (17,499)
Financing activities
  Proceeds from issuance of debt.........................  150,000       --
  Issuance of common stock and warrants..................       17    30,500
  Net (increase) decrease in due from affiliates.........  (74,554)    6,603
  Other..................................................     (595)   (4,838)
                                                          --------  --------
Cash provided by investing activities....................   74,868    32,265
Effect of exchange rate change on cash...................      168       --
    Cash and cash equivalents at beginning of period.....      --        --
                                                          --------  --------
    Cash and cash equivalents at end of period........... $    --   $    286
                                                          ========  ========

                     POLYMER GROUP, INC. (PARENT COMPANY)

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1. BASIS OF PRESENTATION

  The condensed financial statements of Polymer Group, Inc.--Parent Company (the "Company") have been prepared in accordance with generally accepted accounting principles, but do not include all of the information required by generally accepted accounting principles for complete financial statements.

NOTE 2. ORGANIZATION

 General

  The Company is a Delaware corporation incorporated on June 16, 1994. On June 24, 1994, the Company: issued $150,000 in 12 1/4% Senior Notes (the "Notes") due 2002 in a private placement, in accordance with Rule 144A of the Securities Act of 1933; acquired two affiliated companies, PGI Polymer, Inc. ("PGI") and Fabrene Inc. ("Fabrene"); and acquired Bonlam, S.A. de C.V. ("Bonlam"). Following these transactions, PGI, Fabrene and Bonlam became wholly owned subsidiaries of the Company. PGI, a holding company, was acquired by exchanging 1,522,370 shares of the Company's common stock and approximately $13,300 in cash for all of the outstanding shares of common stock and preferred stock of PGI, and accrued dividends thereon. The acquisition was considered to be between entities under common control and was accounted for at historical cost in a manner similar to a pooling of interests. The net assets of PGI on a historical cost basis were approximately $16,300 at the time of the acquisition.

  Prior to the acquisition of PGI and Fabrene by the Company, PGI owned 27% of Fabrene, a Canadian-based manufacturer and marketer of woven polyolefin fabrics. This equity interest was acquired indirectly by the Company in connection with the acquisition of PGI. The remaining 73% was acquired by the Company in a transaction accounted for by the purchase method of accounting. To effect the transaction, Fabrene acquired shares of its common stock and warrants from a shareholder, and repaid a subordinated loan to the shareholder for $12,500 in cash. The remaining shareholders of Fabrene exchanged their common stock and common stock warrants for 128,220 shares of common stock of the Company and approximately $830 in cash. The Company's total cost of acquiring the ownership not previously owned by PGI was approximately $7,000. The Company also acquired all the outstanding common stock of Bonlam, a Mexican-based manufacturer and marketer of spunbond nonwoven products, for approximately $40,700 in a transaction accounted for by the purchase method of accounting. The Company's 1994 consolidated statements of operations include 100% of Fabrene's net loss for the period from June 25, 1994 through December 31, 1994 and 27% of Fabrene's net loss for periods prior to June 25, 1994. Bonlam's results of operations for the period from June 25, 1994 through December 31, 1994 have been included in the Company's 1994 consolidated results of operations.

 Chicopee Acquisition

  On March 15, 1995, the Company completed the acquisition (the "Chicopee Acquisition") of Johnson & Johnson Advanced Materials Company and Chicopee B.V. (collectively, "Chicopee") from Johnson & Johnson ("J&J") for an aggregate consideration of $290,000, including $15,000 of fees and expenses. Chicopee is a leading manufacturer and marketer of both nonwoven roll and converted products, with a leading market share in the domestic and international health care market. The

                     POLYMER GROUP, INC. (PARENT COMPANY)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
Company financed the Chicopee Acquisition with the following sources of funds:
(i) borrowings by Chicopee under a six-year $125,000 amortizing term loan, an eight-year $85,000 amortizing term loan and initial borrowings of $4,500 under a $30,000 revolving credit facility provided by a group of banks; (ii) the issuance by Chicopee to J&J of a $5,000 subordinated promissory note, which was repaid at closing; (iii) a $30,000 common equity contribution from the Company; and (iv) the issuance of $40,000 redeemable preferred stock due 2004 ("Preferred Stock") of Chicopee.

NOTE 3. SHAREHOLDERS' EQUITY

  Prior to the Chicopee Acquisition, the Company had outstanding 1,639,755 shares of existing Class A common stock and 10,835 shares of existing Class B non-voting common stock. The existing Class A common stock and existing Class B non-voting common stock was identical in all respects except that the existing Class B non-voting common stock was non-voting. In connection with the Chicopee Acquisition, the Company also consummated the following transactions: (i) the Company, The InterTech Group, Inc. ("InterTech"), Golder, Thoma, Cressey Fund III ("GTC Fund III"), certain executives (the "Executives"), Chase Manhattan Investment Holdings ("CMIHI") and FTG, Inc. ("FTG") entered into a Recapitalization Agreement pursuant to which (a) their respective shares of the Company's existing Class A common stock and existing Class B common stock were exchanged for shares of the new Class A-1 common stock, Class A-3 non-voting common stock and new Class B common stock, (b) GTC Fund III and CMIHI received shares of new Class B common stock, Class A-1 common stock and Class A-3 non-voting common stock, and (c) InterTech, the Executives and FTG received shares of new Class B common stock; (ii) the Company, InterTech, GTC Fund III, CMIHI, Leeway & Co. ("Leeway") and the California Public Employee's Retirement System ("CalPERS") entered into a Stock Purchase Agreement pursuant to which InterTech, GTC Fund III, CMIHI, Leeway and CalPERS purchased shares of Class A-1 common stock, Class A-2 non-voting common stock and new Class B common stock; and (iii) the Executives purchased shares of new Class B common stock in exchange for shares of the Company's existing Class A common stock and cash.

  The Class A-1 common stock, Class A-2 non-voting common stock and Class A-3 non-voting common stock are identical in all respects with the exception that the Class A-2 non-voting common stock and Class A-3 non-voting common stock are non-voting. The Class A-2 non-voting common stock and Class A-3 non-voting common stock may be converted into Class A-1 common stock upon the occurrence of certain events at the option of the holder thereof. The Class B common stock is identical to the Class A-1 common stock with the exception of the yield and distribution preferences described below.

  The terms of the Class A-1 common stock, the Class A-2 non-voting common stock and the Class A-3 non-voting common stock (collectively, the "Class A common stock"), the Class B common stock and the Class C common stock provide that the holders of the Class A common stock and the Class B common stock are entitled to receive the first $85.0 million of distributions to holders thereof as follows: first, the holders of the Class A common stock are entitled to receive an amount equal to the yield accrued (at a rate of 12% per annum, compounded quarterly) on the unreturned original value of such Class A common stock; second, the holders of the Class A common stock are entitled to receive an amount equal to the unreturned original value of such Class A common stock; and third, the holders of the Class A common stock and the Class B common stock are entitled to receive, ratably, the balance, if any of such $85.0 million. Thereafter, distributions are allocated ratably between the holders of the Class A common stock and Class B common stock, on the one hand, and the holders of the

                     POLYMER GROUP, INC. (PARENT COMPANY)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED))
                       (IN THOUSANDS, EXCEPT SHARE DATA)
Class C common stock, on the other. The holders of Class A common stock are entitled to receive all such distributions to the holders of Class A common stock and Class B common stock until they receive all accrued and unpaid yield on their Class A common stock together with the unreturned original value thereof, and all subsequent distributions are shared ratably among the holders of Class A common stock and Class B common stock. All distributions to holders of Class C common stock are allocated ratably among such holders.

NOTE 4. SUBSEQUENT EVENTS

  On January 11, 1996, the Company issued 10,000 shares of 13% Cumulative Redeemable Preferred Stock, $.01 par value, to an entity affiliated with the Company for $10,000.

  On March 14, 1996, the Company filed a Registration Statement with the SEC in connection with the offering by the Company of 11,500,000 shares of its common stock for sale to the public (the "Offering"). Pursuant to the Recapitalization Agreement dated May 6, 1996, all of the warrants to acquire shares of Class C common stock will be exercised, and the outstanding shares of Class A common stock, Class B common stock and Class C common stock will be converted into shares of common stock concurrently with and contingent upon the Offering. The Board has approved an approximate 19.97 to 1 stock split to be effective upon consummation of the Offering.

                              POLYMER GROUP, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

        COLUMN A          COLUMN B       COLUMN C           COLUMN D   COLUMN E
        --------          --------- ------------------    ------------ --------
                                        ADDITIONS
                           BALANCE  ------------------                 BALANCE
                             AT     CHARGED TO                          AT END
                          BEGINNING COSTS AND             DEDUCTIONS--    OF
       DESCRIPTION        OF PERIOD  EXPENSES   OTHER       DESCRIBE    PERIOD
       -----------        --------- ---------- -------    ------------ --------
Year ended January 1,
 1994
  Allowance for doubtful
   accounts, price
   concessions and other.  $   130       15        --           28     $   117
  Valuation allowance for
   deferred tax assets...  $   730      --         --           37(3)  $   693
Year ended December 31,
 1994
  Allowance for doubtful
   accounts, price
   concessions and other.  $   117      435        121         177     $   496
  Valuation allowance for
   deferred tax assets...  $   693    9,505        --          --      $10,198
Year ended December 30,
 1995
  Allowance for doubtful
   accounts, price
   concessions and other.  $   496    5,788        674(2)    5,073(1)  $ 1,885
  Valuation allowance for
   deferred tax assets...  $10,198    1,594        --          --      $11,792
  Restructuring costs....  $   --       --      17,859(5)    2,406(4)  $15,453

- --------
(1) Uncollectible accounts written off, net.
(2) Business acquisitions, net.
(3) Reduction in valuation allowance for deferred tax assets.
(4) Charges to reserve.
(5) Reserve established as part of business acquisition.

                                                                           SEQ
                                                                           PAGE
                                      EXHIBITS                             ----
  1.1*     Form of U.S. Underwriting Agreement.
  1.2*     Form of International Underwriting Agreement.
           Form of Amended and Restated Certificate of Incorporation of
  3.1**    the Company.
  3.2**    Amended and Restated By-laws of the Company.
  4.1*     Form of certificate representing Common Stock of the Company
  4.2*     Form of Rights Agreement.
  5*       Opinion and consent of Kirkland & Ellis.
 10.1      Stock Purchase Agreement dated as of June 17, 1994 by and
            among the Company, Cydsa and Bonlam (incorporated by
            reference to Exhibit 10.1 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.2      Intercompany Notes Agreement dated as of June 24, 1994 by and among Fabrene, the Subsidiary Guarantors identified therein, the Company and FiberTech (incorporated by reference to
            Exhibit 10.2 to the Company's Registration Statement on Form
            S-4 (Reg. No. 33-81862)).
 10.3      Intercompany Notes Agreement dated as of June 24, 1995 by and among FiberTech de Mexico, S.A. de C.V., the Subsidiary
            Guarantors identified therein, the Company and FiberTech
            (incorporated by reference to Exhibit 10.3 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.4      Stockholders Agreement dated as of June 24, 1994 by and among the Company, InterTech, GTC Fund III, Jerry Zucker, James G.
            Boyd, FTG and CMIHI (incorporated by reference to Exhibit
            10.4 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.5      Registration Agreement dated as of June 24, 1994 by and among the Company, InterTech, GTC Fund III, Jerry Zucker, James G.
            Boyd, FTG and CMIHI (incorporated by reference to Exhibit
            10.5 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.6      Exchange Agreement dated as of June 24, 1994 by and among the
            Company, InterTech, GTC Fund III, Jerry Zucker, James G.
            Boyd, FTG and CMIHI (incorporated by reference to Exhibit
            10.6 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.7      Management Agreement dated October 21, 1992 by and among PGI,
            FiberTech, GTC Fund III and Jerry Zucker (incorporated by
            reference to Exhibit 10.7 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.8      Amendment No. 1 to Management Agreement dated June 24, 1994 by and among PGI, FiberTech, GTC Fund III and Jerry Zucker
            (incorporated by reference to Exhibit 10.8 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.9      Management Agreement dated October 21, 1992 by and among PGI,
            FiberTech, GTC Fund III and James G. Boyd (incorporated by reference to Exhibit 10.9 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.10     Amendment No. 1 to Management Agreement dated June 24, 1994 by and among PGI, FiberTech, GTC Fund III and James G. Boyd
            (incorporated by reference to Exhibit 10.10 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).

- --------
   *Previously filed.

  **Filed herewith.

                                                                           SEQ
                                                                           PAGE
                                      EXHIBITS                             ----
 10.11     Agreement dated June 24, 1994 among the Company, Jerry Zucker and James G. Boyd (incorporated by reference to Exhibit
            10.11 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.12     Asset Purchase Agreement dated as of October 29, 1993 by and among Fortifiber Corporation, Stanwall Corporation and
            Fabrene (incorporated by reference to Exhibit 10.14 to the
            Company's Registration Statement on Form S-4 (Reg. No. 33-
            81862)).
 10.13     Joint Venture Agreement dated December 1, 1993 by and between
            FiberTech and Avgol Ltd (incorporated by reference to
            Exhibit 10.15 to the Company's Registration Statement on
            Form S-4 (Reg. No. 33-81862)).
 10.14     Lease Agreement dated as of September 1, 1993 by and between
            ConX, Inc. and Technetics Group, Inc (incorporated by
            reference to Exhibit 10.16 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.15     Amendment No. 2 to Management Agreement dated March 15, 1995 by and among PGI, FiberTech, GTC Fund III and Jerry Zucker
            (incorporated by reference to Exhibit 10.18 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.16     Amendment No. 2 to Management Agreement dated March 15, 1995 by and among PGI, FiberTech, GTC Fund III and James G. Boyd
            (incorporated by reference to Exhibit 10.19 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.17     Stock Purchase Agreement made as of March 15, 1995 between the Company and the Purchasers defined therein (incorporated by reference to Exhibit 10.20 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.18     Amended and Restated Registration Agreement made as of March
            15, 1995 by and among the Company, InterTech, GTC Fund III,
            Jerry Zucker, James G. Boyd, FTG, CMIHI, Leeway and CalPERS
            (incorporated by reference to Exhibit 10.21 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.19     Amended and Restated Stockholders Agreement made as of March
            15, 1995 by and among the Company, InterTech, GTC Fund III,
            Jerry Zucker, James G. Boyd, FTG, CMIHI, Leeway and CalPERS
            (incorporated by reference to Exhibit 10.22 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.20     Management Agreement made as of March 15, 1995 by and among the Company, Chicopee, Inc. and Jerry Zucker (incorporated by reference to Exhibit 10.23 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.21     Management Agreement made as of March 15, 1995 by and among the Company, Chicopee, Inc. and James G. Boyd (incorporated by reference to Exhibit 10.24 to the Company's Registration
            Statement on Form S-4 (Reg. No. 33-81862)).
 10.22     Supply Agreement dated as of June 1, 1995 by and between
            FiberTech and ConX II (incorporated by reference to Exhibit
            10.25 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)). Certain portions of the Agreement have been omitted and filed separately with the Commission
            pursuant to an Application for Confidential Treatment
            granted by the Commission on October 12, 1995. The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Agreement upon
            request by the Commission.

                                                                           SEQ
                                                                           PAGE
                                      EXHIBITS                             ----
 10.23     Services/Production Agreement dated as of June 1, 1995 by and between FiberTech and ConX II (incorporated by reference to
            Exhibit 10.26 to the Company's Registration Statement on
            Form S-4 (Reg. No. 33-81862)). The Company agrees to furnish supplementally to the Commission a copy of any omitted
            schedule or exhibit to the Agreement upon request by the
            Commission.
 10.24     Roll-In Agreement entered into as of November 18, 1994 by and among ZB Holdings, InterTech, FTG, the Company, Polypore,
            CMIHI, Jerry Zucker, James G. Boyd and GTC Fund III
            (incorporated by reference to Exhibit 10.27 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.25     Indenture dated as of June 24, 1994 among the Company, PGI,
            FiberTech and its subsidiaries and the Trustee (including
            Form of Exchange Note) (incorporated by reference to Exhibit
            4.1 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.26     Purchase Agreement dated as of June 17, 1994 among the
            Company, PGI, FiberTech and the Initial Purchasers
            (incorporated by reference to Exhibit 4.2 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.27     Registration Rights Agreement dated as of June 24, 1994 among the Company, PGI, FiberTech and the Initial Purchasers
            (incorporated by reference to Exhibit 4.3 to the Company's
            Registration Statement on Form S-4 (Reg. No. 33-81862)).
 10.28     Amended and Restated Credit Agreement dated as of June 24,
            1994 by and among FiberTech, the Company, PGI, the
            Subsidiary Guarantors identified therein, the Banks
            identified therein and The Chase Manhattan Bank (National
            Association), as agent (incorporated by reference to Exhibit
            4.4 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.29     Amended and Restated Security Agreement dated as of June 24,
            1994 by and among FiberTech, the Subsidiary Guarantors
            identified therein and The Chase Manhattan Bank (National
            Association), as agent (incorporated by reference to Exhibit
            4.5 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.30     Pledge Agreement dated as of June 24, 1994 by and among the
            Company, PGI and The Chase Manhattan Bank (National
            Association), as agent (incorporated by reference to Exhibit
            4.6 to the Company's Registration Statement on Form S-4
            (Reg. No. 33-81862)).
 10.31     Amendment No. 1 dated as of September 30, 1994 by and among
            FiberTech, the Subsidiary Guarantors identified therein, the
            Lenders signatory thereto and the Chase Manhattan Bank
            (National Association), as agent (incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on
            Form S-4 (Reg. No. 33-81862)).
 10.32     Amendment No. 2 dated as of March 8, 1995 by and among
            FiberTech, the Subsidiary Guarantors identified therein, the
            Lenders signatory thereto and the Chase Manhattan Bank
            (National Association), as agent (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on
            Form S-4 (Reg. No. 33-81862)).
 10.33     Amendment No. 3 dated as of June 27, 1995 by and among
            FiberTech, the Subsidiary Guarantors identified therein, the
            Lenders signatory thereto and the Chase Manhattan Bank
            (National Association), as agent (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on
            Form S-4 (Reg. No. 33-81862)).

                                                                           SEQ
                                                                           PAGE
                                      EXHIBITS                             ----
 10.34*    Amendment No. 4 dated as of December 22, 1995 by and among
            FiberTech, the Subsidiary Guarantors and Parent Guarantors
            identified therein, the Lenders signatory thereto and the
            Chase Manhattan Bank (National Association), as agent.
 10.35     Securities Purchase Agreement dated as of March 15, 1995
            among the Company, Chicopee, Leeway & Co. ("Leeway") and the
            California Public Employee's Retirement System ("CalPERS")
            (incorporated by reference to Exhibit 4.1 to the Company's
            Current Report on Form 8-K, regarding the acquisition of
            Chicopee Holdings, Inc. and its subsidiaries, filed on March
            30, 1995).
 10.36     Warrant Certificate dated March 15, 1995 from the Company
            with respect to warrants issued to Leeway (incorporated by reference to Exhibit 4.2 to the Company's Current Report on
            Form 8-K, regarding the acquisition of Chicopee Holdings,
            Inc. and its subsidiaries, filed on March 30, 1995).
 10.37     Warrant Certificate dated March 15, 1995 from the Company
            with respect to warrants issued to CalPERS (incorporated by reference to Exhibit 4.3 to the Company's Current Report on
            Form 8-K, regarding the acquisition of Chicopee Holdings,
            Inc. and its subsidiaries, filed on March 30, 1995).
 10.38     Recapitalization Agreement dated as of March 15, 1995 between the Company, GTC Fund III, InterTech, Jerry Zucker, James G.
            Boyd, CMIHI and FTG (incorporated by reference to Exhibit
            4.4 to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings, Inc. and its
            subsidiaries, filed on March 30, 1995).
 10.39     First Supplemental Indenture dated as of March 15, 1995
            between the Company and the Trustees (incorporated by
            referenced to Exhibit 4.5 to the Company's Current Report on
            Form 8-K, regarding the acquisition of Chicopee Holdings,
            Inc. and its subsidiaries, filed on March 30, 1995).
 10.40     Stock Subscription Agreement dated as of January 18, 1995
            with respect to Chicopee (incorporated by reference to
            Exhibit 4.6 to the Company's Current Report on Form 8-K,
            regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
 10.41     Stock Subscription Agreement dated as of March 13, 1995 with respect to Chicopee Holdings (incorporated by reference to
            Exhibit 4.7 to the Company's Current Report on Form 8-K,
            regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
 10.42     Credit Agreement dated as of March 15, 1995 between Chicopee,
            Chicopee Holdings B.V., Chicopee B.V., each of the lenders party thereto, The Chase Manhattan Bank (National
            Association), as administrative agent, and The Chase
            Manhattan Bank (National Association), The Bank of Nova
            Scotia and BHF-Bank, as co-agents (incorporated by reference to Exhibit 4.8 to the Company's Current Report on Form 8-K,
            regarding the acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
 10.43     Second Supplemental Indenture dated as of September 14, 1995 among the Company, the Trustee and Harris Trust and Savings
            Bank, as successor trustee (incorporated by reference to
            Exhibit 4.18 to the Company's Registration Statement on Form
            S-4 (Reg. No. 33-81862)).

- --------
   *Previously filed.

                                                                           SEQ
                                                                           PAGE
                                      EXHIBITS                             ----
 10.44     Purchase Agreement dated as of January 27, 1995 by and among
            J&JAMC, Johnson & Johnson, InterTech and Chicopee
            (incorporated by reference to the Company's Current Report on Form 8-K, regarding the acquisition of Chicopee Holdings,
            Inc. and its subsidiaries, filed on March 30, 1995). The
            Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Agreement
            upon request by the Commission.
 10.45     First Amendment to Purchase Agreement dated as of March 15,
            1995 by and among J&JAMC, Johnson & Johnson, InterTech and
            Chicopee (incorporated by reference to Exhibit 2.2 to the
            Company's Current Report on Form 8-K, regarding the
            acquisition of Chicopee Holdings, Inc. and its subsidiaries, filed on March 30, 1995).
 10.46*    Supply Agreement dated as of March 15, 1995 between Johnson &
            Johnson and Chicopee. Certain portions of the Agreement have been omitted and filed separately with the Commission
            pursuant to an Application for Confidential Treatment filed on March 7, 1996, as amended on April 29, 1996.
 10.47*    Stock Purchase Agreement dated as of January 10, 1996 between the Company and ConX II.
 10.48*    1996 Key Employee Stock Option Plan of the Company.
 10.49*    Form of Non-Qualified Stock Option Grant.
 10.50*    Amendment No. 5 dated as of December 30, 1995 by and among
            FiberTech, the Subsidiary Guarantors and Parent Guarantors
            identified therein, the Lenders signatory thereto and the
            Chase Manhattan Bank (National Association), as agent.
 10.51*    Form of New Credit Facility.
 10.52*    Form of Third Supplemental Indenture between the Company and
            Harris Trust and Savings Bank, as successor trustee.
 11**      Statement of Computation of Per Share Earnings.
 16*       Letter of Coopers & Lybrand.
 21*       Subsidiaries of the Company.
 23.1**    Consent of Ernst & Young LLP.
 23.2**    Consent of Coopers & Lybrand.
 23.3*     Consent of Kirkland & Ellis (included in Exhibit 5).
 24*       Powers of Attorney (included in signature page).
 27**      Financial Data Schedule.

- --------
   *Previously filed.
  **Filed herewith.